AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 13, 1998


                                                      REGISTRATION NO. 333-38059
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                         PRE-EFFECTIVE AMENDMENT NO. 6


                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------
                      THE PRIMA GROUP INTERNATIONAL, INC.

             (Exact Name Of Registrant As Specified In Its Charter)

             DELAWARE                            3541                   56-2042959
   (State or other jurisdiction          (Standard Industrial         (IRS Employer
 of incorporation or organization)       Classification Code       Identification No.)
                                               Number)

                      447 S. SHARON AMITY ROAD, SUITE 250
                              CHARLOTTE, NC 28211
                                 (704) 366-0393
            (Address, Telephone No. of principal executive offices)

                             JAMES R. CURRIER, SR.
                      447 S. SHARON AMITY ROAD, SUITE 250
                              CHARLOTTE, NC 28211
                                 (704) 366-0393
             (Name, Address and Telephone No. of Agent for Service)
                            ------------------------
                                   COPIES TO:

C. RICHARD RAYBURN, JR., ESQ.                      KEVIN A. CUDNEY, ESQ.
    W. SCOTT COOPER, ESQ.                        JONATHAN P. FREEDMAN, ESQ.
 RAYBURN, MOON & SMITH, P.A.                        DORSEY & WHITNEY LLP
 227 W. TRADE ST., SUITE 1200                 REPUBLIC PLAZA BLDG., SUITE 4400
     CHARLOTTE, NC 28202                           370 SEVENTEENTH STREET
        (704) 334-0891                             DENVER, CO 80202-5644
                                                       (303) 629-3400

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

                            ------------------------
                        CALCULATION OF REGISTRATION FEE

     TITLE OF EACH CLASS                                      PROPOSED MAXIMUM          PROPOSED MAXIMUM
       OF SECURITIES TO               AMOUNT TO BE             OFFERING PRICE          AGGREGATE OFFERING
        BE REGISTERED                REGISTERED (1)            PER SHARE (2)                 PRICE
Common Stock,
  par value $0.01 per share...      2,300,000 shares               $8.50                  $19,550,000

     TITLE OF EACH CLASS               AMOUNT OF
       OF SECURITIES TO               REGISTRATION
        BE REGISTERED                 FEE PAID (3)
Common Stock,
  par value $0.01 per share...         $7,938.45

(1) Includes 300,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457.
(3) The Registrant paid $7,938.45 with prior filings of the Registration Statement.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



             PROSPECTUS (SUBJECT TO COMPLETION, DATED JULY 13, 1998)




                                2,000,000 SHARES

                      THE PRIMA GROUP INTERNATIONAL, INC.
                                  COMMON STOCK



     All of the 2,000,000 shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), offered hereby are being sold by The PRIMA Group International, Inc., a Delaware corporation (the "Company"), the sole assets of which consist of 99.98% ownership of Prima Industrie S.p.A. and 60% indirect ownership of Prima Electronics S.p.A., each a Societa per Azioni organized under the laws of the Republic of Italy. It is currently estimated that the Initial Public Offering Price will be between $7.50 and $8.50 per share (the "Offering Price"). See "Underwriting" for a discussion of the factors to be considered in determining the Initial Public Offering Price. The Common Stock has been approved for quotation on the NASDAQ National Market under the symbol "TPGI."


     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 6 HEREOF AND "DILUTION."


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                                        UNDERWRITING
                                                                PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                                                 PUBLIC               COMMISSIONS (1)            COMPANY (2)(3)
Per Share...........................................               $                         $                         $
Total...............................................               $                         $                         $


(1) The Company has agreed to sell to the representatives of the Underwriters (the "Representatives") a warrant to purchase 200,000 shares of Common Stock, exercisable at a price per share equal to 120% of the Offering Price. In addition, see "Underwriting" for information concerning indemnification arrangements with the Underwriters and other compensation payable to the Underwriters.



(2) Before deducting expenses payable by the Company estimated at $1,100,000 and a non-accountable expense allowance payable to the Representatives in an amount equal to three percent (3%) of the gross proceeds of this Offering (the "Non-Accountable Expense Allowance"), or approximately $
    ($          if the Over-Allotment Option (as herein after defined) is
    exercised in full).



(3) The Company has granted the Representatives an option, exercisable within 60 days after the date hereof, to purchase up to 300,000 shares of Common Stock from the Company, solely to cover over-allotments, if any (the "Over-Allotment Option"). If the Representatives exercise the Over-Allotment Option in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $      , $      and $      ,
    respectively. See "Underwriting."



    The Shares are offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to the approval of certain legal matters by counsel for the Underwriters, and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Shares will be made at the offices of EBI Securities Corporation or through the
facilities of the Depository Trust Company on or about             , 1998.


EBI SECURITIES CORPORATION


                        MILLENNIUM FINANCIAL GROUP, INC.


                                               JOSEPH CHARLES & ASSOCIATES, INC.


                                            , 1998

                                                                 CAD/CAM Application
                       3-D Laser Head

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. PLEASE NOTE THAT, PURSUANT TO REGULATION M, PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, SHORT SALES PRIOR TO THE EFFECTIVE DATE OF THIS OFFERING ARE PROHIBITED.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS: (I) REFLECTS THE ISSUANCE OF (A) 2,700,000 SHARES OF COMMON STOCK TO SUBSTANTIALLY ALL OF THE SHAREHOLDERS OF PRIMA INDUSTRIE S.P.A. ("PRIMA INDUSTRIE") IN EXCHANGE FOR THEIR STOCK INTERESTS IN PRIMA INDUSTRIE AND (B) 300 SHARES OF COMMON STOCK TO JAMES R. CURRIER, SR. AND GIOVANNI CIAMARONI FOR CASH; AND (II) ASSUMES NO EXERCISE OF THE OVER-ALLOTMENT OPTION.

                                  THE COMPANY

     The PRIMA Group International, Inc. (the "Company") is an international provider of software-controlled, robotic, precision laser cutting and welding systems (the "Products"). The Company designs, manufactures and sells two-dimensional ("2-D") Products that cut and weld shapes on a flat surface, and three-dimensional ("3-D") Products that trim, punch, slot and weld shaped or profiled materials. The Company's Products are used in automotive prototype development and the manufacture of consumer durable goods. The Company's customers include major European and North American automotive manufacturers such as BMW, Fiat, Ford, Chrysler, Mercedes-Benz, Nissan, Peugeot, Renault and Volvo. They are also used by Tier One suppliers (suppliers that provide goods and services directly to automotive manufacturers) for the manufacture of automotive components that are incorporated into the vehicles sold by these manufacturers.

     Prima Industrie and Prima Electronics are ISO 9001 certified, which means that they have each obtained certification under an international protocol that their respective production processes incorporate quality practices, disciplines and checks and balances on a fully documented basis. As part of the certification process, each company has been examined by a member of the International Organization for Standardization to assess compliance with the international protocol. The certification provides assurances to customers that the required goods or services will fully meet customer expectations. See discussion under "Business -- Quality."

     The Company believes that it has a leading position in the market for the manufacture and sale of 3-D precision laser cutting and welding systems. The Company's advantages are based on proprietary processes and technologies for automated robotic systems that integrate traditional machine tool equipment with lasers, laser optics and computer technology. These robotic systems utilize electronic process control systems that interface with computer-aided engineering/computer-aided design/computer-aided manufacturing ("CAE/CAD/CAM") software to convert engineering designs into instructions for machinery operations.

     The Company believes, based upon its own analysis of industry projections, that, by 2015, an additional 160 automotive assembly plants will be constructed outside Europe, the United States and Japan, representing an increase of 80% over the current 200 assembly facilities worldwide. These new plants and their Tier One suppliers will be equipped with advanced factory automation systems, potentially including those provided by the Company, in place of traditional manufacturing and assembly technologies. The Company expects vigorous demand for its Products in developing markets, as well as accelerating demand within Europe and the United States, as older automotive assembly operations are retrofitted, relocated or replaced.


     The Company, through Prima Electronics S.p.A. ("Prima Electronics"), its majority-owned subsidiary, designs and manufactures state-of-the-art software and hardware-based industrial process controls for the Company's equipment and for other industrial equipment manufacturers. Industrial process controls function as the "brains" of machinery, directing all aspects of its operation. Prima Electronics' primary outside customer is Atlas Copco Airpower NV ("Atlas Copco"), one of the world's leading suppliers of power generation and pneumatic equipment. In 1997, sales to Atlas Copco represented approximately 63% of the total revenues of Prima Electronics. All such sales were made pursuant to a supply contract between Prima Electronics and Atlas Copco. The supply contract covers the supply of products until December 31, 2001. Prior to December 31, 2001, the contract may be terminated only by the mutual consent of Prima Electronics and Atlas Copco, unless Prima Electronics fails to perform as required under the supply contract. After December 31, 2001, either party has the right to terminate the contract on 18 months' notice. See "History of the Company -- Prima Electronics."

     The Company's goal is to exploit its technological superiority to become the leading international provider of fully integrated, robotic systems for the precision cutting and finishing stages of the manufacturing process. The Company also intends to become a recognized supplier of industrial process controls for the machine tool industry. The specific elements of the Company's strategy to achieve these objectives are as follows:


     (Bullet) Achieve vertical and horizontal integration through strategic acquisitions and joint ventures;


     (Bullet) Enhance the Company's Products for use in higher volume production environments;

     (Bullet) Maintain and expand its current market share in 2-D and 3-D
              Products through aggressive global marketing;


     (Bullet) Market Prima Electronics' industrial process controls through worldwide distribution channels;


     (Bullet) Develop, as a discrete profit center, comprehensive warranty and service, training and support, preventive maintenance programs and upgrades for the Company's Products; and

     (Bullet) Expand the licensing of its technology for the manufacture and sale of the Company's 2-D Products outside Europe.

                                 THIS OFFERING


Common Stock outstanding prior to this Offering.......  2,700,300 shares
Common Stock offered..................................  2,000,000 shares
Common Stock to be outstanding after this Offering....  4,580,300 shares (1)
Use of Offering proceeds..............................  Future acquisitions; equity contribution to subsidiary; marketing and sales promotion; redemption of shares; research and development;
                                                        non-competition payments to certain officers; and working capital.
Nasdaq National Market symbol.........................  TPGI



---------------



(1) Reflects the redemption by the Company of 120,000 Shares of Common Stock to be repurchased by the Company with a portion of the proceeds of this Offering. See "Use of Proceeds."

                     SUMMARY CONSOLIDATED FINANCIAL DATA(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                        THREE MONTHS
                                                           ENDED
                                                         MARCH 31,                     YEARS ENDED DECEMBER 31,
                                                      ----------------    ---------------------------------------------------
                                                       1998      1997      1997       1996       1995       1994       1993
                                                      ------    ------    -------    -------    -------    -------    -------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Total revenues.....................................   $9,734    $6,659    $44,186    $42,315    $38,560    $28,396    $28,779
Operating income (loss)............................      677        (7)     2,181      1,411         75     (3,798)    (1,304)
Gain on sale of assets.............................       11         2        441      1,059         --         --         --
Net income (loss) (2)..............................      281      (223)     1,363      1,335     (2,400)    (5,270)      (765)
Pro forma earnings (loss) per share (2)(3).........      .10      (.08)       .50        .49      (1.40)     (2.70)      (.38)
Pro forma weighted average common and common
  equivalent shares outstanding (3)................    2,700     2,700      2,700      2,700      1,721      1,954      2,033



                                                                           MARCH 31, 1998
                                                                      ------------------------
                                                                                       AS
                                                                      ACTUAL      ADJUSTED(4)
                                                                      -------     ------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.........................................    $   927       $  9,383
Working capital...................................................      6,195         18,651
Total assets......................................................     35,192         43,372
Total liabilities.................................................     29,569         25,569
Stockholders' equity..............................................      5,623         17,803


---------------

(1) This financial data reflects the financial condition and operations of Prima Industrie prior to the acquisition by the Company of substantially all of the issued and outstanding capital stock of Prima Industrie.

(2) Net income includes gain on sale of equipment of $427,000 (net of tax) in 1997 and net gain on sale of subsidiaries of $766,000 (net of tax) in 1996. These items are considered by management to be nonrecurring. The effect on earnings per share of these amounts (net of tax) is $.16 in 1997 and $.28 in 1996.


(3) The historical share and per share amounts have been retroactively restated to reflect the exchange of substantially all of the outstanding shares of Prima Industrie for 2,700,000 shares of Common Stock of the Company, which occurred on April 23, 1998. See Note 15 to the financial statements at page F-22.



(4) Adjusted to reflect (a) the sale by the Company of 2,000,000 Shares offered hereby at an assumed Offering Price of $8.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, (b) application of the estimated net proceeds therefrom as described herein, and (c) the acquisition by the Company of substantially all of the issued and outstanding capital stock of Prima Industrie. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK, INCLUDING RISKS RELATING TO THE COMPANY, THE INDUSTRIES IN WHICH THE COMPANY OPERATES AND THE SECURITIES MARKETS IN GENERAL. IN ADDITION TO OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DESCRIBED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THE FOLLOWING RISK FACTORS.

     DEPENDENCE ON AUTOMOTIVE INDUSTRY. A significant portion of the Company's revenues are derived from the automotive industry. The automotive industry is cyclical and has experienced significant periodic downturns, which often have had an adverse effect on the demand for capital goods equipment used in the production of automobiles. The Company believes that downturns in the automotive industry will continue to occur in the future and may result in decreased demand for the Company's Products. At the same time, however, the automotive industry tends to exempt from capital expenditure cutbacks capital goods that increase productivity. Furthermore, since the Company sells its Products in both Europe and North America, it is unlikely that these markets will experience the effects of an economic downturn simultaneously, thereby moderating the Company's exposure to adverse automotive business cycles. The Company has significant sales of its 2-D Products to customers in other business segments outside of the automotive industry that will further moderate the effects of the adverse automotive cycles; however, the benefit from non-automotive business may lessen, as the Company intends to focus product and technology development activities on the automotive industry for a substantial portion of its future growth. In addition, the Company believes that its ability to reduce expenses in a future downturn will be constrained by the need for continual investment in research and development and the need to maintain extensive ongoing customer service and support capability. Accordingly, any downturn in the automotive industry could have a material adverse effect on the Company's business, financial condition and results of operations.


     RISKS OF DOING BUSINESS IN ITALY; RISKS OF UNENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS. While the Company's corporate headquarters are in the United States, the majority of its operations are carried on in or near Turin, Italy, and a substantial number of the Company's officers and directors reside in Italy and other countries in Europe. Accordingly, the operations of the Company will be subject to political, social and economic conditions in Italy. Italy has two different economic regions -- the North, starting at Rome and extending to the northern borders with France, Switzerland and Austria, and the South, extending from Rome southward, and including Sicily and Sardinia. Northern Italy is one of Europe's richest regions, while Southern Italy is one of its poorest. The Italian government continues to confront the problem of providing aid and social welfare programs to the residents of the South without increasing the burden on the comparatively wealthy residents of the North.


     Another factor in the North/South regional controversy in Italy is the phasing-out of special tax relief for manufacturers located in the South, due to EMU rules on state aid. The institution by the Italian government of tax, labor and social security programs that cover Northern and the Southern Italy for the most part equally has resulted in higher taxes and an unpredictable regulatory environment.

     A substantial number of the directors and executive officers of Prima Industrie and Prima Electronics, as well as those of the Company, reside outside the United States (principally in the Republic of Italy). All or a substantial portion of the assets of the Company and of these persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them judgments obtained in United States courts predicated upon the civil liability provisions of the Federal securities laws of the United States. The Company has been advised by its Italian counsel, Chiomenti Studio Legale, that (a) enforceability in Italy, in actions for enforcement of final judgments of United States courts, of civil liabilities predicated upon the Federal securities laws of the United States is subject, among other things, to the Italian courts' determination that enforcement would not violate Italian public policy and (b) in original actions in Italy to enforce such liabilities, an Italian court would examine the merits of the claims in accordance with Italian procedure and applicable conflict of laws rules and would not necessarily apply United States substantive laws.


     Prima Industrie and Prima Electronics are each an Italian Societa per Azioni (an "S.p.A."). The S.p.A. is the form of organization closest to a U.S. corporation; however, under Italian law, if an S.p.A. has a single shareholder, then the single shareholder will, in the case of the insolvency of the S.p.A., be liable for all of the debts of the S.p.A. incurred during the time when it was the single shareholder. At present, there are at least two independent shareholders of Prima Industrie and Prima Electronics. However, there is some uncertainty under Italian law as to this issue, and there can be no assurance that the current structure will allow the Company to avoid liability for the debts of Prima Industrie in the event that Prima

Industrie becomes insolvent. Moreover, if the Company were to acquire all of the share capital of Prima Industrie, it would be possible that the assets of the Company would be subject to the liabilities of Prima Industrie arising after the date of this Prospectus in the event of the insolvency of Prima Industrie. See "History of the Company."

     DEPENDENCE UPON THE CONTINUATION OF CHANGING TRENDS IN THE MANUFACTURING INDUSTRY. Historically, manufacturers have utilized tool and die technology both to stamp the shape of a component and to cut and finish its details. The use of precision laser cutting and welding systems as a replacement for tool and die technology in the precision cutting and finishing stages of manufacturing has been limited to prototype development and relatively low volume production runs because these systems do not process components as quickly as do tool and die systems. The Company believes that certain trends in the manufacturing industry are causing an increasing emphasis on lower volume production runs and a decreasing emphasis on processing speed for precision cutting and finishing. A key component of the Company's strategy is to take advantage of the continued and expanded use of precision laser cutting and welding systems as a result of these trends. There can be no assurance, however, that these trends will continue or, indeed, that they will not reverse course. The deceleration or reversal of any of these trends could have a material adverse effect on the Company's growth strategy, and, therefore, its business, financial condition and results of operations. See "Business -- Strategy" and " -- the Automotive Fabrication Process."


     HISTORIC LACK OF PROFITABILITY. Prior to 1996, Prima Industrie experienced several years of net operating losses. These losses were financed by capital infusions and loans. A substantial part of Prima Industrie's profits in 1996 are attributable to gains resulting from the sale of Sapri S.p.A., a subsidiary of Prima Industrie, rather than from ongoing operations. While Prima Industrie has changed its business plan to focus on precision laser cutting and welding systems and experienced increased profitability in 1997 and in the first quarter of 1998, there can be no assurance that this business plan will continue to produce profitable results. See "History of the Company," "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Business -- Strategy."



     RISK RELATING TO FUTURE ACQUISITIONS. The Company will pursue future acquisitions in order to enable it to achieve horizontal and vertical integration through the acquisition of critical material supplies, to expand into new geographic markets, to add new customers, and to provide new products, manufacturing and service capabilities. Integration of any future acquisitions will place a strain upon the Company's financial and managerial resources. The full benefits of any future acquisitions will require: (i) the integration of administrative, finance, purchasing, engineering, sales and marketing organizations; (ii) the coordination of production efforts; and (iii) the implementation of appropriate operational, financial and management systems and controls. There can be no assurance that the Company will be able to integrate these operations successfully. If the Company fails to integrate successfully any future acquisitions, the Company's business could be adversely affected. Moreover, while the Company will continue to explore acquisitions of businesses and assets that it believes are compatible with its business strategy, and is evaluating possible acquisition opportunities, as of the date of this Prospectus, the Company has no agreements, commitments, understandings or arrangements with respect to any potential acquisition. Consequently, there can be no assurance that the Company will be able to reach agreements with any attractive acquisition candidates and there is no basis for investors in the Offering to evaluate the specific merits or risks of any potential acquisitions that the Company may undertake following the consummation of the Offering. Moreover, under Delaware law, various forms of business combinations can be effected without shareholder approval and, accordingly, investors in the Offering will, in all likelihood, neither receive nor otherwise have the opportunity to evaluate any financial or other information which may be made available to the Company in the future in connection with any acquisition and must rely entirely upon the ability of management in selecting, structuring and consummating acquisitions that are consistent with the Company's business objectives. Although the Company will endeavor to evaluate the risks inherent in a particular acquisition, there can be no assurance that the Company will properly ascertain or assess all significant risk factors prior to consummating any acquisition. See "Business -- Strategy."



     Future acquisitions may involve additional issuances of shares of Common Stock or preferred stock to the owners of the acquired businesses and may involve the incurrence of substantial debt financing. The issuance of additional shares may adversely affect the market price of the Common Stock. Debt financing may require the Company to pay significant amounts as interest and principal payments, thus reducing the resources available to expand its existing businesses. See "Business -- Strategy."


     RISKS ASSOCIATED WITH LICENSING. The Company's strategy for expansion of its market for 2-D Products is to license its technology to other entities for the manufacture and distribution of those Products in geographic regions in which the Company has not achieved market penetration. See
"Business -- Strategy." Since a license will grant to the licensee exclusive rights in a specified territory outside of Europe, the success of the Company's strategy will depend on the ability of the Company's management to select licensees that will aggressively promote the products made under such licenses. While the

Company expects to enter into license agreements that give the Company certain termination rights if the licensee is not performing as required, the ability of the Company to enforce those rights will depend upon the laws and the judicial system of the territory in which the licensee is resident.


     The Company has entered into licenses with Strippit, Inc. ("Strippit") to manufacture and market the Company's 2-D Products in North America and with Beijing Machinery and Electricity Institute to market certain of the Company's 2-D Products in China (the "China License"). Strippit is a wholly owned subsidiary of Idex Corporation. Idex Corporation has announced that it is offering to sell Strippit and has commenced a process to solicit bids for the acquisition of Strippit. The purchase of Strippit by an entity with interests adverse to those of the Company could have a material adverse effect on the Company's licensing activities in North America. Accordingly, the Company is monitoring the auction process. See "Business -- Licensing." The implementation of the China License has been delayed, because it must be approved by the government of the People's Republic of China. There can be no assurance that the requisite approval will be forthcoming for consummation of the China License and for the payments required thereunder. Delays in the approval of the China License, and the payment of royalties required to be made thereunder, could adversely affect the Company's financial performance in 1998.


     COMPETITION. To remain competitive, the Company believes that it will be required to manufacture and deliver products to customers on a timely basis with high quality and that it will also be required to maintain a high level of capital commitment to research and development and to sales and marketing. There can be no assurance that the Company will have sufficient resources to continue to make the investments necessary to maintain its competitive position. In addition, there can be no assurance that the Company's larger competitors in the 2-D market place, which have substantially greater financial resources than the Company, will not attempt to enter the 3-D marketplace. The chances of competitors with a larger capital base entering the 3-D market will increase if the 3-D market expands at the rate that the Company expects. See "Business -- Competition."


     Currency devaluation resulting from economic conditions in Asia may result in a competitive advantage to certain competitors located in Asia, especially Japan. This devaluation may cause those competitors' products to be significantly less expensive than the products manufactured by the Company. The Company is unable to estimate the effect that currency devaluation may have on the Company's competitive position.


     CURRENCY RISKS. The Company's profitability has been affected by the changes in the relative values of the Italian Lira ("Lit"), the German Deutsche Mark ("DM") and the U.S. Dollar ("Dollar"). The Company purchases various components of its Products, including most of its lasers, in DM denominated transactions. It also has had significant delays in collecting its accounts receivable. These factors exacerbate the effects that result from the traditional volatility of the Lit. The planned conversion under the EMU to a single currency in January of 1999 will affect the Company's profitability as the conversion occurs, but the effect cannot be predicted. As the Company attempts to increase total revenues by new or increased sales in North and South America and Asia, currency risks will continue to affect its profitability, although management expects that these non-European transactions will be denominated in Dollars. For as long as the Lit remains volatile against the Dollar and other important trading currencies, the Company will attempt to minimize exposure to exchange rate fluctuations by purchasing goods and services in currencies with more favorable exchange rates. Management will continue to monitor the Company's exposure to currency fluctuations and use forward currency purchases to minimize the effect of these fluctuations; however, exchange rate fluctuations may have a material adverse effect on the Company's business, financial condition and results of operations. In the future, the Company may be required to sell its products in other currencies, making the management of currency fluctuations more difficult and exposing the Company to greater risks in this regard. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     RISKS RELATING TO EXPANSION OF FOREIGN OPERATIONS. The Company's growth strategy involves an aggressive expansion of its business in Europe, the Americas and the Pacific Rim. There can be no assurance that the Company will be able to manage this expansion effectively or that the Company's investment in these activities will enable it to compete successfully in these markets or to meet the service and support needs of its customers. Additionally, a significant portion of the Company's sales and operations could be subject to certain additional risks as a result of continued expansion into foreign markets, including tariffs and other barriers, difficulties in staffing and managing foreign subsidiary and branch operations, currency exchange risks and exchange controls, potentially adverse tax consequences and the possibility of difficulty in collecting its accounts receivable. Further, while the Company is presently in full compliance with export controls, these rules could change in the future and make it more expensive, difficult or impossible for the Company to export its products to various countries. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business."

     DEPENDENCE ON KEY SUPPLIERS. Certain of the components and subassemblies included in the Company's products are obtained from a limited group of suppliers. In particular, there are few alternative sources for certain laser and optical components used in the Company's Products. In addition, the Company is increasingly outsourcing the manufacture of subassemblies. In the fourth quarter of 1997, the Company sold, through an agreement with a leasing company, certain machine tools and equipment to Macromeccanica S.p.A. ("Macromeccanica") and the Company has entered into a supply agreement with Macromeccanica for it to provide certain subassemblies to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview." If the Company is unable to obtain a sufficient quantity of components or subassemblies, or if such items do not meet the Company's quality standards, delays or reductions in product shipments could occur, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing."

     GOVERNMENTAL REGULATION. The Company's products are subject to numerous foreign government standards and regulations that are regularly being amended. Although the Company endeavors to meet foreign technical and regulatory standards, there can be no assurance that the Company's products will continue to comply with foreign government standards and regulations, or changes thereto, or that it will be cost-effective for the Company to redesign its products to comply with such standards and regulations. Although Prima Industrie and Prima Electronics have each received ISO 9001 certification, the inability of the Company to design or redesign products to comply with foreign standards would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing" and " -- Quality."

     RAPID TECHNOLOGICAL CHANGE; ACCEPTANCE OF NEW PRODUCT INTRODUCTIONS. Precision laser cutting and welding equipment and processes are subject to rapid technological change. The Company believes that its future success will depend in part upon its ability to continue to enhance its products and to develop and manufacture new products with improved capabilities. In order to enhance and improve its products and develop new products, among other things, the Company must work closely with its customers to integrate its laser cutting and welding equipment into its customer's production systems. There can be no assurance that future technologies will not render the Company's Products obsolete or that the Company will be able to develop and introduce new Products or enhancements to its existing products and processes in a timely manner that satisfy customer needs or achieve market acceptance. The failure to do so could materially adversely affect the Company's business, financial condition and results of operations. See "Business -- Research and Development."

     RISKS ASSOCIATED WITH PROFIT MARGINS ON NEW PRODUCTS. The Company has historically experienced low profit margins with the introduction of new Products and for a substantial period thereafter. The inability of the Company to improve profit margins for new Products will adversely affect the Company's profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."


     RISKS ASSOCIATED WITH RAPID AND SUBSTANTIAL MANUFACTURING EXPANSION. To meet current and anticipated demand for its Products, the Company must substantially increase the rate by which it manufactures and tests its Products by the end of 1999. Additionally, the Company may underestimate the costs required to increase its manufacturing capacity, which may materially adversely affect the Company's business, financial condition and results of operations. In addition to increasing manufacturing and assembly capacity at its facilities in Turin, Italy, the Company plans to commence assembly operations in North America within two years. However, there can be no assurance that the Company will be successful and commence assembly operations on schedule. The failure of the Company to commence assembly operations on schedule could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing."


     LIKELY FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company's quarterly operating results have fluctuated in the past and are likely to fluctuate significantly in the future, depending upon a variety of factors. Such factors may include: the demand for precision laser cutting and welding systems in general and, in particular, for the Company's Products; the timing and size of orders from the Company's base of customers; the ability of the Company to manufacture, test and deliver its Products in a timely and cost-effective manner; the timing of new product announcements and releases by the Company and its competitors; the entry of new competitors into the market for precision laser cutting and welding equipment; the ability of the Company to manage its costs as it begins to supply its Products in larger volumes; and the Company's ability to manage effectively its exposure to foreign currency exchange rate fluctuations.

     The Company derives substantial portions of its quarterly and annual revenues from the sales of its Products, and these revenues are subject to historical seasonality. The Company's fourth quarter is typically its strongest revenue quarter. By contrast, in the first and third quarters of each fiscal year, the Company historically has experienced lower revenues as a result of extended European holidays during Christmas and New Year's and the traditional European month-long summer holiday, typically taken in August. In addition, the timing of the recognition of revenue from an order for one or a small number of systems can have a significant impact on the Company's total revenues and operating results for a particular period. In addition, the Company's operating results for a particular period could be adversely affected by the cancellation, re-scheduling or delay of orders for a small number of systems, or even one system. The Company's expense levels are based, in large part, on the Company's expectations as to future revenues and are, therefore, relatively fixed in the short term. If revenues fall below expectations, net income will be disproportionately and adversely affected. The impact of these and other factors on the Company's revenues and operating results in any future period cannot be forecast with any degree of certainty. See "Business -- Backlog." Due to the foregoing factors, as well as other unanticipated factors, it is likely that, in some future quarter, the Company's operating results will be below the expectations of public market analysts or investors. In such event, the price of the Common Stock will be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     NEED TO MANAGE GROWTH. The Company intends to expand its operations substantially following the completion of this Offering. This expansion may place a significant strain on the Company's management, financial and other resources. Managing the growth of the Company's business, if such growth occurs, will require the Company to continue to improve and expand its management, operational and financial systems, procedures and controls, including accounting and other internal management systems, and its quality control, delivery and field service and customer support capabilities. There can be no assurance that the Company will be able to successfully expand its operations, effect timely deliveries of its Products or maintain the product quality and reliability required by its customers. The Company has experienced, and may continue to experience, delays in deliveries to customers as a result of its inability to increase its manufacturing capacity fast enough to meet demand. Any failure to manage the Company's growth, if such growth occurs, would materially adversely affect the Company's business, financial condition and results of operations.

     NEED TO EXPAND FIELD SERVICE AND SUPPORT ORGANIZATION. The Company believes that the need to provide fast and responsive service to the automotive industry and automotive equipment suppliers is critical to the Company's success. Therefore, the Company believes it is essential to establish, through its own personnel or through third-party personnel, a rapid response capability to service its Products throughout the world. There can be no assurance that the Company will be able to attract qualified personnel to establish these operations successfully or that the costs of such operations will not be excessive. A failure to implement this plan effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Strategy."

     AVAILABILITY OF FUTURE FINANCING. The Company requires substantial working capital to fund its business, particularly to finance inventories, accounts receivable and capital expenditures. The Company believes that the net proceeds of this Offering, together with anticipated cash provided by operations and available lines of credit, will be adequate to meet its cash needs for at least the next 12 months. The Company's future capital requirements will depend on many factors, including the rate of the Company's manufacturing expansion, the timing and extent of spending to support product development efforts and expansion of sales and marketing and field service and support, the timing of introductions of new products and enhancements to existing Products, and market acceptance of the Company's Products. The Company expects that it may need to raise additional equity or debt financing in the future. There can be no assurance that additional equity or debt financing, if required, will be available on acceptable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     UNCERTAINTY REGARDING PROTECTION OF PROPRIETARY TECHNOLOGY AND PATENTS. The Company relies upon patent and other intellectual property protection, including trademark, copyright and, more recently, trade secret protection. The Company owns 11 United States, European and Japanese patents covering certain aspects of technology associated with laser cutting and welding. These patents expire on dates beginning in November 2002 and ending in January 2014. The Company has chosen to maintain patent protection primarily in its core lines of business. There can be no assurance that any issued patents will provide the Company with competitive advantages or that such patents will not be challenged by third parties, or that the patents of others will not have an adverse effect on the Company's ability to do business. Additionally, because foreign patents may afford less protection under foreign law than is available under United States patent law, there can be no assurance that any foreign patents issued to the Company will adequately protect the Company's proprietary information. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate the Company's products or, if patents are issued to the Company, design products that duplicate the uses of the Company's Products without violating its patents.

     Others may have filed, and in the future may file, patent applications that are similar or identical to those of the Company. No assurance can be given that any such patent application will not have priority over patent applications filed by the

Company. Determining priority for such inventions could result in substantial cost to the Company, and there can be no assurance as to the outcome of any such proceeding.

     Within the past few years, the Company also has begun to rely upon trade secret protection, including employee and third-party confidentiality agreements. Despite these efforts, there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets and technology or that the Company can meaningfully protect its trade secrets.

     DEPENDENCE ON KEY PERSONNEL. The Company is highly dependent on the services of a number of key employees in various areas, including engineering, research and development, sales and marketing and manufacturing. The Company has in the past experienced difficulty in hiring personnel, including experts in laser technology. The Company believes that, to a large extent, its future success will depend upon the continued service of its engineering, research and development, sales and marketing and manufacturing personnel and on its ability to attract and retain highly skilled personnel in each of these areas as the Company expands its operations. The Company does not intend to obtain key man life insurance on its executive officers. The Company has entered into employment agreements with certain of its key executives, but there is no assurance that the Company will be able to retain other key employees. The failure of the Company to hire and retain such personnel or recruit replacement personnel could have a material adverse effect on the Company's business, financial condition and results of operation. See "Business -- Employees," and "Management -- Employment Agreements."

     RISK OF PRODUCT LIABILITY CLAIMS AND PRODUCT RECALLS. The Company faces a significant risk of exposure to product liability claims in the event that the use of its Products results in personal injury or death, and there can be no assurance that the Company will not experience material product liability losses in the future. The Company maintains insurance against product liability claims in the amount of $1.0 million per occurrence and $1.5 million in the aggregate, which it believes is sufficient in light of historical loss experience and industry custom. There can be no assurance, however, that such coverage will continue to be available on terms acceptable to the Company or that such coverage will be adequate for liabilities actually incurred. In addition, in the event that any of the Company's products prove to be defective, the Company may be required to recall or redesign such products. A successful claim brought against the Company in excess of available insurance coverage, or any claim or product recall, especially one that results in significant adverse publicity against the Company, could have a material adverse effect on the Company's business, financial condition and results of operations.

     YEAR 2000 AND EMU COMPLIANCE ISSUES. In 1998, the Company intends to replace the information technology systems at Prima Industrie and Prima Electronics. The Company has allocated $565,000 of the net proceeds of this Offering for hardware, software, installation, and training expenditures for new information technology systems. The Enterprise Resource Planning software programs that the Company intends to purchase are designed to be Year 2000 and EMU compliant. The failure by the Company to implement this software and to convert its existing data for use with this software will adversely affect the Company's business, financial condition and results of operations and may cause the reported financial condition to not be indicative of future operating results or financial condition.


     The Company's Products utilize Microsoft WindowsT and Windows NTT software. Accordingly, any Year 2000 and EMU compliance issues relating to use of the Company's Products should be resolved by improvements made by Microsoft Corporation to these software programs. To the extent that customers fail to upgrade these software programs as necessary, or that Microsoft Corporation fails to make necessary improvements, the Company may be subject to warranty claims with respect to its Products. The Company does not anticipate significant exposure with respect to such claims.


     RISKS OF HOLDING COMPANY STRUCTURE. The Company presently conducts all of its operations through Prima Industrie and its subsidiaries, including Prima Electronics. Accordingly, the primary internal source of the Company's cash is dividends and other distributions from its subsidiaries, as well as inter-company advances. The ability of Prima Industrie and its subsidiaries to make distributions to the Company is subject to their having sufficient funds legally available for payment thereof which are not needed to fund operations, obligations or other business plans. The laws of the Republic of Italy provide generally that dividends may be declared out of yearly profits, subject to maintenance of registered capital and required reserves and after the recovery of accumulated losses. As a stockholder of Prima Industrie, the Company's claims as such will generally rank junior to all other creditors of and claimants against Prima Industrie.

     SHARES ELIGIBLE FOR FUTURE SALE. Sales of a substantial number of shares of Common Stock in the public market following this Offering could adversely affect the market price for the Company's Common Stock. Upon completion of this Offering, the 2,000,000 Shares sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than "affiliates" of the Company. The remaining

2,580,300 shares of Common Stock to be outstanding following the Offering will be "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144. In addition, all of the holders of such shares have executed lock-up agreements pursuant to which they have each agreed not to sell or otherwise dispose of any of such shares for a period of two years after the date of this Prospectus without the prior written consent of both EBI Securities Corporation and the Company; provided, that EBI Securities Corporation will waive the restrictions contained in such agreements, on a pro rata basis to all parties subject to such agreements, if the Company undertakes a public offering or private placement of Common Stock and the underwriter or placement agent for such public offering or private placement agrees that the shares of Common Stock for which such restrictions are waived will be sold as part of the orderly distribution of securities to be sold in such public offering or private placement. Following the expiration of such lock-up agreements, such shares will become available for resale in the public market, subject to the volume limitations, holding periods and other restrictions of Rule 144. See "Shares Eligible for Future Sale."



     NO PRIOR MARKET; POSSIBLE LOW VOLUME AND HIGH VOLATILITY OF STOCK PRICE. Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market will develop or be sustained after this Offering. The Offering Price has been determined by negotiations among the Company and the representatives of the Underwriters and does not necessarily reflect the market price of the Common Stock after this Offering. The trading price of the Common Stock could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by the Company or its competitors, as well as other events or factors, such as the issuance of shares of Common Stock to consummate an acquisition. Moreover, certain Italian financial institutions have expressed an interest in purchasing Shares to be sold in the Offering. The concentration of ownership resulting from such sales to Italian financial institutions may substantially decrease the trading volume of the Common Stock and, therefore, increase the volatility of its trading price. In addition, the equity markets have from time to time experienced extreme price and volume fluctuations which have particularly affected the market price of many high technology companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. See "Underwriting."



     DILUTION. Purchasers of the Shares offered by this Prospectus will suffer immediate and substantial dilution of 53.4% of their investment in the Shares from the Offering Price (assuming an Offering Price of $8.00 per share). See "Dilution."


     AVAILABILITY OF PREFERRED STOCK FOR ISSUANCE. The Board of Directors is authorized to issue, without stockholder approval, up to 1,000,000 shares of preferred stock with voting, conversion and other rights and preferences that may be superior to those of the Common Stock and that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock or of rights to purchase the Company's preferred stock could be used to discourage an unsolicited acquisition proposal. See "Description of Capital Stock -- Preferred Stock."


     RISKS ASSOCIATED WITH THE REPRESENTATIVES' INFLUENCE ON THE MARKET. The Representatives may from time to time following the completion of this Offering act as market-makers and otherwise effect transactions in the Common Stock. The Representatives are not legally obligated by law or by contract to continue such trading, which may be discontinued at any time. Any such cessation could have a material effect upon the price and liquidity of the Common stock. The Representatives are subject to the supervision of various governmental and self regulatory organizations, as well as certain capital requirements. Such regulatory authorities periodically investigate and audit the activities of broker-dealers, such as the Representatives. In the event the Representatives are required to curtail or cease operations as a result of administrative actions instituted by the regulatory authorities or because of lack of capital, the price and liquidity of the Common Stock may be materially adversely affected by the reduced participation or complete absence of the Representatives from the market.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 Shares offered hereby are estimated to be $13,140,000 ($15,276,000 if the Over-Allotment Option is exercised in full), assuming an Offering Price of $8.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company anticipates that the net proceeds will be used in the following manner.


                                                                                                             EXERCISE OF
                                                                                                        OVER-ALLOTMENT OPTION
                                                                                                     ----------------------------
                          APPLICATION OF                             APPROXIMATE    PERCENTAGE OF    APPROXIMATE    PERCENTAGE OF
                           NET PROCEEDS                                AMOUNT       NET PROCEEDS       AMOUNT       NET PROCEEDS
                         ---------------                             -----------    -------------    -----------    -------------
Future Acquisitions (1)...........................................   $ 5,000,000          38.1%      $ 5,000,000          32.7%
Equity Contribution to Subsidiary (2).............................     4,000,000          30.4%        4,000,000          26.2%
Marketing and Sales Promotion (3).................................     1,000,000           7.6%        1,000,000           6.6%
Redemption of Shares (4)..........................................       960,000           7.3%          960,000           6.3%
Research and Development (5)......................................       500,000           3.8%          500,000           3.3%
Non-competition payments to Officers (6)..........................       480,000           3.7%          480,000           3.1%
Working Capital (7)...............................................     1,200,000           9.1%        3,336,000          21.8%
                                                                     -----------    -------------    -----------    -------------
     TOTAL........................................................   $13,140,000         100.0%      $15,276,000         100.0%
                                                                     -----------    -------------    -----------    -------------
                                                                     -----------    -------------    -----------    -------------


---------------


(1) The Company will target acquisitions in the following areas and industry sectors: (i) the highly fragmented Italian multi-axis machine tool industry, where the Company can achieve added critical mass and economies of scale in production, research and development, and sales and marketing activities,
    (ii) the worldwide sheet metal fabricating industry, particularly those sectors that are highly compatible with production laser systems, (iii) worldwide system integrators for metal fabricators, particularly those with experience integrating complex laser system solutions with other metal fabricating activities and factory control systems, and (iv) laser manufacturers, to avoid dependence on third party laser suppliers. The Company has no agreements for any acquisitions as of the date of this Prospectus.



(2) The Company will make a capital contribution to Prima Industrie in order to pay down outstanding indebtedness of Prima Industrie under lines of credit with Italian financial institutions. Prima Industrie will retire a demand bank line-of-credit with an interest rate of prime plus 0.5%. At March 31, 1998, this line-of-credit had an outstanding balance of $2.05 million. The balance of these funds will be used to reduce an annually renewable bank line-of-credit with an original principal amount of $10.163 million. This second line-of-credit has an interest of prime plus 0.5% for advances on accounts receivable and prime for advances on customer orders collateralized by accounts receivable. At March 31, 1998, the outstanding balance of this second line-of-credit was $8.135 million. As of March 31, 1998, the prime interest rate for these loans was 9%.


(3) Expenditures will be made for marketing and sales promotion in the periods from 1998 through the year 2000, including the presentation of exhibits at major machine tool exhibitions throughout the world, extensive marketing and promotional efforts to introduce new products and key account promotions.


(4) In connection with the reduction of certain compensation to Messrs. Ciamaroni and Currier under their employment agreements, the Company has been substituted with respect to certain obligations to Miojusti Investments BV ("Miojusti"). These obligations were incurred upon the acquisition of an aggregate 120,000 shares of the Company's Common Stock from Miojusti. The Company will pay Miojusti an amount based upon the Offering Price ($960,000, assuming an Offering Price of $8.00 per share) in satisfaction of such obligations and redeem the 120,000 shares of the Common Stock. See "Certain Transactions."


(5) Expenditures will be made to fund research and development activities through the year 2000 to introduce the "Laser-On-Line" product family of precision cutting and welding products and systems. These product developments are intended to transform existing 3-D Products from "prototyping" equipment to a more robust production oriented family of precision cutting and welding products and technology. See
    "Business -- Strategy." The Company has entered into a joint development agreement with Prima Industrie to complete these developments. Pursuant to the joint development agreement, the Company will have exclusive rights to these developments outside of Italy. The Company will provide funding for these R&D projects in amounts of approximately $250,000 during the 1998 fiscal year and $250,000 during the 1999 fiscal year.

(6) An aggregate of $480,000 will be paid to Messrs. Currier and Ciamaroni under their employment agreements as a noncompetition payment. See
    "Management -- Employment Agreements."

(7) The balance of the net offering proceeds will be utilized for general corporate requirements, including financing working capital needs of the Company's subsidiary operations. Approximately $565,000 will be used in 1998 to fund the replacement of the information technology systems used by Prima Industrie, Prima Electronics and their affiliates to prepare for the Year 2000 and the conversion to a single European currency under the EMU.

     Pending such uses, the net proceeds to the Company from this Offering will be invested in short-term, investment grade, interest-bearing securities.


     The foregoing represents the Company's best estimate of the allocation of the net proceeds of this Offering based upon the Company's currently contemplated operations and business plans, as well as current economic and industry conditions, and is subject to reapportionment among the categories listed above in response to, among other things, changes in the Company's plans, unanticipated future revenues and expenditures and unanticipated industry conditions. The amount and timing of expenditures will vary depending on a number of factors, including, without limitation, the results of operations and changing industry conditions.


                                DIVIDEND POLICY

     To date, Prima Industrie, Prima Electronics and the Company have not declared or paid any cash dividends on their capital stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth, as of March 31, 1998, (i) the actual short-term obligations and capitalization of the Company on a consolidated basis, and (ii) the pro forma short-term obligations and capitalization of the Company, after giving effect to the receipt by the Company of the estimated net proceeds from the sale of the 2,000,000 shares of Common Stock offered hereby at an assumed Offering Price of $8.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company and the application of the net proceeds thereof.


                                                                                                            MARCH 31, 1998
                                                                                                      ---------------------------
                                                                                                      ACTUAL(1)    AS ADJUSTED(2)
                                                                                                      ---------    --------------
                                                                                                            (IN THOUSANDS)
Short-term obligations(3)..........................................................................    $ 10,793          6,793
Long-term debt.....................................................................................         409            409
Stockholders' equity (deficit): Preferred Stock, $0.01 par value: actual and pro forma -- 1,000,000
  shares authorized, no shares issued or outstanding...............................................          --             --
Common Stock: actual $0.01 par value, 14,000,000 shares authorized, 2,700,300 shares issued and outstanding; pro forma -- $0.01 par value, 14,000,000 shares authorized, 4,580,300 shares issued
  and outstanding..................................................................................          27             46
Additional paid-in capital.........................................................................      13,775         25,946
Accumulated deficit................................................................................      (7,417)        (7,427)
Cumulative foreign currency translation adjustments................................................        (762)          (762)
                                                                                                      ---------    --------------
Total stockholders' equity.........................................................................       5,623         17,803
                                                                                                      ---------    --------------
Total capitalization...............................................................................    $ 16,825       $ 25,005
                                                                                                      ---------    --------------
                                                                                                      ---------    --------------


---------------


(1) This financial data reflects the financial condition and operations of Prima Industrie prior to the acquisition by the Company of substantially all of the issued and outstanding capital stock of Prima Industrie.



(2) Adjusted to reflect (a) the sale by the Company of 2,000,000 Shares offered hereby at an assumed Offering Price of $8.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, (b) application of the estimated net proceeds therefrom as described herein, and (c) the acquisition by the Company of substantially all of the issued and outstanding capital stock of Prima Industrie. See "Use of Proceeds."



(3) Short-term obligations consist of short-term indebtedness for borrowed money and the current portion of capital lease obligations.

                                    DILUTION


     The pro forma combined net tangible book value of the Company as of March 31, 1998 was $4,645,000, or approximately $1.72 per share. After giving effect to the sale by the Company of 2,000,000 Shares in this Offering at an assumed Offering Price of $8.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company at March 31, 1998 would be $17,101,000, or $3.73 per share. This represents an immediate increase in pro forma combined net tangible book value of $2.01 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $4.27 per share to new investors purchasing Shares in this Offering. The following table illustrates the per share dilution:



Assumed Offering Price per Share.............................................................................            $8.00
Pro forma combined net tangible book value per Share before this Offering....................................   $1.72
Increase in pro forma combined net tangible book value per Share attributable to existing stockholders in
  this Offering..............................................................................................   $2.01
Pro forma net tangible book value per share after this Offering..............................................            $3.73
                                                                                                                         -----
Dilution per share to new investors in this Offering.........................................................            $4.27
                                                                                                                         -----
                                                                                                                         -----


     The following table summarizes on a pro forma basis, as of the date of this Prospectus, the difference between the existing stockholders and the purchasers of Shares in this Offering with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid, and the sale of 2,000,000 Shares at an Offering Price of $8.00 per share (before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company):


                                                                                    SHARES PURCHASED       TOTAL CONSIDERATION
                                                                                  --------------------    ----------------------
                                                                                   NUMBER      PERCENT      AMOUNT       PERCENT
                                                                                  ---------    -------    -----------    -------
Existing stockholders(1).......................................................   2,580,300      56.3%    $ 6,764,000      29.7%
New investors..................................................................   2,000,000      43.7%     16,000,000      70.3%
                                                                                  ---------    -------    -----------    -------
     Total.....................................................................   4,580,300     100.0%    $22,764,000     100.0%
                                                                                  ---------    -------    -----------    -------
                                                                                  ---------    -------    -----------    -------


---------------

(1) The amount shown takes into account (a) the issuance of 300 shares for $3,000 to James R. Currier, Sr. and Giovanni Ciamaroni; (b) the exchange by the Prima Industrie shareholders of substantially all of the outstanding capital stock of Prima Industrie in return for 2,700,000 shares of Common Stock; and (c) the redemption of 120,000 shares of Common Stock by the Company. See "Certain Transactions."

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following selected consolidated financial data should be read in conjunction with Prima Industrie's consolidated financial statements and notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included elsewhere in this Prospectus. On April 23, 1998, the Company acquired substantially all of the outstanding shares of Prima Industrie. The acquisition of Prima Industrie will be accounted for as a recapitalization of Prima Industrie, with no goodwill or other intangibles recorded. The consolidated statement of operations data for the year ended December 31, 1993 and the consolidated balance sheet data at December 31, 1993 are derived from consolidated financial statements of Prima Industrie not included in this Prospectus, which have not been audited by Hein + Associates LLP. The data for 1993 has been revised by the Company to reflect the requirements of U.S. generally accepted accounting principles. The consolidated statement of operations data for the three months ended March 31, 1998 and 1997 and the consolidated balance sheet data as of March 31, 1998 and March 31, 1997 is derived from the Company's unaudited financial statements. These historical results are not necessarily indicative of the results to be expected in the future.



                                                    THREE MONTHS ENDED
                                                        MARCH 31,                      YEARS ENDED DECEMBER 31,
                                                    ------------------    ---------------------------------------------------
                                                     1998       1997       1997       1996       1995       1994       1993
                                                    -------    -------    -------    -------    -------    -------    -------
                                                                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:(1)
Revenues:
  Net sales......................................   $ 9,671    $ 6,629    $43,560    $41,108    $37,356    $27,774    $27,814
  Other operating revenue........................        63         30        626      1,207      1,204        622        965
  Total revenues.................................     9,734      6,659     44,186     42,315     38,560     28,396     28,779
Cost of goods sold...............................     7,476      5,164     35,157     34,357     32,565     27,373     24,302
Gross profit.....................................     2,258      1,495      9,029      7,958      5,995      1,023      4,477
Research and development costs...................       331        329      1,335      1,329        670        656        705
Selling, general and administrative costs........     1,250      1,173      5,513      5,218      5,250      4,165      5,076
Total costs and expenses.........................     9,057      6,666     42,005     40,904     38,485     32,194     30,083
Operating income.................................       677         (7)     2,181      1,411         75     (3,798)    (1,304)
Gain on sale of assets...........................        11          2        441      1,059         --         --         --
Other income (expense)...........................      (130)       (52)      (623)      (733)    (2,302)    (1,637)       524
Income (loss) before income taxes and minority
  interest.......................................       558        (57)     1,999      1,737     (2,227)    (5,435)      (780)
Current income taxes.............................      (201)      (103)      (444)      (189)       (43)        (4)
Minority interest................................       (76)       (63)      (192)      (213)      (130)       169         15
Net income (loss) (2)............................   $   281    $  (223)   $ 1,363    $ 1,335    $(2,400)   $(5,270)   $  (765)
Comprehensive income (loss)......................   $   245    $  (630)   $   634    $ 1,513    $(2,649)   $(5,085)   $(1,536)
Pro forma earnings (loss) per share (2)(3)(4)....   $  0.10    $ (0.08)   $  0.50    $  0.49    $ (1.40)   $ (2.70)   $ (0.38)
Pro forma weighted average common and common
  equivalent shares outstanding (3)..............     2,700      2,700      2,700      2,700      1,721      1,954      2,033

CONSOLIDATED BALANCE SHEET DATA: (1)
Cash and cash equivalents........................   $   927    $   345    $ 1,330    $   585    $   804    $   620    $ 2,518
Working capital..................................     6,195      5,678      6,332      6,320      3,574       (687)     2,365
Total assets.....................................    35,192     33,631     33,909     36,352     35,268     31,080     34,240
Total liabilities................................    29,569     29,517     28,531     31,608     32,037     33,796     31,871
Stockholders' equity.............................     5,623      4,114      5,378      4,744      3,231     (2,716)     2,369


---------------

(1) This financial data reflects the financial condition and operations of Prima Industrie prior to the acquisition by the Company of substantially all of the issued and outstanding capital stock of Prima Industrie.

(2) Net income includes gain on sale of equipment of $427,000 (net of tax) in 1997 and net gain on sale of subsidiaries of $766,000 (net of tax) in 1996. These items are considered by management to be nonrecurring. The effect on earnings per share of these amounts (net of tax) is $.16 in 1997 and $.28 in 1996.


(3) The historical share and per share amounts have been retroactively restated to reflect the exchange of substantially all of the outstanding shares of Prima Industrie for 2,700,000 shares of Common Stock of the Company, which occurred on April 23, 1998. See Note 15 to the financial statements at page F-22.



(4) No cash dividends have been declared by the Company or Prima Industrie.

                        PRIMA GROUP INTERNATIONAL, INC.

                    PRO FORMA COMBINED FINANCIAL INFORMATION


     On April 23, 1998, The Prima Group International, Inc. (PRIMA) acquired substantially all of the outstanding shares of Prima Industrie S.p.A. (Prima Industrie) in exchange for 2,700,000 shares of PRIMA.



     For accounting purposes, the acquisition of Industrie will be accounted for as a recapitalization of Prima Industrie, with no goodwill or other intangibles recorded, as PRIMA had no operations prior to the acquisition and the shareholders of Prima Industrie will have effective control of the combined entity.


     The accompanying unaudited pro forma balance sheet combines the March 31, 1998 balance sheets of Prima Industrie and PRIMA as if the transaction had occurred on that date.

     The accompanying unaudited pro forma statements of operations combine the operations of Prima Industrie and PRIMA for the year ended December 31, 1997 and the three months ended March 31, 1998 as if the transaction had occurred as of the beginning of the periods presented.

     These statements are not necessarily indicative of future operations or the actual results that would have occurred had the transaction been consummated at the beginning of the periods indicated.


     The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto, included elsewhere in this Prospectus.

                      THE PRIMA GROUP INTERNATIONAL, INC.

                        PRO FORMA COMBINED BALANCE SHEET

                                 MARCH 31, 1998
                         (IN THOUSANDS OF U.S. DOLLARS)
                                  (UNAUDITED)

                                                                                           PRIMA       PRO FORMA      PRO FORMA
                                                                                PRIMA    INDUSTRIE    ADJUSTMENTS    COMBINED (A)
                                                                                -----    ---------    -----------    ------------
                                   ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..................................................   $  3      $    927       $             $    930
  Trade accounts receivable, net of allowance of $364........................     --        18,631                       18,631
  Other accounts receivable..................................................     --         2,707                        2,707
  Inventories................................................................     --         9,899                        9,899
  Other......................................................................     --           117                          117
                                                                                -----    ---------    -----------    ------------
     Total current assets....................................................      3        32,281                       32,284
PROPERTY, PLANT AND EQUIPMENT, NET...........................................     --         1,505                        1,505
DEFERRED OFFERING COSTS......................................................    756            --                          756
PATENTS AND OTHER INTANGIBLE ASSETS, NET.....................................     --           128                          128
INVESTMENTS AND OTHER ASSETS.................................................     --           610                          610
ADVANCES TO AFFILIATE........................................................     --           668        (668)(b)           --
                                                                                -----    ---------    -----------    ------------
TOTAL ASSETS.................................................................   $759      $ 35,192       $(668)        $ 35,283
                                                                                -----    ---------    -----------    ------------
                                                                                -----    ---------    -----------    ------------
                    LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of notes payable and long-term debt........................   $ --      $ 10,793       $             $ 10,793
  Accounts payable...........................................................    175        11,122          10(d)        11,307
  Customer deposits..........................................................     --           804                          804
  Other accrued expenses and liabilities.....................................     --         2,757                        2,757
  Deferred income............................................................     --            93                           93
  Income taxes payable.......................................................     --           517                          517
  Advances from affiliate....................................................    668            --        (668)(b)           --
                                                                                -----    ---------    -----------    ------------
     Total current liabilities...............................................    843        26,086        (658)          26,271
LONG-TERM DEBT...............................................................     --           409                          409
EMPLOYEE TERMINATION ACCRUAL.................................................     --         2,443                        2,443
MINORITY INTEREST............................................................     --           631                          631
STOCKHOLDERS' EQUITY:
  Common stock...............................................................     --            27                           27
  Additional paid-in capital.................................................      3        13,775         (84)(a)       13,694
  Foreign currency translation adjustments...................................     --          (762)                        (762)
  Common stock subscriptions receivable......................................     (3 )          --                           (3)
  Accumulated deficit........................................................    (84 )      (7,417)         74(a)(d)     (7,427)
                                                                                -----    ---------    -----------    ------------
     Total stockholders' equity..............................................    (84 )       5,623         (10)           5,529
                                                                                -----    ---------    -----------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...................................   $759      $ 35,192       $(668)        $ 35,283
                                                                                -----    ---------    -----------    ------------
                                                                                -----    ---------    -----------    ------------

                            See accompanying notes.

                      THE PRIMA GROUP INTERNATIONAL, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS


                      FOR THE YEAR ENDED DECEMBER 31, 1997
             (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                                        PRIMA       PRO FORMA        PRO FORMA
                                                                         PRIMA        INDUSTRIE    ADJUSTMENTS      COMBINED (A)
                                                                        --------      ---------    -----------      ------------
REVENUES:
  Net sales..........................................................   $     --       $ 43,560       $               $ 43,560
  Other operating revenue............................................         --            626                            626
                                                                        --------      ---------    -----------      ------------
     Total revenues..................................................         --         44,186                         44,186
COSTS AND EXPENSES:
  Cost of goods sold.................................................         --         35,157                         35,157
  Research and development costs.....................................         --          1,335                          1,335
  Selling, general and administrative costs..........................         42          5,513         673(c)           6,228
                                                                        --------      ---------    -----------      ------------
     Total costs and expenses........................................         42         42,005         673             42,720
                                                                        --------      ---------    -----------      ------------
OPERATING INCOME.....................................................        (42)         2,181        (673)             1,466
OTHER INCOME (EXPENSE):
  Interest and other income..........................................         --            393                            393
  Gain on sale of assets.............................................         --            441                            441
  Gain (loss) on foreign exchange....................................         --            151                            151
  Interest expense...................................................         --         (1,167)                        (1,167)
                                                                        --------      ---------    -----------      ------------
                                                                              --           (182)                          (182)
                                                                        --------      ---------    -----------      ------------
INCOME (LOSS) BEFORE INCOME TAXES....................................        (42)         1,999        (673)             1,284
CURRENT INCOME TAXES.................................................         --           (444)                          (444)
MINORITY INTEREST....................................................         --           (192)                          (192)
                                                                        --------      ---------    -----------      ------------
NET INCOME (LOSS)....................................................   $    (42)      $  1,363       $(673)          $    648
                                                                        --------      ---------    -----------      ------------
                                                                        --------      ---------    -----------      ------------
PRO FORMA NET INCOME (LOSS) PER SHARE................................   $(140.00)      $    .50                       $    .24
                                                                        --------      ---------                     ------------
                                                                        --------      ---------                     ------------
PRO FORMA WEIGHTED AVERAGE COMMON SHARES OUTSTANDING.................        300      2,700,000                      2,700,300
                                                                        --------      ---------                     ------------
                                                                        --------      ---------                     ------------

                            See accompanying notes.

                      THE PRIMA GROUP INTERNATIONAL, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS


                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
             (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                                        PRIMA       PRO FORMA        PRO FORMA
                                                                         PRIMA        INDUSTRIE    ADJUSTMENTS        COMBINED
                                                                        --------      ---------    -----------      ------------
REVENUES:
  Net sales..........................................................   $     --       $  9,671       $               $  9,671
  Other operating revenue............................................         --             63                             63
                                                                        --------      ---------    -----------      ------------
     Total revenues..................................................         --          9,734                          9,734
COSTS AND EXPENSES:
  Cost of goods sold.................................................         --          7,476                          7,476
  Research and development costs.....................................         --            331                            331
  Selling, general and administrative costs..........................         42          1,250         140(c)           1,432
                                                                        --------      ---------    -----------      ------------
     Total costs and expenses........................................         42          9,057         140              9,239
                                                                        --------      ---------    -----------      ------------
OPERATING INCOME.....................................................        (42)           677        (140)               495
OTHER INCOME (EXPENSE):
  Interest and other income..........................................         --            244                            244
  Gain on sale of assets.............................................         --             11                             11
  Gain (loss) on foreign exchange....................................         --             21                             21
  Interest expense...................................................         --           (395)                          (395)
                                                                        --------      ---------    -----------      ------------
                                                                              --           (119)                          (119)
                                                                        --------      ---------    -----------      ------------
INCOME (LOSS) BEFORE INCOME TAXES....................................        (42)           558        (140)               376
CURRENT INCOME TAXES.................................................         --           (201)                          (201)
MINORITY INTEREST....................................................         --            (76)                           (76)
                                                                        --------      ---------    -----------      ------------
NET INCOME (LOSS)....................................................   $    (42)      $    281       $(140)          $     99
                                                                        --------      ---------    -----------      ------------
                                                                        --------      ---------    -----------      ------------
PRO FORMA NET INCOME (LOSS) PER SHARE................................   $(140.00)      $    .10                       $    .04
                                                                        --------      ---------                     ------------
                                                                        --------      ---------                     ------------
PRO FORMA WEIGHTED AVERAGE COMMON SHARES OUTSTANDING.................        300      2,700,000                      2,700,300
                                                                        --------      ---------                     ------------
                                                                        --------      ---------                     ------------

                            See accompanying notes.


               NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION


(a) To reflect the exchange of 2,700,000 shares of PRIMA common stock for substantially 100% of the outstanding shares of Prima Industrie. No entry is required as this transaction will be accounted for as a recapitalization of Prima Industrie, and the equity section of the historical financial statements has been recast to reflect the recapitalization.

(b) To eliminate intercompany balances.

(c) To reflect additional compensation expense pursuant to employment agreements with the officers of PRIMA.

(d) To accrue costs of the acquisition of $10,000.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


     The following discussion contains trend analysis and other forward-looking statements that involve risks and uncertainties. In April, 1998, the Company acquired substantially all of the outstanding capital stock of Prima Industrie by the exchange of shares of the Company's Common Stock for shares of Prima Industrie. Factors that might cause such a difference include, but are not limited to, those discussed below and elsewhere in this Prospectus, particularly under "Risk Factors." The following discussions of historical results of operations, liquidity and capital resources reflect the consolidated condition of Prima Industrie and its subsidiaries and not the Company. The Company's actual results may differ materially from those described in such forward-looking statements.


OVERVIEW

     Prima Industrie was established in 1977 as a design and engineering firm. In 1978, Prima Electronics was established to manufacture industrial process controls. Prima Industrie developed its first 3-D Products in 1979 and introduced the Platino 2-D Product based upon the same technology in 1997. These Products have evolved into the major focus of the Company's business. Approximately 30% of the sales of Prima Industrie are within Italy, and the majority of the remaining sales are to customers in other countries in Europe.


     During 1998, Company management is concentrating on increasing the sales of its 3-D Products, which have greater gross margins than its 2-D Products, and on improving profit margins for sales of its new Platino 2-D Product. Further, primarily because of the fixed nature of the Company's overhead costs, these increases in sales will result in proportionately greater increases in net income. Additionally, the Company expects margins to improve if assembly operations are commenced outside of Italy, as a result of lower direct labor costs. The Company has entered into a license agreement with Strippit, a Delaware corporation and a subsidiary of Idex Corporation, for the manufacture and sale of products using the technology for the Platino 2-D Product. The Company has also executed a license agreement with Beijing Machinery and Electricity Institute in China for the Company's 2-D Laserwork Product. The implementation of this license agreement has been delayed, because it must be approved by the government of the People's Republic of China. There can be no assurance that the requisite approval will be forthcoming for consummation of the China License and the payments required thereunder. Delays in the approval of the China License, and in the payment of royalties required to be made thereunder, could adversely affect the Company's financial performance in 1998.



     Company management will focus on improving the cash flow from contracts with European customers to the extent that competitive and European business practices permit. As a result of this Offering, management expects that the cash provided by the capital investment in Prima Industrie by the Company and improving cash flows will decrease the Company's dependence on its Working Capital Facility ("WCF"), thereby reducing interest expenses. See "Use of Proceeds."


     The Company expects research and development ("R&D") and marketing expenses to remain relatively constant during the 1998 Fiscal Year.

     During the 1998 fiscal year, the Company expects to update its management and control systems by purchasing new hardware and software products. Several Enterprise Resource Planning Software products are commercially available that can closely approximate the Company's requirements without significant customizing. These products will prepare the Company and its subsidiaries for the Year 2000 and the conversion to a single European currency under the EMU. This capital expenditure will occur during the second half of the year, and management does not expect this expenditure to exceed $565,000. No other significant capital expenditures are currently anticipated.


     During the fourth quarter of 1997, Prima Industrie consummated certain transactions under an agreement pursuant to which it became a minority owner of Macromeccanica of Turin, Italy. Macromeccanica has two primary lines of business -- refurbishment of machine tool equipment for customers and subcontracting of sophisticated machining services. Pursuant to the agreement, Prima Industrie sold certain machine tools and equipment (the "Equipment") previously used by Prima Industrie to create parts for its Products, to a leasing company, which then leased the Equipment to Macromeccanica. Prima Industrie received 1.05 billion Lit (approximately $600,000) for the Equipment. Prima Industrie and Macromeccanica entered into a requirements supply agreement, whereby Macromeccanica provides Prima Industrie machining services previously performed internally by Prima Industrie or sub-contracted by other sources. As a result of this transaction, Prima Industrie expects to reduce its cost of manufacturing parts for its Products and increase the capacity of Prima Industrie's assembly operations by up to 30% above current levels.

     In addition, Prima Industrie purchased 25% of the existing equity of Macromeccanica from an existing shareholder of Macromeccanica for 600 million Lit (approximately $340,000) and has agreed to invest an additional 700 million Lit (approximately $400,000) in Macromeccanica (the "Follow-on Investment"). At the conclusion of this Follow-on Investment, Prima Industrie will hold approximately 37% of the outstanding capital stock of Macromeccanica. The other owners of Macromeccanica are unrelated to Prima Industrie. It is projected that Prima Industrie's business will account for approximately 10% of the total revenues of Macromeccanica (which are projected to be 18 billion Lit for 1998).


     The Company has also identified several additional candidates for acquisition or merger and is engaged in preliminary discussions regarding possible business combinations. Management expects discussions with these candidates to accelerate upon completion of this Offering, although no assurances can be given about the outcome of these discussions. The Company will focus on those candidates that will add to earnings and provide significant critical mass to produce economies of scale in both sales and manufacturing activities.

     The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Prospectus. For purposes of the following discussion, references to exchange rates are between the Lit and the Dollar.

RESULTS OF OPERATIONS

  THREE MONTH PERIOD ENDED MARCH 31, 1998, COMPARED TO THREE MONTH PERIOD ENDED MARCH 31, 1997

                                    TABLE 1
                                 (IN THOUSANDS)


                                                                                            FOR THE THREE
                                                                                             MONTHS ENDED
                                                                                               MARCH 31              CHANGE
                                                                                          ------------------    -----------------
                                                                                           1998       1997      AMOUNT    PERCENT
                                                                                          -------    -------    ------    -------
TOTAL REVENUES.........................................................................   $ 9,734    $ 6,659    $3,075      46.2%
Cost of goods sold.....................................................................     7,476      5,164    2,312       44.8%
Research and development costs.........................................................       331        329        2         --
Selling, general and administrative costs..............................................     1,250      1,173       77        6.6%
Total costs and expenses...............................................................     9,057      6,666    2,391       35.9%
                                                                                          -------    -------    ------    -------
Operating income (loss)................................................................       677         (7)     684

OTHER INCOME (EXPENSE)
  Gain on sale of assets...............................................................        11          2        9      450.0%
  Interest and other income............................................................       265        222       43       19.4%
  Interest and other expense...........................................................      (395)      (274)    (121 )    (44.2 )%
                                                                                          -------    -------    ------    -------
Total Other Income (Expense)...........................................................      (119)       (50)     (69 )   (138.0 )%
Income (loss) before taxes and minority interest.......................................       558        (57)     615         --
Current income taxes...................................................................      (201)      (103)     (98 )    (95.1 )%
Minority interest......................................................................       (76)       (63)     (13 )    (20.6 )%
                                                                                          -------    -------    ------    -------
Net income (loss)......................................................................   $   281    $  (223)   $ 504         --
                                                                                          -------    -------    ------    -------
                                                                                          -------    -------    ------    -------


     Consolidated revenues for the quarter ended March 31, 1998 increased 46.2% to $9.734 million from $6.659 million for the quarter ended March 31, 1997. Stated without giving effect to fluctuations in the exchange rate between the Dollar and the Lit for these periods, consolidated revenues increased 58.8% from Lit 11.044 billion for the quarter ended March 31, 1997 to Lit 17.538 for the quarter ended March 31, 1998.

     Backlog decreased 11.8% from $13.757 million on March 31, 1997 to $12.132 million on March 31, 1998. Started without the effect of fluctuations in the exchange rate, backlog decreased 4.3% from Lit 23.072 billion on March 31, 1997 to Lit 22.074 billion on March 31, 1998.

     The composition of revenues for the three months ended March 31, 1998 was significantly different from the comparable period of 1997, reflecting the influence of several factors. Sales of 3-D Products and Laserwork 2-D Products together provided 41.9% of total sales for the three months ended March 31, 1997. The contribution level for these Products declined to 18.8% of total sales for the three months ended March 31, 1998, while the sales of the Platino 2-D Products expanded from

4.4% of sales in the three months ended March 31, 1997 to 47.3% in the three months ended March 31, 1998. Unit sales of 3-D Products decreased from 6 units in the first quarter of 1997 to 5 units in the first quarter of 1998, while sales of Laserwork 2-D Products increased from zero units to 1 unit in the respective periods. Sales of the 2-D Platino Product increased from 1 unit to 10 units in the same periods, respectively. This realignment in the contribution to revenues by product reflects the results of the development and marketing of the Platino 2-D Products.



     Sales of service and parts increased by $.005 million or 0.3% in the three months ended March 31, 1998, when compared to the comparable quarter in 1997. Sales by Prima Electronics decreased by $.282 million from the quarter ended March 31, 1997 to the quarter ended March 31, 1998. Due to the changing product mix, virtually all components of sales, except for the Platino product line, were reduced as a percentage of total sales, as shown in Table 2.


                                    TABLE 2
                          CONTRIBUTION TO TOTAL SALES
                                  (IN PERCENT)

                                                                                                    FOR THE THREE
                                                                                                     MONTHS ENDED
                                                                                                       MARCH 31
                                                                                                    --------------
                                                                                                    1998     1997     DIFFERENCE
                                                                                                    -----    -----    ----------
By Prima Industrie:
  3-D Products...................................................................................    15.2%    41.9%      (26.7)
  Laserwork 2-D Products.........................................................................     3.6      -0-         3.6
  Platino 2-D Products...........................................................................    47.3      4.4        42.9
  Service and parts..............................................................................    15.5     22.5        (7.0)

By Prima Electronics:
  To Atlas Copco.................................................................................    14.4     24.7       (10.3)
  To other customers.............................................................................     4.0      6.5        (2.5)
                                                                                                    -----    -----    ----------
  Total sales....................................................................................   100.0%   100.0%        -0-
                                                                                                    -----    -----    ----------
                                                                                                    -----    -----    ----------

     Cost of goods sold, as percentage of consolidated revenues, improved to 76.8% during the three month period ended March 31, 1998, from 77.5% for the three months ended March 31, 1997. Cost of goods sold increased 44.8%, to $7.476 million for the three months ended March 31, 1998 from $5.164 million for the three months ended March 31, 1997. Without giving effect to fluctuations in exchange rates between the Dollar and Lit, cost of goods sold increased 57.2% to Lit 13.469 billion in the three months ended March 31, 1998, from Lit 8.565 billion in the three months ended March 31, 1997.

                                    TABLE 3
                        COMPONENTS OF COST OF GOODS SOLD
                                  (IN PERCENT)

                                                                                                       FOR THE
                                                                                                     THREE MONTHS
                                                                                                        ENDED
                                                                                                       MARCH 31
                                                                                                    --------------
                                                                                                    1998     1997     DIFFERENCE
                                                                                                    -----    -----    ----------
Materials........................................................................................    56.9%    54.5%       2.4
Labor............................................................................................    19.1     27.4       (8.3)
Overhead.........................................................................................    22.7     15.5        7.2
Depreciation.....................................................................................     1.3      2.6       (1.3)
                                                                                                    -----    -----        ---
  Total..........................................................................................   100.0%   100.0%       -0-
                                                                                                    -----    -----        ---
                                                                                                    -----    -----        ---

     R&D, in Dollars, remained substantially unchanged between the three months ended March 31, 1998 and the comparable period in 1997, at $.331 million and $.329 million respectively. However, without giving effect to exchange rate differences between the periods, R&D expense increased 9.5% from the three month period ended March 31, 1997 to the comparable period ended March 31, 1998. As a percent of total revenues, R&D expenses declined due to the substantial increase in revenues between the three months ended March 31, 1997 and March 31, 1998.

     Selling general and administration ("SG&A") increased 6.6% from $1.173 million in the three months ended March 31, 1997 to $1.250 million in the three months ended March 31, 1998. However, without giving effect to exchange rate differences between the periods, SG&A increased 15.7% from Lit 1.945 billion in the three months ended March 31, 1997 to Lit 2.251 billion in the three months ended March 31, 1998. As a percentage of total revenues, SG&A expense declined due to the substantial increase in revenues between the three months ended March 31, 1997 and March 31, 1998.

     Other operating revenues, consisting primarily of governmental grants for research and development and other studies, increased 110%, from $.030 million in the three months ended March 31, 1997 to $.063 million in the three months ended March 31, 1998.

     As a result of the above factors operating income increased by $.684 million, from a loss of $.007 million in the three months ended March 31, 1997 to income of $.677 million in the three months ended March 31, 1998. Without giving effect to fluctuations in the exchange rate between the dollar and Lit during the periods, operating income increased from a loss of Lit .011 billion to income of Lit 1.221 billion.


     Interest and exchange gains together increased 19.4%, from $.222 million for the three months ended March 31, 1997 to $.265 million for the three months ended March 31, 1998. A $.173 million increase in interest income, due primarily to a government sponsored receivables financing program was offset by a $.130 million reduction in exchange gains, for the net increase between the periods of $.043 million.



     Interest and other expense increased 44.2%, from $.274 million for the three months ended March 31, 1997 to $.395 million for the three months ended March 31, 1998. Interest expense related to the government receivables financing program increased by an amount equivalent to the increase in interest income, or $.166 million, while other interest expense declined by $.045 million, for the net increase between the periods of $.121 million. Interest expense due to bank borrowings was similar for the two periods, amounting to $.162 million for the three months ended March 31, 1997 and $.154 million for the three months ended March 31, 1998.



     Income before income taxes and minority interest increased by $.615 million, from a loss of $.057 million in the three months ended March 31, 1997 to income of $.558 million in the three months ended March 31, 1998.


     Income taxes for the three months ended March 31, 1998 increased 95.1%, from $.103 million in the three months ended March 31, 1997, to $.201 million in the three months ended March 31, 1998.

     Allocation of profits for the minority interest in the Prima Electronics, S.p.A. subsidiary increased 20.6%, from $.063 million in the three months ended March 31, 1997 to $.076 million in the three months ended March 31, 1998.

     Net income increased by $.504 million, from a loss of $.223 million in the three months ending March 31, 1997 to income of $.281 million in the three months ending March 31, 1998. The change in results was primarily attributable to the 46.2% increase in revenues in the three months ended March 31, 1998, with R&D and SG&A expenses remaining essentially equivalent to that of the three months ended March 31, 1997.


     Comprehensive income (loss) for the three months ended March 31, 1998 was $.245 million compared to ($.630) million for the three months ended March 31, 1997. Statement of Financial Accounting Standards (SFAS) No. 130, REPORTING COMPREHENSIVE INCOME was issued in June 1997 and adopted by the Company in the first quarter of 1998. This statement establishes standards for the reporting and display of comprehensive income in financial statements. Comprehensive income is generally defined as the change in equity of a business enterprise during the period from transactions and other events and circumstances from nonowner sources. The Company's consolidated statement of comprehensive income
(loss) includes only foreign currency transactions adustments, which have historically been significant relative to net income. In accordance with SFAS No. 130, comprehensive income (loss) is also presented for all prior periods.

  YEAR ENDED DECEMBER 31, 1997, COMPARED TO YEAR ENDED DECEMBER 31, 1996

                                    TABLE 4
                                 (IN THOUSANDS)


                                                                                          YEAR ENDED
                                                                                         DECEMBER 31             CHANGE
                                                                                      ------------------    -----------------
                                                                                       1997       1996      AMOUNT    PERCENT
                                                                                      -------    -------    ------    -------
TOTAL REVENUES.....................................................................   $44,186    $42,315    $1,871      4.4 %
Cost of goods sold.................................................................    35,157     34,357      800       2.3 %
Research and development costs.....................................................     1,335      1,329        6        -- %
Selling, general and administrative costs..........................................     5,513      5,218      295       5.6 %
Total costs and expenses...........................................................    42,005     40,904    1,101       2.7 %
                                                                                      -------    -------    ------    ------
Operating income...................................................................     2,181      1,411      770      54.6 %

OTHER INCOME (EXPENSE)
  Gain on sale of assets...........................................................       441      1,059     (618)    (58.3 )%
  Interest and other income........................................................       544      1,033     (489)    (47.3 )%
  Interest and other expense.......................................................    (1,167)    (1,766)     599      33.9 %
Total Other Income (Expense).......................................................      (182)       326     (508)       -- %
Income before income taxes and minority interest...................................     1,999      1,737      262      15.1 %
Current income taxes...............................................................      (444)      (189)    (255)    (134.9)%
Minority interest..................................................................      (192)      (213)      21       9.8 %
                                                                                      -------    -------    ------    ------
Net income (loss)..................................................................   $ 1,363    $ 1,335    $  28       2.1 %
                                                                                      -------    -------    ------    ------
                                                                                      -------    -------    ------    ------


     Consolidated revenues for the year ended December 31, 1997 increased 4.4% to $44.186 million from $42.315 million for the year ended December 31, 1996. Stated without giving effect to fluctuations in the exchange rate between the Dollar and the Lit for these periods, consolidated revenues increased 16.0% from Lit 65.165 billion for the year ended December 31, 1996 to Lit 75.598 billion for the year ended December 31, 1997. Backlog declined 6.2% from $10.53 million on December 31, 1996 to $9.87 million on December 31, 1997. Stated without giving effect to fluctuations in the exchange rate, backlog increased 7.1% from Lit 16.215 billion on December 31, 1996 to Lit 17.363 billion on December 31, 1997.

     The composition of revenues for the year ended December 31, 1997 was significantly different from the year ended December 31, 1996, reflecting the influence of several factors. Sales of 3-D Products and Laserwork 2-D Products provided 44.8% and 19.0%, respectively of total sales (consolidated) during the year ended December 31, 1996. These contribution levels declined to 42.5% and 9.6% of total sales, respectively, for the year ended December 31, 1997. While the number of 3-D Products sold in the year ended December 31, 1997 increased by four units, sales of Laserwork 2-D Products declined by nine units, supplanted by an increase in sales by twenty-one units of the Platino line of 2-D Products. This transition in sales of the 2-D Products toward the more efficient Platino line reflects the Company's strategy of selling 2-D Products to a wider variety of users.

     Sales of service and parts decreased by $.492 million or 9.1% for the year ended December 31, 1997, when compared to the year ended December 31, 1996. Sales by Prima Electronics to Atlas Copco increased $.494 million or 9.0%, while sales to other European customers declined by 11.5%. Due to the contribution to sales effected by the changing product mix, virtually all components of sales, except for the Platino product line, were reduced as a percentage of the total sales, as shown in Table 5.


                                    TABLE 5
                          CONTRIBUTION TO TOTAL SALES
                                  (IN PERCENT)

                                                                                                      YEAR ENDED
                                                                                                     DECEMBER 31
                                                                                                    --------------
                                                                                                    1997     1996     DIFFERENCE
                                                                                                    -----    -----    ----------
By Prima Industrie:
  3-D Products...................................................................................    42.5%    44.8%      (2.3)
  Laserwork 2-D Products.........................................................................     9.6     19.0       (9.4)
  Platino 2-D Products...........................................................................    18.6      4.5       14.1
  Service and parts..............................................................................    11.2     13.1       (1.9)

By Prima Electronics:
  To Atlas Copco.................................................................................    13.7     13.4        0.3
  To other customers.............................................................................     4.4      5.2       (0.8)
                                                                                                    -----    -----    ----------
  Total sales....................................................................................   100.0%   100.0%       -0-
                                                                                                    -----    -----    ----------
                                                                                                    -----    -----    ----------


     Cost of goods sold, as a percentage of consolidated revenues, improved modestly from 81.2% during the year ended December 31, 1996 to 79.6% during the year ended December 31, 1997. The year-to-year comparison showed an increase of 2.3% to $35.157 million for the year ended December 31, 1997 from $34.357 million for the year ended December 31, 1996. Without giving effect to the fluctuations in exchange rates between the Dollar and Lit, cost of goods sold increased 13.7% to Lit 60.151 billion in the year ended December 31, 1997 from Lit 52.912 billion in the year ended December 31, 1996.


                                    TABLE 6
                        COMPONENTS OF COST OF GOODS SOLD
                                  (IN PERCENT)

                                                                                                       FOR THE
                                                                                                         YEAR
                                                                                                        ENDED
                                                                                                     DECEMBER 31
                                                                                                    --------------
                                                                                                    1997     1996     DIFFERENCE
                                                                                                    -----    -----    ----------
Materials........................................................................................    61.7%    62.5%       (.8)
Labor............................................................................................    16.4     15.9         .5
Overhead.........................................................................................    20.3     19.8         .5
Depreciation.....................................................................................     1.6      1.8        (.2)
                                                                                                    -----    -----        ---
  Total..........................................................................................   100.0%   100.0%       -0-
                                                                                                    -----    -----        ---
                                                                                                    -----    -----        ---

     The margin of profit between sales and cost of goods sold is expected to improve further as the Company completes its transition to the Platino product line and achieves operational efficiencies as its experience in manufacturing these Products increases and economies of scale from production increase.

     As a percentage of consolidated revenues, R&D remained substantially unchanged between the years ended December 31, 1997 and 1996 at 3.0% and 3.1%, respectively. However, without giving effect to exchange rate differences between the periods, R&D expenses increased 11.6% from the year ended December 31, 1996 to the year ended December 31, 1997. This increase resulted from the Company's ongoing R&D projects aimed at enhancing the technical capability of the Company's 2-D and 3-D Products.

     SG&A expenses increased $0.295 million between the years ended December 31, 1996 and 1997. As a percentage of consolidated revenues, SG&A remained substantially identical at 12.5% for the years ended December 31, 1997 and 12.3% for the year ended December 31, 1996. However, without giving effect to differences in the exchange rates, SG&A expenses increased 17.4% from Lit 8.035 billion for the year ended December 31, 1996 to Lit 9.432 billion for the year ended December 31, 1997. This relative change expressed in Lit occurred primarily as a result of increased sales efforts.

     Other operating revenues, which consist of governmental grants for research and development and license revenues, declined by $0.581 million for the year ended December 31, 1997 as compared to the year ended December 31, 1996. This change was due primarily to research grants being provided to the Company in 1997 in the form of low interest loans rather than outright grants.

     As a result of the above factors, operating income for the year ended December 31, 1997 increased 54.6% to $2.181 million from $1.411 million for the year ended December 31, 1996. Without giving effect to the fluctuations in the exchange rate between the Dollar and Lit during these periods, operating income increased 71.8% from Lit 2.172 billion for the year ended December 31, 1996 to Lit 3.731 billion for the year ended December 31, 1997.

     Interest income declined $.425 million from the year ended December 31, 1996 to the year ended December 31, 1997 due to reductions in interest rates. Similarly, interest expense declined by $.208 million from the year ended December 31, 1996 to the year ended December 31, 1997. The Company recognized a gain of $.411 million in 1997 from the sale of equipment to Macromeccanica.

     Income before income taxes increased from a profit of $1.737 million for the year ended December 31, 1996 to $1.999 million for 1997.

     Income taxes for the year ended December 31, 1997 increased 134.9% to $.444 million from $.189 million during the year ended December 31, 1996. This increase occurred primarily as a result of taxes accrued on profits from the operations of Prima Electronics, which is subject to significantly higher taxation rates than Prima Industrie. Taxes were relatively higher in 1997 than in 1996, because a significant part of income in 1996 before taxes was the gain on the sale of Sapri S.p.A., which gain is not taxed under Italian law. As a result of loss carry-forwards, Prima Industrie's effective tax rate was 16.2%, instead of the normal Italian corporate tax rate of 53.2%, which applies to the earnings of Prima Electronics. Allocation of profits for the minority interest in the Prima Electronics subsidiary decreased 9.8% to $.192 million for the year ended December 31, 1997 from $.213 million for the year ended December 31, 1996.

     Net income increased by $.028 million, or 2.1%, for the year ended December 31, 1997 compared to the year ended December 31, 1996. Without giving effect to exchange rate differences, net income increased by 13.3% from Lit 2.056 billion for the year ended December 31, 1996 to Lit 2.331 billion for the year ended December 31, 1997.

  YEAR ENDED DECEMBER 31, 1996, COMPARED TO YEAR ENDED DECEMBER 31, 1995

                                    TABLE 7
                                 (IN THOUSANDS)


                                                                                          YEAR ENDED
                                                                                         DECEMBER 31             CHANGE
                                                                                      ------------------    -----------------
                                                                                       1996       1995      AMOUNT    PERCENT
                                                                                      -------    -------    ------    -------
TOTAL REVENUES.....................................................................   $42,315    $38,560    $3,755      9.7  %
Cost of goods sold.................................................................    34,357     32,565    1,792       5.5  %
Research and development costs.....................................................     1,329        670      659      98.3  %
Selling, general and administrative costs..........................................     5,218      5,250      (32 )      --
     Total costs and expenses......................................................    40,904     38,485    2,419       6.2  %
                                                                                      -------    -------    ------    -------
Operating income...................................................................     1,411         75    1,336        --

OTHER INCOME (EXPENSE)
  Gain on sale of Sapri............................................................     1,059         --    1,059        --
  Interest and other income........................................................     1,033        776      257      33.1  %
  Interest and other expense.......................................................    (1,766)    (3,078)   1,312      42.6  %
Total other income (expense).......................................................       326     (2,302)   2,628        --
Income before income taxes and minority interest...................................     1,737     (2,227)   3,964        --
Current income taxes...............................................................      (189)       (43)    (146 )   (339.5 )%
Minority interest..................................................................      (213)      (130)     (83 )   (63.8  )%
                                                                                      -------    -------    ------    -------
Net income (loss)..................................................................   $ 1,335    $(2,400)   $3,735       --
                                                                                      -------    -------    ------    -------
                                                                                      -------    -------    ------    -------

     Consolidated revenues for the year ended December 31, 1996 increased 9.7% to $42.315 million from $38.560 million for the year ended December 31, 1995. This increase was largely attributable to a decline in the Dollar relative to the Lit of 6% from approximately 1640 Lit during 1995 to approximately 1540 Lit during 1996. Consolidated revenues increased only 3.1% expressed in Lit, or Lit
65.165 billion for 1996 from Lit 63.186 billion for 1995. The Company's relatively flat sales between the yearly periods resulted from offsetting trends in the increasing sales of the Products and the divestiture of other Company products.

     For the year ended December 31, 1996, sales of Prima Electronics accounted for approximately 18.6% of total sales, up from 13.2% for the year ended December 31, 1995. The increase in Prima Electronics' revenues and percentage of revenues was primarily the result of a 78.7% increase in the sales of regulators for industrial compressors and generators manufactured by Atlas Copco from $3.118 million during the year ended December 31, 1995 to $5.489 million during the year ended December 31, 1996.


     As a percentage of total sales (consolidated), the Company's 3-D and Laserwork 2-D Products accounted for 44.8% and 19.0%, respectively, of the Company's total sales for the year ended December 31, 1996, and 46.1% and 27.6%, respectively, of total sales, excluding sales by Sapri S.p.A., a former subsidiary, for the year ended December 31, 1995. Revenues derived from 2-D and 3-D Products increased 15.2% and 31.3%, respectively, from the year ended December 31, 1995 to the year ended December 31, 1996. Expressed in unit revenues, 2-D Products increased 36.8% from 18 units for the year ended December 31, 1995 to 25 units for the year ended December 31, 1996; and 3-D Products increased 40.0% from 19 units to 26 units, respectively. These increases in sales of the Company's 2-D and 3-D Products resulted from: (i) the improvement in the worldwide economy, and (ii) exclusive R&D, sales and marketing focus on the Company's 2-D and 3-D Products.


     The year ended December 31, 1996 exhibited the early phases of the transition in the 2-D Product line from the smaller of the two Laserwork machines to the new Platino Product line. The percentage of contributions to total revenues by the various revenue sources, without sales of Sapri, can be seen in the following table:

                                    TABLE 8
                          CONTRIBUTION TO TOTAL SALES
                                  (IN PERCENT)

                                                                                                      YEAR ENDED
                                                                                                     DECEMBER 31
                                                                                                    --------------
                                                                                                    1996     1995     DIFFERENCE
                                                                                                    -----    -----    ----------
By Prima Industrie:
  3-D Products...................................................................................    44.8%    46.1%       (1.3)
  Laserwork 2-D Products.........................................................................    19.0     27.6        (8.6)
  Platino 2-D Products...........................................................................     4.5       --         4.5
  Service and parts..............................................................................    13.1     10.1         3.0

By Prima Electronics:
  To Atlas Copco.................................................................................    13.4     10.2         3.2
  To other customers.............................................................................     5.2      6.0        (0.8)
                                                                                                    -----    -----    ----------
  Total sales....................................................................................   100.0%   100.0%          0
                                                                                                    -----    -----    ----------
                                                                                                    -----    -----    ----------

     See Table 9 below for a graphic presentation of the growth in revenues for the Prima Electronics and 2-D/3-D Products compared to the discontinued products. Please note that the Y Axis is represented in billion Lit.

                                    TABLE 9

     Cost of goods sold as a percentage of consolidated revenues improved to 81.2% for the year ended December 31, 1996 from 84.5% for the year ended December 31, 1995. This improvement was the result of economies of scale in the purchase of raw materials occurring because of increased sales in the Company's Products. The year-to-year comparison showed a 5.5% increase from $32.565 million for the year ended December 31, 1995 to $34.357 million for the year ended December 31, 1996; however, this increase was attributable to the decline in value of the Dollar to the Lit as explained above.

     During the year ended December 31, 1996 labor costs declined as a percentage of total cost of goods sold, while a corresponding larger percentage of total cost of goods sold was attributed to materials cost. This gradual reduction in labor and related costs can be seen in the following Table 10:

                                    TABLE 10
                        COMPONENTS OF COST OF GOODS SOLD
                                  (IN PERCENT)

                                                                                                     FOR THE YEAR
                                                                                                    ENDED DECEMBER
                                                                                                          31
                                                                                                    --------------
                                                                                                    1996     1995     DIFFERENCE
                                                                                                    -----    -----    ----------
Materials........................................................................................    62.5%    59.5%        3.0
Labor............................................................................................    15.9     18.7        (2.8)
Overhead.........................................................................................    19.8     19.3          .5
Depreciation.....................................................................................     1.8      2.5         (.7)
                                                                                                    -----    -----    ----------
  Total..........................................................................................   100.0%   100.0%        -0-
                                                                                                    -----    -----    ----------
                                                                                                    -----    -----    ----------

     R&D expense, net of grants received, doubled from the year ended December 31, 1995 to the year ended December 31, 1996 from $.670 million to $1.329 million, respectively. As a percentage of consolidated revenues, R&D increased from 1.7% to 3.1% for the same periods. This increase in R&D expense was attributable to the completion of the Company's Platino 2-D equipment and "Primach"numeric controller developed by Prima Electronics.


     SG&A expenses were equivalent at $5.250 million for the year ended December 31, 1995 and $5.218 million for the year ended December 31, 1996, representing a
 .06% decline. SG&A decreased to 12.3%, as a percentage of consolidated revenues, for the year ended December 31, 1996 from 13.6% for the year ended December 31, 1995. This decline occurred as a result of: (i) favorable exchange rates, (ii) the decrease in Company employees from 204 in 1995 to 193 in 1996, (iii) the transfer of employees from overhead activities to manufacturing operations, and
(iv) the divestiture of underperforming product lines and associated overheads.

     As a result of the above factors, operating income for the year ended December 31, 1996 increased to $1.411 million from $.075 million in the prior year. Net other income and expense changed from a net expense of $2.302 million for the year ended December 31, 1995 to net income of $.326 million for the year ended December 31, 1996. These effects on net other income and expense were produced by: (i) the gain of approximately $1 million recognized on the sale of Sapri S.p.A., (ii) larger down payments with orders, (iii) lower bank interest rates during the period, and (iv) the addition of new capital from the year ended December 31, 1995.


     Income before income taxes and minority interest improved from a loss of $2.227 million for the year ended December 31, 1995 to a profit of $1.737 million for the year ended December 31, 1996. This was attributable to the following factors: (i) the Company's increase in operating income, (ii) interest and other income, without the gain on the sale of Sapri S.p.A., increased 33.1% from $.776 million for the year ended December 31, 1995 to $1.033 million for the year ended December 31, 1996, and (iii) interest and other expenses decreased 42.6% from $3.078 million for the year ended December 31, 1995 to $1.766 million for the year ended December 31, 1996.



     Income taxes for the year ended December 31, 1996 increased 339.5% to $.189 million from $.043 million for the year ended December 31, 1995. Net income was reduced by the 40% minority interest in the Company's Prima Electronics subsidiary to produce a consolidated net income of $1.335 million for the year ended December 31, 1996, compared with a loss of $2.4 million for the year ended December 31, 1995, although the minority interest increased 63.8% to $.213 million for 1996 from $.130 million for 1995. The minority interest increased as a result of the increased profitability of Prima Electronics' operations.


LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically funded its cash requirements through cash flow from operations and by borrowings from banks and government agencies. At March 31, 1998, the Company had outstanding bank and government agency debt of $11.202 million.


     Net cash provided by (used in) operating activities was ($2.545 million), and $2.724 million for the three months ended March 31, 1998 and for the year ended December 31, 1997, respectively. Cash flow from operations for the three months ended March 31, 1998 decreased by $5.269 million compared to the year ended December 31, 1997, primarily due to increases in inventories, and reductions in payables and accrued expenses between the two periods.



     Trade accounts receivable, net of allowances, decreased $.476 million to $18.631 million at March 31, 1998 from December 31, 1997 and decreased $2.137 million to $19.107 million at December 31, 1997 from $21.244 million at December 31, 1996. Inventories increased $1.676 million to $9.899 million at March 31, 1998 from December 31, 1997, and increased $.274 million to $8.223 million at December 31, 1997 from $7.949 million at December 31, 1996. The increase in inventory at March 31, 1998 was necessitated by planned increases in sales and related production in 1998.



     Cash provided by (used in) investing activities was ($.238 million) for the three months ended March 31, 1998 and ($.644 million) for the year ended December 31, 1997. The use of cash for investing activities for the three months ended March 31, 1998 was primarily attributable to capital expenses. The increase in the use of cash for the year ended December 31, 1997 compared to the year ended December 31, 1996 was similarly due to capital expenses, along with the investment in Macromeccanica.


     Capital expenditures were $.086 million and $.594 million for the three months ended March 31, 1998 and year ended December 31, 1997, respectively. In general, these expenditures reflect the acquisition of additional manufacturing and research and development equipment.


     Cash provided by (used in) financing activities primarily reflects borrowings and payments related to bank and other debt. Cash used in financing activities for the three months ended March 31, 1998 and for the three months ended March 31, 1998 and for the year ended December 31, 1997 included advances from Prima Industrie to the Company to fund costs related to the Company's initial public offering. Cash provided by (used in) financing activities were $2.319 million for the three months ended March 31, 1998 and ($1.397 million) for the year ended December 31, 1997.



     As of March 31, 1998, the Company had lines of credit with 13 different Italian banks totaling $13.300 million, collateralized by the Company's accounts receivable sales contracts. As of March 31, 1998, the Company had drawn down $11.202 million, and as of December 31, 1997 the Company had drawn down $8.916 million. Wide fluctuation in the usage of the lines of credit are normal throughout the year because the Company's revenues are highly seasonal. The first and third quarters of each year are negatively affected by European holidays during Christmas and New Year's, and the month long summer holiday in August.


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

     The Company engages in policies designed to minimize the risk of loss (or gain) resulting from fluctuations among foreign currencies. General practices consist of activities such as (1) attempting to make purchases in volumes equivalent to sales in the same foreign currency and (2) financing the sales of products in the same currency in which the sales of products in the same currency in which the sales invoice is denominated. From time to time, the Company engages in currency swaps to: (1) buy at a fixed future date a certain currency needed to settle payments to a supplier at that date, and (2) sell at a fixed future date a certain currency needed to cover the full amount of the receivable.

     Currency fluctuations are expected to remain volatile and unstable during the forthcoming periods because of the continued strength of the U.S. economy and the desirability of the Dollar as an international currency. Until the EMU has reached more significant levels of consensus among its membership, European currencies may continue to experience wide fluctuations against the Dollar, as well as against intra-European currencies, as individual European nations attempt reconciliations of their domestic economies to EMU requirements. Historically, the Lit experiences greater fluctuations against the Dollar than against its European counterparts. For so long as the Lit remains volatile against the Dollar and other important trading currencies, the Company will attempt to minimize exposure to exchange rate fluctuations by purchasing non-Italian goods and services in currencies with more favorable exchange rates (e.g., the DM) and to use forward currency purchases to stabilize currency translation volatility.

     During the forthcoming periods, the Company expects increasing revenues from non-European sources, particularly the Far East, South America and North America, where pricing can be established under Dollar denominations. This practice will lead to more stable presentations of the Company's financial position in Dollars and less impact from currency translations.

     The Company intends to fund significant increases in R&D and marketing expenditures with a portion of the net proceeds of this Offering. Similarly, the expenditures for new hardware and software necessary to update management and control systems will be funded by a portion of the net proceeds of this Offering. See discussion under "Use of Proceeds."

     The allowance for bad debts remained at approximately the same percentage of accounts receivable at March 31, 1998, as at December 31, 1997.


     The collection of trade accounts receivable by the Company has historically been slow, conforming to a traditional pattern in the machine tool business in Italy. Collection of accounts receivable, while slightly improved, remain extended, and for the past several fiscal years have averaged 172 days.


YEAR 2000 ISSUE


     The Company plans to address computer software that could be affected by the Year 2000 problem, by the installation of new hardware and software programs that will be Year 2000 compliant during the second half of 1998. The Company estimates that the costs of such efforts will be approximately $565,000, to be funded with a portion of the proceeds of this Offering. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The Company believes that the new hardware and software programs will address the Year 2000 problem, but cannot give assurances that no Year 2000 problems will occur. The Year 2000 problem may impact other entities with which the Company transacts business, and the Company cannot predict the effect of the Year 2000 problem on such entities.



     The Company is relying upon Microsoft Corporation to provide necessary improvements to Microsoft WindowsT and Windows NTT operating systems to resolve Year 2000 problems with respect to its Products.


DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION


     Statement of Financial Accounting Standards 131 supersedes Statement of Financial Accounting Standards 14, "Financial Reporting for Segments of a Business Enterprise". Statement 131 establishes standards on the way that public companies report financial information about operating segments in annual financial statements beginning December 31, 1998 for the Company and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. Statement 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management believes that the operations of Prima Electronics would presently comprise a separate segment as defined by Statement 131. Results of operations and financial position, however, will be unaffected by implementation of this standard.


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                             HISTORY OF THE COMPANY


     The Company was incorporated in Delaware on July 29, 1997. In April, 1998, the Company acquired 99.98% of the outstanding capital stock of Prima Industrie. The Company has acquired, through the holdings of Prima Industrie, approximately 60% of the outstanding capital stock of Prima Electronics. The holding company structure, with the Company, a Delaware corporation, as the parent and Prima Industrie, as its subsidiary, was established to promote the internationalization of the Company's business. Historically, Prima Industrie has focused its marketing and sales efforts in Europe. In order to achieve the objectives set forth in "Business -- Strategy" below, management believes that a presence in the United States is critical. In addition, management believes that a public offering of the Company's securities will be more readily received than one by Prima Industrie because a Delaware corporation is a more familiar corporate entity than an Italian S.p.A. and the Company's presence in the U.S. will facilitate better shareholder relations and communications. There are certain risks associated with a holding company structure (including certain risks peculiar to Italian law), see "Risks of Holding Company Structure" and "Risks of Doing Business in Italy." Management believes these risks are similar to those that a direct shareholder of Prima Industrie would experience.


PRIMA INDUSTRIE

     The predecessor of Prima Industrie was Prima Progetti S.p.A. ("Prima Progetti"), an engineering company formed in 1977. Prima Industrie was formed in 1980 and merged with Prima Progetti in October of 1985. The business evolved from assisting in engineering and design of its customers' products to manufacturing its own or customer-designed products. In 1979, Prima Progetti introduced its first 3-D Product for plastic cutting and, in 1982, its first 3-D Product for metal cutting.

     In 1985, Amada Co. Ltd. ("Amada"), a large Japanese holding company, invested approximately Lit 8.561 billion in the share capital of Prima Industrie, becoming its largest shareholder and subsequently arranged for term loan financing for Prima Industrie. Prima Industrie began the development of new products for Amada, including a robotic sheet-metal bending machine.

     In 1992, Prima Industrie acquired the assets of Laser Work AG, a Switzerland-based manufacturer of 2-D laser cutting machines. Prima Industrie transferred the manufacturing assets of Laser Work AG from Zurich, Switzerland to Turin, Italy.

     In 1993, Prima Industrie transferred to Amada a division dedicated to the development of products for third parties. This division had worked almost exclusively for Amada. In that year, Prima Industrie experienced weak demand for its products, and Europe was in an economic recession. Prima Industrie organized a sales subsidiary in the United States in order to better penetrate the American markets.

     In 1994, the relationship with Amada ended, and Prima Industrie determined to concentrate its efforts in a single business sector -- precision laser cutting and welding systems. This determination was based upon its competitive position, the research and development efforts that had produced a complete range of products in this business sector and the potential for growth in this business sector. The discontinuance of business with Amada and losses in its other lines of business, Prima Electronics and Sapri S.p.A., led to a $5.27 million loss in 1994, despite a 50% increase in the sale of the Products. The investment of Prima Industrie in Sapri S.p.A. was written off, as the losses suffered by Sapri were greater than its net capital. Sapri was engaged in the manufacture and sale of arc welding cells and robots, which business was adversely affected by intense competition, industry consolidation, low margins and economic conditions. The loss experienced by Prima Electronics was primarily due to the discontinuance of its work for Amada and a change in products being produced by Prima Electronics.

     In 1995, Prima Industrie reached agreement to sell its interest in Sapri to Asea Brown Boveri. The loss experienced in 1994 and the termination of the relationship with Amada resulted in a recapitalization of Prima Industrie in 1995. Amada forgave a Lit 3 Billion loan to Prima Industrie. Amada's participation in the share capital of Prima Electronics was sold to the management of Prima Electronics in exchange for cash. As a condition to cancellation of its loan to Prima Industrie and the renunciation of its share capital, Amada required that the equity in Prima Industrie be reduced to zero or less. It was, therefore, necessary under Italian law for Prima Industrie to attract new equity investments. In March 1995, an agreement was reached among Itainvest S.p.A., formerly known as GEPI--Gestion e Participazion Industrieli S.p.A., a government-owned merchant bank ("Itainvest"), Gian Mario Rossignolo, Gianfranco Carbonato, Hans Werthen, Cambria Ltd., on behalf of Miojusti Invesments BV, and Prima Industrie to increase the share capital of Prima Industrie to approximately Lit 10.9 billion. See "Management" and "Certain Beneficial Owners" for further information on this entity and these individuals. The parties to this agreement agreed to subscribe for a capital investment of Lit 10.9 billion, of which Itainvest was to invest Lit 5.0 billion. There were certain remaining shareholders holding approximately Lit .228 billion in equity capital.

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


     Itainvest had entered into an agreement with the other subscribing shareholders that permitted those shareholders to require Itainvest to sell its shares in Prima Industrie to those shareholders. As a result of this Offering, Itainvest and the other subscribing shareholders of Prima Industrie have restructured their agreement. Itainvest will retain full ownership of 394,121 of the 1,212,683 shares of Common Stock that it received prior to this Offering and will grant purchase options to each of the subscribing shareholders for the remaining 818,562 shares. Miojusti has the right to purchase 424,440 of the remaining shares of Common Stock at any time during the period commencing on the sixth month anniversary of the date of this Prospectus and ending on the one year anniversary of the date of this Prospectus at a price equivalent to a minimum of 4,945 Lit. ($2.91) per share. Messrs. Carbonato, Rossignolo and Werthen have the right to purchase 118,234, 137,944, and 137,944, respectively, of the remaining shares of Common Stock during a two-year period beginning on the second anniversary of the date of this Prospectus. The purchase price for Mr. Carbonato is equivalent to 4,125 Lit. ($2.43) per share. The purchase price for Messrs. Rossignolo and Werthen is equivalent to a minimum of 4,945 Lit. ($2.91) per share.


     In 1996, the sale of Sapri S.p.A. to Asea Brown Boveri was completed. Prima Industrie also introduced a new 2-D precision cutting and welding system, the Platino. In July 1997, Prima Industrie received ISO 9001 certification. Also in July 1997, Prima Industrie licensed certain of its 2-D Product technology to Strippit for the manufacture and sale of those Products in North America. See "Business -- Licensing."

PRIMA ELECTRONICS

     Prima Electronics was organized in 1978 as a controlled company of Prima Progetti, manufacturing industrial process controls. In 1990, Prima Electronics entered into an agreement with Atlas Copco to supply regulators and drives pursuant to Atlas Copco's specifications. The agreement provides for pricing and quantity requirements, which are adjusted periodically. The agreement was extended in 1996 through December 31, 2001. In 1994, Prima Industrie's Products were equipped with new numeric controls, under the trade name "PRIMACH," which were developed by Prima Electronics. In December, 1997, Prima Electronics received ISO 9001 certification.

                                    BUSINESS

GENERAL

     The Company is an international provider of software-controlled, robotic, precision laser cutting and welding systems. The Company designs, manufactures and sells 2-D Products that cut and weld shapes on a flat surface, and 3-D Products that trim, punch, slot and weld shaped or profiled materials. The Company's Products are used in automotive prototype development and the manufacture of consumer durable goods. The Company's customers include major European and North American automotive manufacturers, such as BMW, Fiat, Ford, Chrysler, Mercedes-Benz, Nissan, Peugeot, Renault and Volvo. The Products are also used by Tier One suppliers for the manufacture of automotive components that are incorporated into the vehicles sold by these manufacturers. Prima Industrie and Prima Electronics are ISO 9001 certified.

     The Company believes that it has a leading position in the market for the manufacture and sale of 3-D precision laser cutting and welding systems. The Company's advantages are based on proprietary processes and technologies for automated robotic systems that integrate traditional machine tool equipment with laser, laser optics and computer technology. These robotic systems utilize electronic process control systems that interface with CAE/CAD/CAM software to convert engineering designs into instructions for machinery operations.


     The Company, through Prima Electronics, its majority-owned indirect subsidiary, designs and manufactures state-of-the-art software and hardware-based industrial process controls for the Company's equipment and for other industrial equipment manufacturers. Industrial process controls function as the "brains" of machinery, directing all aspects of its operations. Prima Electronics' primary outside customer is Atlas Copco, one of the world's leading suppliers of power generation and pneumatic equipment.


     The Company sells its Products to manufacturers of consumer durable goods such as automobiles, trucks, appliances, farm implements and aircraft for use in producing components that are incorporated into such manufacturer's finished products. The Company believes that manufacturers in other industries tend to follow the lead of the automotive industry in choosing manufacturing methods. Accordingly, the Company has traditionally focused, and will continue to focus, its marketing efforts on the automotive industry.

MARKET

     The Company's primary market for its 3-D Products is the automotive industry. Currently, there are 40 automotive manufacturers throughout the world, of which 20 are widely recognized. Of the 20 primary automotive suppliers, 8 control approximately 50% of the worldwide market. The Company believes, based upon its own analysis of industry projections, that, by 2015, an additional 160 assembly plants will be constructed outside Europe, the United States, and Japan, representing an increase of 80% over the current 200 assembly facilities worldwide. Moreover, these sources further indicate that, by the year 2015, vehicle consumption in Europe, the United States and Japan, which currently account for half of the world sales of automobiles, will slip to approximately 34% of worldwide consumption. As a result, major automotive manufacturers will accelerate the construction of assembly operations outside of these territories. These new plants will be equipped with advanced factory automation systems, potentially including those provided by the Company, in place of traditional manufacturing and assembly technologies. Therefore, the Company expects vigorous demand for its Products in developing markets, as well as accelerating demand within Europe and the United States as older assembly operations are retrofitted, relocated or replaced.

     The Company expects that decision making for the purchase of capital equipment for use in worldwide assembly operations will remain highly centralized. Furthermore, the primary automotive manufacturers have reduced their Tier One suppliers to approximately 1,000 vendors each, down from approximately 25,000 each ten years ago. Therefore, it is expected that the Company's sales and marketing efforts will be focused on a limited number of manufacturers' headquarter operations and Tier One suppliers, resulting in a more efficient sales and marketing organization.

THE AUTOMOTIVE FABRICATION PROCESS

     Automotive components have traditionally been produced through an assembly line process utilizing tool and die equipment. Under the traditional method, raw material is stamped or pressed into the basic shape through the use of a die that is constructed to form the appropriate shape in the material. After the basic shape has been formed, additional dies, along with various mechanical machine tools, are used to stamp, cut, slot, punch and trim the appropriate details into the component.

     Although the purchase of a die for component production represents a large capital expenditure, the duration of its use is limited because it must be constructed to stamp particular shapes or details. When the style of a component changes, a new die must be constructed to reflect the new shape and details of the component. In response to this problem, manufacturers have begun to use, in limited volume production runs, laser cutting systems, such as those produced by the Company, to replace the mechanical tool and die technology traditionally used to punch, cut, slot and trim appropriate details into automotive components after the stamping or pressing of the initial shape. Because laser cutting systems may be reprogrammed to cut different patterns, there is no need to purchase a new die each time the style of a component changes. Thus, a manufacturer is not forced to undertake large capital expenditures each time it wishes to make changes to the details of a component.

     While the ability to generate different patterns and shapes makes laser cutting technology more cost-effective than traditional tool and die technology, its use has been limited primarily to prototype development and limited production runs, due to the inability of laser cutting systems to cut components at the same speed as a mechanical die. In addition, the available laser cutting systems products have not been designed to be installed within an assembly line for full production runs.

     PROTOTYPE DEVELOPMENT. The initial stage of manufacturing a component involves the development of a prototype for testing and marketing purposes. During this process, the automotive manufacturer and Tier One supplier may produce several different versions of the prototype in succession, each version containing refinements suggested by tests run on the earlier versions. It is cost-prohibitive to use dies in producing these prototypes because a new die would have to be constructed for each successive version of the prototype. Thus, the prototype development process traditionally has involved metal-working by hand or with small machine tools. The advent of laser technology, however, has greatly increased the precision and efficiency with which prototypes can be manufactured. The use of the laser avoids the natural imperfections that result from metal working by hand or by conventional tool and die technology. Moreover, because the laser can interface directly with CAE/CAD/CAM, there is no danger of translation errors that may occur when the CAE/CAD/CAM design is converted into cutting instructions. In addition, because the laser's cutting instructions are stored in its computer operating system, it can be used to create duplicates of the prototype without significantly increasing costs.

     PRODUCTION. Following the manufacturer's approval of the prototype, full scale production of the component begins. Traditionally, this process commences with the casting of one die to stamp the basic shape of the component into the sheet metal and additional dies to stamp the necessary details into the basic shape. As discussed above, re-programmable laser cutting and welding systems may be used to perform the precision cutting and finishing functions traditionally performed by dies. However, the use of laser cutting systems as a replacement for tool and die technology in the precision cutting and finishing stages of manufacturing has been limited to relatively low volume production runs.

     The Company believes that certain trends in the manufacturing industry are causing an increasing emphasis on lower volume production runs and a decreasing emphasis on the speed of precision cutting and finishing. These trends include:
(i) the decentralization of the production of components that make up a finished product among a wider array of factories as a result of manufacturers' increased reliance on the outsourcing of component production; (ii) the shift towards just-in-time production methods and away from the stockpiling of partially finished goods; (iii) the acceleration of the rate of change in a product's internal components from one year's model to the next; and (iv) the use of a larger number of small components in the design of a finished product. The Company believes that this increasing emphasis on lower volume production runs and decreasing emphasis on speed will result in continued increases in the demand for laser cutting and welding systems, such as those produced by the Company, as replacements for tool and die systems in the precision cutting and finishing stages of manufacturing.

     The advantages of laser cutting and welding technology over traditional tool and die technology for production operations include the following:

     (Bullet) laser systems produce more precise structural configurations without the imperfections inherent in tool and die applications, resulting in fewer rejects and more efficient assembly operations;

     (Bullet) the automotive industry is producing lighter and more fuel efficient vehicles because of cost considerations and government mandates and, as a result, automotive manufacturers are utilizing formed steel and composite profiles that cannot be processed by conventional tool and die technology; and

     (Bullet) because of the integration of CAE/CAD/CAM technologies within the Company's Products, interruptions in the production process caused by design errors are minimized, resulting in better assembly fits of component parts and enhanced structural integrity of the vehicle.

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

PRODUCTS

     The Company sells both 2-D and 3-D Products. 2-D Products cut and weld shapes on a flat surface, while 3-D Products trim, punch, slot and weld objects on a three-dimensional basis. The Company's Products are based upon high-power carbon dioxide lasers.

     The term "laser" is an acronym for "light amplification by the simulated emission of radiation." A laser converts energy into an intense beam of light comprised of a single or limited number of wavelengths. A laser beam may be strong enough to cut sheet metal or may be sensitive enough to perform eye surgery.

     THREE-DIMENSIONAL LASERS. The Company produces two 3-D Products -- the Rapido 5 model and the Optimo model. Both models utilize a flying optics system pursuant to which the material to be cut remains stationary while the laser head moves to the appropriate position for cutting. Both models are equipped with a five-axis laser head, which permits profile cutting, i.e., cutting on three-dimensional, rather than flat, materials. Both models have an industrial process control system developed by Prima Electronics, which allows for the machine to either interface with CAE/CAD/CAM software or be controlled by off-line, manual instructions. In addition, both machines can store instructions in memory for future repetitions. The laser head of the Rapido 5 is controlled by a fully retracting arm, while the laser head of the Optimo is controlled by a gantry structure which allows longer strokes than the fully retracting arm of the Rapido. In the gantry structure, the laser head is suspended from a spanning frame that is supported by four corner poles. The Optimo model is designed to process large automobile body parts and to provide cutting and trimming to large areas. The Optimo permits laser cutting and welding to five sides of the piece (i.e., front, back, right, left, and top). The Optimo is the Company's highest priced product because it requires more expensive installation and on-site commissioning. The retracting arm of the Rapido 5 is a cantilever structure that does not support as much weight as the Optimo does. The term "cantilever" refers to the retracting arm which is supported at only one end. The cantilever structure of the Rapido 5 permits laser cutting and welding to four sides of the work piece (i.e., front, right, left, and top).

     TWO DIMENSIONAL LASERS. The Company produces two 2-D Products -- the Platino model and the Laserwork Gold model. Both models utilize a flying optics system. Both models have an industrial process control system developed by Prima Electronics, which allows the machine to either interface with CAE/CAD/CAM or be controlled by off-line, manual instructions. In addition, both machines can store instructions in memory for future repetitions. The laser head of the Platino is controlled by a cantilevered arm that extends over the work area. The laser head moves along this arm in accordance with instructions and the arm itself moves over the work area, with the laser head remaining at all times perpendicular to the cutting surface. The laser head of Laserwork Gold is controlled by a gantry structure. The same distinctions between the cantilever and gantry structures as discussed above apply to the Platino and the Laserwork Gold models.

     NEW PRODUCT DEVELOPMENTS. As described above under "Market," the Company anticipates greater demand for its Products; however, its 3-D Products must undergo certain design changes to meet the requirements of the production environment. The Company will embark on its "Laser On-Line" development program to produce a family of production-oriented 3-D Products. The 3-D product family, tentatively named "Laser-Gate," will consist of a high speed cutting and welding system of integrated units.

INDUSTRIAL CONTROLS

     Prima Electronics manufactures industrial controls. Prima Industrie uses these controls in its Products to instruct the laser head as to the specific tasks to be completed as well as the laser settings.

     Prima Electronics also produces regulators and drives for Atlas Copco pursuant to a supply agreement extending through 2001. The specifications and technology for these products were developed by Prima Electronics, but are owned by Atlas Copco, and Prima Electronics manufactures these products solely for Atlas Copco's use in its products. The supply agreement provides for the maintenance of rigorous quality standards.

QUALITY

     Prima Industrie and Prima Electronics have each obtained certification as being in compliance with International Organization for Standardization ("ISO") 9001. The ISO is a worldwide federation of national standards bodies, one from each of over one hundred countries. ISO 9000 standards, of which ISO 9001 is a part, are basic rules for quality systems, that ensure that a supplier has the capability to produce the required goods or services and to meet fully customer expections. ISO 9000 standards were developed to establish a common set of universally accepted quality standards, especially for international trade. The procedure for attaining certification is for the applicant to evaluate and revise its quality procedures against the requirements of the applicable standard, e.g., ISO 9001. The applicant presents its revised quality procedures to the national standards body for its country. Representatives of the national standards body assess the procedures and the applicant's operations prior to certification. Certain countries or business sectors may not accept products or services from businesses without such certification. Series ISO 9001 provides certification for companies that design, manufacture, install or service products. The certification means that the production processes of Prima Industrie and Prima Electronics incorporate quality practices, disciplines and checks and balances on a fully documented basis.

BACKLOG

     At March 31, 1998, Prima Industrie had orders for 20 Products with a value of Lit 16.335 billion, or approximately $8.98 million. This compares to a backlog of Lit 18.473 billion, or approximately $11.02 million, on March 31, 1997, consisting of 22 units. At March 31, 1998, Prima Electronics had orders from customers other than Prima Industrie with a value of Lit 5.739 billion, or approximately $3.15 million, compared to a backlog of Lit 4.599 billion, or approximately $2.74 million, at March 31, 1997.

STRATEGY

     The Company's goal is to exploit its technological superiority to become the leading international provider of fully integrated robotic systems for the precision cutting and finishing stages of the manufacturing process. The Company also intends to become a recognized supplier of industrial process controls for the machine tool industry. The following discussion summarizes the major aspects of the Company's corporate strategy:


     (Bullet) ACHIEVE VERTICAL AND HORIZONTAL INTEGRATION THROUGH STRATEGIC
              ACQUISITIONS AND JOINT VENTURES. Following this Offering, the Company will seek to expand its operations through strategic acquisitions throughout the world. In pursuing strategic acquisitions, the Company will attempt to achieve both vertical integration, through the acquisition of critical material suppliers (e.g., laser and auxiliary equipment suppliers), and horizontal integration, through the acquisition of complementary businesses and products. In addition, the Company may enter into joint ventures pursuant to which a local manufacturer will join with the Company to provide products to the automotive industry in the region. The Company will target acquisitions in the following areas and industry sectors: (i) the highly fragmented Italian multi-axis machine tool industry, where the Company can achieve added critical mass and economies of scale in production, research and development, and sales and marketing activities, (ii) the worldwide sheet metal fabricating industry, particularly those sectors that are highly compatible with production laser systems,
              (iii) worldwide system integrators for metal fabricators, particularly those with experience integrating complex laser system solutions with other metal fabricating activities and factory control systems, and (iv) laser manufacturers, to avoid dependence on third party laser suppliers. The Company has no agreements for any acquisitions as of the date of this Prospectus.


     (Bullet) ENHANCE THE COMPANY'S PRODUCTS FOR USE IN HIGHER VOLUME PRODUCTION
              ENVIRONMENTS. The Company believes that there is a trend in the manufacturing industry towards lower volume production runs. This trend favors the use of laser cutting and welding systems over tool and die technology for the precision cutting and finishing stages of the manufacturing process as a method of reducing production costs per unit. The Company expects to take advantage of this trend by enhancing its Products for use in a production environment as part of its "Laser-On-Line" development program. Through this program, the Company will modify its Products to make them better able to withstand the rigors of a full production run and will add automated loading and unloading systems to allow the Products to be integrated into an assembly line.

     (Bullet) MAINTAIN AND EXPAND ITS CURRENT MARKET SHARE IN 2-D AND 3-D
              PRODUCTS THROUGH AGGRESSIVE GLOBAL MARKETING. The Company intends to maintain its current share of the market for both 2-D and 3-D Products through aggressive global marketing and sales promotion. Marketing initiatives will include exhibits at major machine tool exhibitions throughout the world, extensive marketing and promotional efforts to introduce new products and key account promotions.


     (Bullet) MARKET PRIMA ELECTRONICS' INDUSTRIAL PROCESS CONTROLS THROUGH
              WORLDWIDE DISTRIBUTION CHANNELS. The Company intends to leverage the experience of Prima Electronics in providing industrial controls to Prima Industrie and Atlas Copco by independently marketing its state-of-the-art industrial process control products through electronic and electrical distribution channels worldwide. While initial marketing efforts will focus on machine tool companies, management believes that its industrial control products, both hardware and software, can be utilized by virtually all flexible manufacturing, automated production and assembly, automated material handling, welding, and process control system suppliers.

     (Bullet) DEVELOP, AS A DISCRETE PROFIT CENTER, COMPREHENSIVE WARRANTY AND
              SERVICE, TRAINING AND SUPPORT, PREVENTIVE MAINTENANCE PROGRAMS AND UPGRADES FOR THE COMPANY'S PRODUCTS. The Company expects these programs to increase its competitive position in both the 2-D and 3-D markets by establishing a corporate reputation for quality and service. Accordingly, the Company intends to expand its direct support infrastructure worldwide and expand its field service and support. The establishment of these activities will entail recruiting and training qualified personnel, identifying qualified independent service organizations and building effective and highly trained organizations that can provide service to customers in various countries in their assigned regions.


     (Bullet) EXPAND THE LICENSING OF ITS TECHNOLOGY FOR THE MANUFACTURE AND
              SALE OF THE COMPANY'S 2-D PRODUCTS OUTSIDE EUROPE. The Company will seek more licensing partners for its 2-D equipment. The Company has entered into a license agreement with Strippit for the manufacture and sale of products using the technology for the Platino product. Moreover, the Company has executed a license agreement with a licensee in China for the Company's 2-D Products, subject to the approval of the government of the People's Republic of China. See "Business -- Licensing." Assuming the requisite approvals are obtained, the revenues generated from this licensing program may significantly increase total revenues. Moreover, this program will allow the Company to take advantage of purchasing economies of scale because subassemblies purchased by licensees from the Company's outside suppliers will be included in the calculation of the Company's volume discounts. Finally, the Company expects this program to increase its sales of 3-D Products by requiring licensees to refer customers interested in such products to the Company. However, there can be no assurance that the Company's licensing strategy will achieve such results.


RESEARCH AND DEVELOPMENT

     The Company believes it has achieved a technology leadership position in the 3-D Products market by investing heavily in research and development and by developing higher performance products and satisfying the needs of its customers. The Company intends to continue to invest heavily in research and development; however, the Company's development programs do not involve the authorship of any new technology. The Company already utilizes Intel PentiumT based hardware and Microsoft WindowsT and Windows NTT based software; accordingly, off-line interfaces are easily specified and developed. Prima Electronics has developed automatic loading and unloading sequences and conveying equipment, and these devices and technology are also readily available from third party suppliers. For the Company, adapting automotive "prototyping" equipment to the production environment involves only the refinement of existing bodies of technology to a different manufacturing environment. In 1995, 1996 and 1997, the Company spent, net of grants received for current projects, $.670 million, $1.329 million, and $1.335 million, respectively. The Company received R&D grants for current projects of $.231 million in 1995, $.199 million in 1996 and $.114 million in 1997.

COMPETITION

     The Company currently has four significant competitors in the market for 3-D laser-cutting and welding systems, including Trumpf of Germany; Mazak and NTC, both located in Japan; and Lumonics, Inc., a U.S. supplier of YAG based laser cutting and welding products. All of these companies are larger than the Company and have access to greater financial, technical and other resources than the Company. Although the Company believes that these competitors are not yet supplying technically equivalent laser cutting products, the Company believes that these companies will aggressively seek larger positions in the 3-D market. To remain competitive, the Company believes that it will be required to manufacture and deliver products to customers on a timely basis and without significant defects and that it will also be required to maintain a high level of investment in research and development and in sales and marketing. In addition, the market for 3-D laser cutting and welding equipment is still small and developing, and there can be no assurance that larger competitors with substantially greater financial resources, including manufacturers of 2-D laser products and other manufacturers of industrial lasers will not attempt to enter the market.

     Competition in the 2-D laser cutting and welding industry is intense, characterized by large, multi-national corporations with significantly more resources than the Company. The competition has achieved their successes primarily as a result of their participation in the conventional machine tool stamping and cutting industry. The Company enjoys no significant technological advantage over the competitors in the 2-D marketplace; however, the Company maintains competitive, state-of-the-art products, and has achieved, maintained and extended its participation in the 2-D market place without the benefit of complementary product lines or sales resources.


     Currency devaluation resulting from the economic conditions in Asia may result in a competitive advantage to certain competitors located in Asia, especially Japan. This devaluation may cause competitors' products to be significantly less expensive than Products manufactured by the Company.

LICENSING

     The Company has begun licensing the technology for manufacture of 2-D Products in territories outside Europe. The first licensing agreement was reached in July 1997, with Strippit for the manufacture and sale of products using the technology for the Company's Platino Product. The agreement provides for an exclusive sales territory limited to North America with a non-exclusive license for the rest of the world, excluding Europe and certain markets in Asia. The license agreement provides for an up-front royalty payment with additional payments per machine sold, subject to a minimum royalty payment during the period ending on December 31, 1999. Strippit is also required to furnish to the Company information regarding potential purchases of 3-D Products. Strippit is the wholly owned subsidiary of Idex Corporation. Idex Corporation has announced that it is offering to sell Strippit and has commenced a process to solicit bids for the acquisition of Strippit. The purchase of Strippit by an entity with interests adverse to those of the Company could have a material adverse effect on the Company's licensing activities in North America. Accordingly, the Company is monitoring the auction process.

     The Company has executed the China License with Beijing Machinery and Electricity Institute for the manufacture and sale in China of the Company's 2-D Laserwork Product, subject to the approval of the government of the People's Republic of China. The China License has a term of five years, commencing with the approval by the government, and grants a non-exclusive license for the manufacture and sale of the Laserwork Product in China. The China License requires an initial payment for the License and royalty payments based upon net sales of the Products. The approval of the China License by the government of the People's Republic of China has been significantly delayed. The Company cannot predict when such approval will be forthcoming, if at all.

EMPLOYEES


     As of March 31, 1998, the Company employed 210 people on a full-time basis, including 20 in sales and services offices outside Italy. The Company believes that its relations with its employees are good. None of the employees is covered by a collective bargaining agreement. See "Risk Factors -- Dependence on Key Personnel."


MANUFACTURING

     Prima Industrie's manufacturing activities consist of assembly, integration and testing. These activities are performed in a 72,000 square foot facility in Turin, Italy. In order to focus on its core technology, leverage the expertise of its key suppliers and respond more efficiently to customer demand, the Company has outsourced some of its machining operations on certain structural subassemblies. During the fourth quarter of 1997, the Company completed a transaction with Macromeccanica pursuant to which it sold certain machine tools and equipment previously used by Prima Industrie to manufacture parts for its Products to a leasing company, which then leased such equipment to Macromeccanica. The Company entered into a requirements contract pursuant to which Macromeccanica will supply such parts to the Company. The Company will no longer machine the frame and structure components of its Products. With the exception of smaller machining on the laser head and other small parts, Prima Industrie will focus its manufacturing activities primarily on assembly operations. In the event Macromeccanica is unable to satisfy quality standards or production quantities, Prima Industrie will experience temporary delivery problems until other machining subcontractors can be retained, which subcontractors are readily available to Prima Industrie.

     At present, the production capacity of Prima Industrie is approximately 100 machines per year, and it is operating at 80% of capacity. In the event that sales increases as a result of the Company's strategic initiatives, the Company intends to commence assembly operations in North American and Asia at the appropriate time.

FACILITIES

     Prima Industrie's headquarters and manufacturing facilities are housed in a 72,000 square foot building located in Collegno, Turin, which Prima Industrie leases under a lease expiring in 2002. Prima Electronics' headquarters and manufacturing facilities are housed in a 33,850 square foot building located in Moncalieri, Turin, which Prima Electronics leases under a lease expiring in 1998. Upon expiration of the lease in 1998, Prima Electronics will acquire the facility with the final payment under the lease. The Company maintains its U.S. headquarters at 447 S. Sharon Amity Road, Suite 250, Charlotte, North Carolina. Prima Industrie also leases various office spaces in France, The United Kingdom, Spain, Switzerland, and the United States either directly or through wholly owned subsidiaries.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company, who have served in such capacities since the Company was incorporated on July 29, 1997 unless otherwise indicated, and their ages, as of July 2, 1998, are as follows:


NAME                                           AGE                                             POSITION
--------------------------------------------   ---                        --------------------------------------------------

Gian Mario Rossignolo.......................   67                         Chairman of the Board of Directors
James R. Currier, Sr........................   51                         President, Chief Executive Officer and Director
Gianfranco Carbonato........................   53                         Executive Vice President and Director
Giovanni Ciamaroni..........................   52                         Vice President Business Development and Director
Michael H. Gilbert..........................   57                         Vice President Finance and Administration, Chief
                                                                            Financial Officer, Secretary and Treasurer(1)
Hans Lennart Oscar Werthen..................   83                         Director
Pio Pellegrini..............................   52                         Director(2)



---------------

(1) Mr. Gilbert was elected to serve in the positions shown above effective October 1, 1997.

(2) Mr. Pellegrini was elected to serve as a member of the Board of Directors of the Company on October 15, 1997.


     The number of members of the Board of Directors is set at nine and there are six directors currently serving. After the closing of this Offering, the Board of Directors intends to elect Mr. W. Edwin McMahan and Mr. Michael A. Almond to fill two of the three vacancies. Mr. McMahan, age 53, and Mr. Almond, age 49, have agreed to accept the election and to serve on the Board, provided that acceptable directors' and officers' liability insurance is in place and appropriate indemnification agreements with the Company are obtained. It is anticipated that Messrs. McMahan and Almond will serve as independent directors of the Company and on the Compensation and Audit Committees of the Board of Directors, but they have not participated in the affairs of the Company or, in any way, in the preparation of this Prospectus. The Board of Directors intends to fill the remaining vacancy with a nominee to be designated by EBI Securities Corporation after the closing of this Offering pursuant to the Underwriting Agreement. See "Underwriting."


     The executive officers and directors of Prima Industrie and their ages, as of July 2, 1998, are as follows:

NAME                                              AGE                                           POSITION
-----------------------------------------------   ---                        ----------------------------------------------

Gianfranco Carbonato...........................   52                         Managing Director and Chief Executive Officer
Gian Mario Rossignolo..........................   67                         Chairman of Board of Directors
Hans Lennart Oscar Werthen.....................   82                         Vice Chairman of Board of Directors
Alberto Delle Piane............................   50                         Deputy General Manager


     The executive officers and directors of Prima Electronics and their ages, as of July 2, 1998, are as follows:

NAME                                              AGE                                           POSITION
-----------------------------------------------   ---                        ----------------------------------------------
Domenico Peiretti..............................   47                         Managing Director and Chief Executive Officer
Gianfranco Carbonato...........................   52                         Chairman of Board of Directors

     GIAN MARIO ROSSIGNOLO, a founder of Prima Industrie, has served as Chairman of Prima Industrie since July 1995. Prior to that, he served as its Vice President from July 1, 1985, to February 9, 1995. Mr. Rossignolo serves as a member or chairman of the Board of Directors of seventeen European companies, including Telecom Italia S.p.A. Group, Electrolux Zanussi S.p.A., Atlas Copco Italia S.p.A., Perstop S.p.A., Sanitari Pozzi and Consortium, Ericsson S.p.A., SKF Industrie S.p.A., and SKF, Incorporated. The shares of Telecom Italia S.p.A. Group are traded on the Milan, Italy stock exchange and on the New York Stock Exchange through American Depositary Receipts. SKF Incorporated is traded on the National Market System of the NASDAQ Stock Market, Inc.

     JAMES R. CURRIER, SR., served as President of Apogee Robotics, Inc. ("Apogee"), from October 1994 to June 1997. Apogee filed in December 1994, a petition under Chapter 11 in the United States Bankruptcy Court for the District of

Colorado. On June 17, 1997, the proceeding was converted to a Chapter 7 case. From August 1994 to present, Mr. Currier has also served as Secretary and Treasurer of Currier Properties, Inc., a commercial real estate company. From February 1987 to November 1992, Mr. Currier served as Executive Vice President of NDC Automation, Inc., a publicly held factory automation company.

     GIANFRANCO CARBONATO has served as Chief Executive Officer and Managing Director of Prima Industrie since June 7, 1985. Mr. Carbonato was General Manager of Prima Progetti from July 1977 until its merger with Prima Industrie in May 1984. Mr. Carbonato has also served as President of Prima Electronics since April 1995.

     GIOVANNI CIAMARONI has served as Managing Partner of Rimex GmbH, a technology broker, since 1993, and as a business consultant since 1991. Mr. Ciamaroni was a founder and served as Chairman of the Board of Directors and Chief Executive Officer from 1974 to July 1991 of Logosystem S.p.A., a company involved in computer integrated manufacturing.

     MICHAEL H. GILBERT is a certified public accountant and from May 1986 to September 1997, was a shareholder, officer and director of Hitchner, Whitt & Co., P.A., a firm of certified public accountants in Charlotte, North Carolina.



     HANS LENNART OSCAR WERTHEN has served as Vice Chairman of the Board of Directors of Prima Industries since October 1995. Mr. Werthen is retired and serves as Honorary Chairman of the Board of Directors of AB Electrolux. Prior to retirement, Mr. Werthen served as Chairman of the Board of Directors of Electrolux from 1991 to 1993.

     PIO PELLEGRINI has served as Manager of Itainvest, a government owned investment firm, from May 1982 to present.

     DOMENICO PEIRETTI has served in various management capacities with Prima Electronics since November 1987. In the period from 1986 to 1996, he served as Vice-President of Prima Electronics. Since October 1987, he has served as General Manager of Prima Electronics. Since April 1995, he has also served as Managing Director of Prima Electronics.

     ALBERTO DELLE PIANE has served as Deputy General Manager and Director of Sales for Prima Industrie since January 26, 1994. From January 1989 to January 1994, he served as Director of the Laser Division of Prima Industrie.

     W. EDWIN MCMAHAN is a nominee for election as a director after consummation of this Offering. Mr. McMahan has served since 1974 as Chief Executive Officer of Little & Associates Architects, an architectural firm based in Charlotte, North Carolina, and as President of McMahan-Carver Properties, Inc., an affiliated real estate development company.

     MICHAEL A. ALMOND is a nominee for election as a director after consummation of this Offering. Mr. Almond is an attorney and has been a member of the law firm of Parker, Poe & Adams and Bernstein, LLP in Charlotte, North Carolina, since March 1, 1984. Mr. Almond has specialized in the practice of international law, representing U.S. businesses overseas and foreign businesses in the U.S.


LEGAL PROCEEDINGS INVOLVING FORMER DIRECTOR

     On July 9, 1998, Mr. Mario Mauri, who had served as a director of Prima Industrie since 1995 and as a director of the Company since July 1997, resigned both posts. Mr. Mauri, along with the other directors of a now bankrupt Italian company, has been accused by an Italian prosecutor of certain allegedly improper transactions between the bankrupt company and its affiliates. Neither the Company nor any of its subsidiaries has or had any business relationship with the bankrupt company or its affiliates. Mr. Mauri is now under house arrest in Italy. The effect of these events, if any, on Mr. Mauri's future status as the Chairman of Cambria, Ltd., an entity that controls Miojusti (a substantial shareholder of the Company), is uncertain. See "Certain Beneficial Owners."


DIRECTOR COMPENSATION

     Members of the Company's Board of Directors who are employed by the Company, Prima Industrie, Prima Electronics or their affiliates do not receive compensation for their services as directors. All other directors receive $10,000 per year, plus expenses. As part of the Company's 1997 Stock Incentive Plan, the directors of the Company who are not officers, employees or original stockholders of the Company participate in a formula grant program. Original stockholders are those stockholders of the Company prior to the Offering. As of the date such individual becomes a director, he or she will receive an option to purchase 500 shares of Common Stock at an exercise price of 105% of the fair market value of the Common Stock on such date. Thereafter, each such director will receive an option to purchase 500 shares of Common Stock on the anniversary of the individual becoming a director at an exercise price equal to the fair market value of the Common Stock on such date.

BOARD COMMITTEES


     Upon completion of this Offering, the Board will have two standing committees, the Compensation Committee and the Audit Committee. The Compensation Committee will be responsible for reviewing the compensation of executives of the Company and recommending changes to the Board. The Compensation Committee also will administer The PRIMA International Group, Inc. 1997 Stock Incentive Plan. The Compensation Committee will be composed of Messrs. McMahan and
Almond.

     The Audit Committee will be responsible for meeting periodically with representatives of the Company's independent certified public accountants to review the general scope of audit coverage, including consideration of the Company's accounting practices and procedures and systems of internal controls, and will report to the Board with respect thereto. The Audit Committee also will recommend to the Board the appointment of the Company's independent auditors. The Audit Committee will be composed of Messrs. McMahan and Almond.

EXECUTIVE COMPENSATION

     The following table sets forth in summary form information concerning the compensation awarded to, earned by, or paid for services rendered to Prima Industrie or Prima Electronics in all capacities during the year ended December 31, 1997, by (i) the Chief Executive Officer of each entity and (ii) the most highly compensated executive officers of either entity whose salary and bonus for such year exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE
                           ANNUAL COMPENSATION(1)(2)

                                                                                                                  OTHER ANNUAL
NAME AND PRINCIPAL POSITION        YEAR                  SALARY ($)                  BONUS ($)                  COMPENSATION ($)
--------------------------------   ----                  ----------                  ---------                  ----------------
Gianfranco Carbonato............   1997                    221,500(3)                      --                     11,100(4)(6)
  CEO Prima Industrie              1996                    244,400(3)                      --                     11,700(4)(6)
                                   1995                    181,100(3)                      --                     12,300(4)(6)
Alberto Delle Piane.............   1997                    118,600                     19,900(5)                  11,700(4)(6)
  Deputy General Manager           1996                    129,600                     25,300(5)                  13,600(4)(6)
  Prima Industrie                  1995                    104,400                     24,600(5)                  12,900(4)(6)
Domenico Peiretti...............   1997                    128,500(3)                      --                     10,000(4)(6)
  CEO Prima Electronics            1996                    140,600(3)                      --                     11,000(4)(6)
                                   1995                     96,400                     12,300                     11,000(4)(6)

---------------


(1) All compensation described in this table was denominated in Italian lire, but has been converted to U.S. dollars at the following exchange rates:
    1,629 Lira to the dollar for 1995, 1,543 Lira to the dollar for 1996 and 1,711 Lira to the dollar for 1997. On July 1, 1998, the exchange rate among banks selling in amounts of $1 million or more as published by the WALL STREET JOURNAL was 1791 Lira to the dollar.


(2) Prima Industrie and Prima Electronics do not have incentive compensation plans or make any form of payouts or awards under long term compensation plans.

(3) Included in salary are amounts paid to Messrs. Carbonato and Peiretti as managing director or director fees for Prima Industrie and Prima Electronics.

(4) The Chief Executive Officer and each Named Executive Officer receive perquisites and other personal benefits, however, the aggregate amount is less than ten percent (10%) of the total salary and bonus shown in the table.

(5) Mr. Delle Piane receives a discretionary bonus based upon performance as determined by the Managing Director of Prima Industrie, Mr. Carbonato.

(6) The compensation shown is paid by the employer pursuant to the requirements of a government program. The employee is entitled to receive the amounts paid on behalf of the employee when the employee is no longer employed by the employer.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Messrs. Currier, Ciamaroni, Carbonato and Gilbert. Each employment agreement has an initial term of three years and contains certain covenants regarding the employee's right to compete with the Company following the termination of his employment (the "Non-Compete Covenants"). Messrs. Currier and Carbonato will each receive a base salary of $250,000 per year, while Messrs. Ciamaroni and Gilbert will each receive a base salary of $150,000 per year. A portion of Mr. Carbonato's salary will be paid by Prima Industrie. Under each of these agreements, non-qualified stock options have been granted as described below. Messrs. Currier and Ciamaroni will also receive payments of $300,000 and $180,000, respectively, for entering into the Non-Compete Covenants. Messrs. Carbonato and Gilbert will not receive any additional compensation for entering into the Non-Compete Covenants.

     The employment agreements for Messrs. Currier and Ciamaroni also contain a bonus provision, pursuant to which they will each receive a bonus of 60,000 shares of Common Stock, together with a cash payment necessary to compensate them for any their individual tax liability related the receipt of the shares, upon the first to occur of the following events:



          (a) Nonrenewal of the employment agreement by the Company; or



          (b) An increase in the Company's consolidated net revenues for any fiscal year of $20,000,000 over the Company's consolidated net revenues in 1997 resulting from a merger with, or acquisition of, a company based in the United States.


1997 STOCK INCENTIVE PLAN

     The stockholders of the Company have adopted an incentive compensation plan entitled "The PRIMA Group International, Inc. 1997 Stock Incentive Plan" (the "Plan"). The purpose of the Plan is to reward and provide incentives for executive officers, key employees, non-employee directors and consultants by providing them with an opportunity to acquire equity interests in the Company, thereby increasing their personal interest in the success of the Company. The purpose of the Plan is also to retain the services of executive officers and key employees as well as to assist in attracting new executive officers and key employees. The maximum number of shares authorized to be issued under the Plan is 1,000,000 shares of Common Stock and the maximum number of shares underlying awards that can be granted to an individual employee in a calendar year is 200,000 shares of Common Stock.

     As of the date of this Prospectus, an aggregate of 550,000 shares of Common Stock had been reserved under the Plan through the exercise of non-qualified stock options. The following table sets forth information regarding the outstanding options under the Plan:

                                  SHARES OF
                                 COMMON STOCK
                                  UNDERLYING                               WHEN                               EXERCISE
PARTICIPANT                         OPTION                            EXERCISABLE (1)                         PRICE (2)
-----------------------------    ------------                         ---------------                         ---------
James R. Currier, Sr.........       100,000                           1st anniversary(3)                         102%
                                     30,000                           1st anniversary(3)                         120%
                                     30,000                           2nd anniversary(3)                         130%
                                     40,000                           3rd anniversary(3)                         140%
Gianfranco Carbonato.........        30,000                           1st anniversary(3)                         120%
                                     30,000                           2nd anniversary(3)                         130%
                                     40,000                           3rd anniversary(3)                         140%
Giovanni Ciamaroni...........       100,000                           1st anniversary(3)                         102%
                                     30,000                           1st anniversary(3)                         120%
                                     30,000                           2nd anniversary(3)                         130%
                                     40,000                           3rd anniversary(3)                         140%
Michael H. Gilbert...........        20,000                           1st anniversary(3)                         110%
                                     15,000                           2nd anniversary(3)                         120%
                                     15,000                           3rd anniversary(3)                         130%

---------------

(1) The stock options vest and become exercisable on the indicated anniversary dates of this Offering.

(2) The exercise price on date of grant will be the indicated percentage of the Offering Price.

(3) These grants have been made in aggregate totals of 200,000 to Messrs. Currier and Ciamaroni, 100,000 to Mr. Carbonato and 50,000 to Mr. Gilbert. The table sets forth the installments as they became exercisable.

     The Plan permits the granting of stock options, including incentive stock options ("ISOs") as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified stock options ("NQSOs") which do not qualify as ISOs.

     The Plan is administered by the Compensation Committee, which has the sole and complete authority to select the employees (including executive officers), directors and consultants who will receive options under the Plan. The Compensation Committee has the authority to determine the number of stock options to be granted to eligible individuals, whether the options will be ISOs or NQSOs and the terms and conditions of the options (which may vary from grantee to grantee). The Compensation Committee determines the period for which each stock option may be exercisable, but in no event may a stock option be exercisable more than ten years from the date the option becomes vested. The number of shares available under the Plan and the exercise price of the options granted thereunder are subject to adjustment by the Compensation Committee to reflect stock splits, stock dividends, recapitalization, mergers, or other major corporate actions.

     The Compensation Committee also has the authority under the Plan to grant Stock Appreciation Rights ("SARs") to participants. SARs confer on the holder a right to receive, upon exercise, the excess of the fair market value of one share on the date of exercise over the grant price of the SAR as specified by the Committee, which price may not be less than 100% of the fair market value of one share on the date of grant of the SAR. The grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any SAR are determined by the Committee.

     The Board of Directors may discontinue, amend, or suspend the Plan in a manner consistent with the Plan's provisions or existing agreements, provided such changes do not violate the federal or state securities laws.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND RELATED MATTERS

     The Company's Certificate of Incorporation limit the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers (other than liabilities arising from acts or omissions which involve intentional misconduct, fraud or knowing violations of law or the payment of distributions in violation of the General Corporation Law of Delaware). The Company's Bylaws provide that the Company shall indemnify directors and officers for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his being an officer or director of the Company, except where such director or officer is finally adjudged to have been derelict in the performance of his duties in such capacity. The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At the present time, there is no pending material litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened material litigation or proceeding which may result in a claim for such indemnification.

INDEMNIFICATION AGREEMENTS

     The Company has entered into indemnification agreements or employment agreements with each of its directors and executive officers pursuant to which the Company is obligated to indemnify such individuals to the fullest extent permitted by law including certain liabilities and claims arising under the Securities Act.

                              CERTAIN TRANSACTIONS


     Prior to this Offering, Messrs. Currier and Ciamaroni each entered into an agreement with Miojusti to purchase 247,385 shares of Prima Industrie for $600,000. Each of them delivered to Miojusti a non-recourse promissory note in the amount of $600,000 in payment of the purchase price. These promissory notes do not bear interest and are due thirty days after consummation of the Offering. If the promissory note is not paid when due, Miojusti's sole recourse is to obtain a return of the Prima Industrie shares or the shares of Common stock received in exchange for the Prima Industrie shares. In the exchange of shares by the shareholders of Prima Industrie for shares of the Company, Messrs. Currier and Ciamaroni each received 60,000 shares of Common Stock. In consideration of an amendment to employment agreements with Messrs. Currier and Ciamaroni, the Company has agreed to assume their obligations to Miojusti and to receive their rights to the 120,000 shares of Common Stock. Messrs. Currier and Ciamaroni reached agreement with Miojusti to reduce the total obligation to an amount based upon the Offering Price, estimated to be $960,000 (based upon an Offering Price of $8.00 per share). The Company intends to pay this obligation out of the net proceeds of this Offering (see "Use of Proceeds") and to cancel the 120,000 shares of Common Stock in the manner of a redemption.

                           CERTAIN BENEFICIAL OWNERS


     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of July 13, 1998, and as adjusted reflect the sale of the Shares offered hereby, by (i) each person with address who is not an executive officer or director of the Company and who is known by the Company to own beneficially more than 5% of the Company's outstanding stock,
(ii) each Named Executive Officer, (iii) each of the Company's directors and
(iv) all current directors and executive officers as a group. Some of the officers and directors may purchase shares of Common Stock in the public market after the Offering is commenced. No information is provided with respect to these future purchases.



                     DIRECTORS, EXECUTIVE OFFICERS                        SHARES BENEFICIALLY
                           & 5% SHAREHOLDERS                                   OWNED (1)                             PERCENTAGE (2)
                    -------------------------------                       -------------------                        --------------

Itainvest (3)
  Via Del Serafico
  Rome, Italy..........................................................        1,212,683                                   26.5%
Miojusti Invesments BV (3)(4)
  3105 Stravinsky Laan
  Amsterdam The Netherlands............................................          285,036                                    6.2%
Gian Mario Rossignolo (3)..............................................          422,657                                    9.2%
James R. Currier, Sr...................................................              150                                      *
Gianfranco Carbonato (3)...............................................          199,643                                    4.4%
Giovanni Ciamaroni.....................................................              150                                      *
Michael H. Gilbert.....................................................                0                                      0%
Hans Werthen (3).......................................................          405,036                                    8.8%
Pio Pellegrini.........................................................                0                                      0%
All directors and executive
  officers as a group
  (eight persons)......................................................        1,312,672                                   28.7%



---------------

 * Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment powers with respect to all the shares of common stock shown as beneficially owned by them.

(2) For purposes of this table, the number of outstanding of the Company's Common Stock is 4,580,300.

(3) Not including the right to acquire a portion or all of the 818,562 shares of Common Stock held by Itainvest S.p.A. See discussion under "History of the Company -- Prima Industrie."


(4) Cambria 1990 Ltd. Partnership and Demercroft Holding N.V. hold 97.75% and 2.25%, respectively, of the outstanding capital stock of Miojusti. The general partner of Cambria 1990 Ltd. Partnership is Cambria Ltd. Cambria 1990 Ltd. Partnership's limited partners are Cambria 1990 Exempt Trust (an entity owned 50% by Candover Investments p.l.c. and 50% by West Midland Authorities Pension Fund), Candover Investments p.l.c. and Kleinwort Benson Investment Trust Ltd. In addition, Demercroft Investments Ltd. is a special limited partner of Cambria. Mr. Mario Mauri is the Chairman of Cambria Ltd. and, accordingly, may be deemed to beneficially own the shares of Common Stock held by Miojusti. Prior to his resignation from both positions on July 9, 1998, Mr. Mauri was a director of the Company and of Prima Industrie. See "Management--Legal Proceedings Involving Former Director."

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 14,000,000 shares of Common Stock, $.01 par value, and 1,000,000 shares of Preferred Stock, $.01 par value.

     The following summary of certain rights and preferences of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation, which are included as an exhibit to the Registration Statement of which this Prospectus is a part and by the provisions of applicable law.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon completion of this Offering will be fully paid and non-assessable.

     At July 2, 1998, 2,700,300 shares of Common Stock were outstanding and held of record by 10 stockholders.

PREFERRED STOCK

     Pursuant to the Company's Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participation, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly, with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock. Upon the completion of this Offering, there will be no shares of Preferred Stock outstanding. The Company has no present plans to issue any of the Preferred Stock. See "Risk Factors -- Charter and Bylaw Provisions; Availability of Preferred Stock for Issuance."

                          TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock are American Securities Transfer & Trust, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this Offering, there has been no public market for the Common Stock of the Company and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

     Upon completion of this Offering, the Company will have 4,580,300 shares of Common Stock outstanding, assuming no exercise of the Over-Allotment Option. Of these shares, the 2,000,000 shares sold in this Offering will be freely tradable without restriction or registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

     The remaining 2,580,300 shares of outstanding Common Stock are deemed "Restricted Shares" under Rule 144. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act and lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of two years after the date of this Prospectus without the prior written consent of the Underwriters and the Company; provided, that the Underwriters will waive the restrictions contained in such agreements, on a pro rata basis to all parties subject to such agreements, if the Company undertakes a public offering or private placement of Common Stock and the underwriter or placement agent for such public offering or private placement agrees that the shares of Common Stock for which such restrictions are waived will be sold as part of the orderly distribution of securities to be sold in such public offering or private placement. Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from Registration under Rules 144, 144(k) or 701 promulgated under the Securities Act.


     As a result of contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, those 2,580,300 Restricted Shares will be available for sale in the public market without the consent of the Company or EBI Securities Corporation upon expiration of their respective two-year holding periods.



     In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after this Offering, a person (or persons whose shares are aggregated) who has beneficially owned "restricted" shares for at least one year, including a person who may be deemed an Affiliate, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding shares of Common Stock of the Company (approximately 45,800 shares after giving effect to this Offering) or the average weekly trading volume of the Common Stock on the National Market System of the NASDAQ Stock Market, Inc. during the four calendar weeks preceding such sale. Sales under Rule 144 of the Securities Act are subject to certain restrictions relating to manner of sale, notice, and the availability of current public information about the Company. A person who is not an Affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least one year, would be entitled to sell such shares immediately following this Offering without regard to the volume limitations, manner of sale provisions, or notice or other requirements of Rule 144 of the Securities Act.


     No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the prevailing market price for the Common Stock. Sales of substantial amounts of Common Stock, or the perception that such sales might occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's future ability to obtain capital through an offering of equity securities.

                                  UNDERWRITING


     Under the terms and subject to the conditions contained in an Underwriting Agreement, the Underwriters named below, for whom EBI Securities Corporation, Millennium Financial Group, Inc., and Joseph Charles & Associates, Inc., are serving as Representatives, have severally agreed to purchase, and the Company has agreed to sell to the Underwriters, the respective number of shares of Common Stock set forth opposite their names below:



                                                                                                                    NUMBER
NAME                                                                                                               OF SHARES
----------------------------------------------------------------------------------------------------------------   ---------
EBI Securities Corporation......................................................................................
Millennium Financial Group, Inc.................................................................................
Joseph Charles & Associates, Inc................................................................................

TOTAL...........................................................................................................   2,000,000
                                                                                                                   ---------
                                                                                                                   ---------


     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the Shares of Common Stock offered hereby (other than the shares covered by the Over-Allotment Option) if any are taken.


     The Underwriters initially propose to offer part of the Shares of Common Stock offered hereby directly to the public at the Offering Price set forth on the cover page hereof and part to certain dealers at the Offering Price less a
concession not in excess of $     per share. The Underwriters intend to offer
Shares to the public and to certain dealers and institutions in the United States and in Europe, principally Italy, Switzerland, France and the United Kingdom. One or more Italian investment banks may participate as Underwriters or dealers in the Offering. Any such Underwriter or dealer will distribute Shares only to investors in Italy. Any Underwriter may allow, and such dealers may
reallow, a concession not in excess of $      per share to other dealers.



     The Company has granted to the Representatives an option, exercisable within 60 days of the date hereof, to purchase up to an additional 300,000 Shares from the Company to cover over-allotments, if any, at the same price per Share as the initial 2,000,000 Shares to be purchased by the Underwriters. The Underwriters may purchase such Shares only to cover over-allotments made in connection with the Offering.



     The Representatives will also receive a nonaccountable expense allowance of 3% of the gross proceeds of the Offering, including the over-allotment option, if exercised, of which $30,000 has been paid by the Company to date. The Company has previously paid $60,000 in accountable expenses to third parties that may be deemed underwriters' compensation.


     The Company and the Underwriters have each agreed to indemnify the other parties against certain liabilities, including liabilities under the Securities Act.


     Subject to certain limited exceptions, the Company has agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers in whole or in part, the economic risk of ownership of the Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of EBI Securities Corporation ("EBI").


     In connection with this Offering, the Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case, may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 300,000 shares of Common Stock, by exercising the Over-Allotment Option. In addition, the Underwriters may impose "penalty bids" whereby they may reclaim from each other (or any dealer participating in the Offering) for their account, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for their account in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market.

None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.


     The Company has agreed to sell to the Representative, for a purchase price of $100.00, a warrant to purchase shares of Common Stock at a price equal to 120% of the Offering Price. The total number of shares of Common Stock that may be purchased on the exercise of the Underwriters' Warrant will be equal to 10% of the number of shares sold in this Offering, excluding shares sold as part of the Over-Allotment Option. Pursuant to the Underwriters' Warrant, the Underwriters have been granted certain "piggyback" and demand registration rights with respect to the shares of Common Stock underlying such warrant. Such registration rights expire five (5) years after the effective date of this Offering. The Underwriters' Warrant will be nonexercisable for a period of 12 months following the date of this Prospectus and will thereafter be exercisable during the next succeeding five-year period. The Underwriters' Warrant may not be sold, transferred, assigned or hypothecated at any time, other than to officers or partners of the Underwriters or members of the selling group.



     The Company has a financial consulting agreement with EBI pursuant to which EBI will provide the Company with services, including advising the Company in connection with possible acquisitions, stockholder relations (including the preparation of the annual report), long-term financial planning, corporate reorganization, expansion and capital structure and other financial assistance. The consulting agreement has a term of twenty-four months commencing at the completion of this Offering. The agreement states that EBI will be paid a consulting fee of $3,000 per month during the term of the agreement.



     The Underwriting Agreement provides EBI with the right, for a period of two
(2) years from the date of the closing of this Offering, to designate one nominee for election to the Board of Directors, provided such nominee is reasonably acceptable to the Company.



     Prior to this Offering, there has been no public market for the Common Stock. Consequently, the Offering Price will be determined through negotiations among the Company and the Representatives. Among the factors considered in such negotiations will be the history of, and prospects for, the Company and the industry in which it competes, an assessment of the Company's management, the Company's past and present operations and financial performance, its past and present earnings and the trend of such earnings, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of this Offering and the market prices of publicly traded common stocks of comparable companies in recent periods.


                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Rayburn, Moon & Smith, P.A., Charlotte, North Carolina. Certain legal matters relating to this Offering will be passed upon for the Underwriters by Dorsey & Whitney LLP, Denver, Colorado.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1997 and for the period from inception to December 31, 1997 and the consolidated financial statements of Prima Industrie as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been audited by Hein + Associates LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1, including amendments thereto, under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

     The Company intends to furnish its stockholders annual reports containing consolidated financial statements audited by its independent auditors.

                      THE PRIMA GROUP INTERNATIONAL, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                          PAGE
                                                                                                                          ----
THE PRIMA GROUP INTERNATIONAL, INC.
Independent Auditor's Report...........................................................................................    F-2
Balance Sheet -- As of March 31, 1998 (Unaudited) and December 31, 1997................................................    F-3
Statements of Operations -- For the Three Months Ended March 31, 1998 (Unaudited), the Period from Inception (July 29,
  1997) to December 31, 1997, and Cumulative from Inception through March 31, 1998 (Unaudited).........................    F-4
Statement of Stockholders' Equity -- For the Period from Inception (July 29, 1997) to March 31, 1998 (Unaudited).......    F-5
Statements of Cash Flows -- For the Three Months Ended March 31, 1998 (Unaudited), the Period from Inception (July 29,
  1997) to December731, 1997 and Cumulative from Inception through March 31, 1998 (Unaudited)..........................    F-6
Notes to Financial Statements..........................................................................................    F-7

PRIMA INDUSTRIE S.P.A.
Independent Auditor's Report...........................................................................................    F-9
Consolidated Balance Sheets -- As of March 31, 1998 (Unaudited) and December 31, 1997 and 1996.........................   F-10
Consolidated Statement of Operations -- For the Three Months Ended March 31, 1998 and 1997 (Unaudited) and for the
  Years Ended December 31, 1997, 1996, and 1995........................................................................   F-11
Consolidated Statement of Comprehensive Income (Loss) -- For the Three Months Ended March 31, 1998 and 1997 (Unaudited)
  and for the Years Ended December 31, 1997, 1996, and 1995............................................................   F-12
Consolidated Statements of Stockholders' Equity -- For the Period from January 1, 1995 to March 31, 1998 (Unaudited)...   F-13
Consolidated Statements of Cash Flows -- For the Three Months Ended March 31, 1998 and 1997 (Unaudited) and for the
  Years Ended December 31, 1997, 1996, and 1995........................................................................   F-14
Notes to Consolidated Financial Statements.............................................................................   F-15

                          INDEPENDENT AUDITOR'S REPORT

BOARD OF DIRECTORS
THE PRIMA GROUP INTERNATIONAL, INC.
Charlotte, North Carolina

     We have audited the accompanying balance sheet of The PRIMA Group International, Inc. (a development stage enterprise) as of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the period from inception (July 29, 1997) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The PRIMA Group International, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the period from inception (July 29, 1997) through December 31, 1997, in conformity with generally accepted accounting principles.

HEIN + ASSOCIATES LLP

Denver, Colorado
March 25, 1998, except for Note 4 as to which the date is April 23, 1998

                      THE PRIMA GROUP INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEET

                                ($ IN THOUSANDS)

                                                                                          MARCH 31,     DECEMBER 31,    PRO FORMA
                                                                                            1998            1997        UNAUDITED
                                                                                         -----------    ------------    ---------
                                                                                         (UNAUDITED)                    (NOTE 4)
ASSETS
CURRENT ASSETS:
  Cash................................................................................      $   3           $ 26
DEFERRED OFFERING COSTS...............................................................        756            521
                                                                                         -----------    ------------
TOTAL ASSETS..........................................................................      $ 759           $547
                                                                                         -----------    ------------
                                                                                         -----------    ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued liabilities............................................      $ 175           $146
  Advances from affiliate.............................................................        668            443
                                                                                         -----------    ------------
TOTAL CURRENT LIABILITIES.............................................................        843            589
COMMITMENTS (Notes 3 and 4)
STOCKHOLDERS' EQUITY:
  Preferred stock, .01 par value, 1,000,000 shares authorized, no shares issued.......                        --         $    --
  Common stock, .01 par value, 14,000,000 shares authorized, 300 shares issued and
     outstanding, 2,700,300 shares pro forma..........................................                        --              27
  Additional paid-in capital..........................................................          3              3          13,694
  Common stock subscriptions receivable...............................................         (3)            (3)             (3)
  Foreign currency translation adjustments............................................         --             --            (762)
  Accumulated deficit.................................................................        (84)           (42)         (7,427)
                                                                                         -----------    ------------    ---------
     Total stockholders' equity.......................................................        (84)           (42)        $ 5,529
                                                                                         -----------    ------------    ---------
                                                                                                                        ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............................................      $ 759           $547
                                                                                         -----------    ------------
                                                                                         -----------    ------------

             See accompanying notes to these financial statements.

                      THE PRIMA GROUP INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                    ($ IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                          FOR THE
                                                                                                          PERIOD
                                                                                         FOR THE           FROM          CUMULATIVE
                                                                                          THREE          INCEPTION          FROM
                                                                                         MONTHS       (JULY 29, 1997)     INCEPTION
                                                                                          ENDED             TO               TO
                                                                                        MARCH 31,      DECEMBER 31,       MARCH 31,
                                                                                          1998             1997             1998
                                                                                       -----------    ---------------    -----------
                                                                                       (UNAUDITED)                       (UNAUDITED)
REVENUES............................................................................    $      --        $      --          $  --
EXPENSES:
  Salaries and payroll taxes........................................................           41               40             81
  Other.............................................................................            1                2              3
                                                                                       -----------    ---------------    -----------
     Total expenses.................................................................           42               42             84
                                                                                       -----------    ---------------    -----------
NET LOSS............................................................................    $     (42)       $     (42)         $ (84)
                                                                                       -----------    ---------------    -----------
                                                                                       -----------    ---------------    -----------
NET LOSS PER SHARE..................................................................    $ (140.00)       $ (140.00)
                                                                                       -----------    ---------------
                                                                                       -----------    ---------------
SHARES OUTSTANDING..................................................................          300              300
                                                                                       -----------    ---------------
                                                                                       -----------    ---------------

             See accompanying notes to these financial statements.

                      THE PRIMA GROUP INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       STATEMENT OF STOCKHOLDERS' EQUITY


        FOR THE PERIOD FROM INCEPTION (JULY 29, 1997) TO MARCH 31, 1998
                                ($ IN THOUSANDS)


                                                         COMMON STOCK       ADDITIONAL
                                                       -----------------     PAID-IN      SUBSCRIPTIONS    ACCUMULATED
                                                       SHARES    AMOUNT      CAPITAL       RECEIVABLE        DEFICIT
                                                       ------    -------    ----------    -------------    -----------
BALANCES, July 29, 1997.............................      --     $   --      $     --        $    --         $    --
  Issuance of common stock..........................     300         --             3             (3)             --
NET LOSS............................................      --         --            --             --             (42)
                                                       ------    -------    ----------    -------------    -----------
BALANCES, December 31, 1997.........................     300         --             3             (3)            (42)
NET LOSS (unaudited)................................      --         --            --             --             (42)
                                                       ------    -------    ----------    -------------    -----------
BALANCES, March 31, 1998 (unaudited)................     300     $   --      $      3        $    (3)        $   (84)
                                                       ------    -------    ----------    -------------    -----------
                                                       ------    -------    ----------    -------------    -----------

                                                          TOTAL
                                                      STOCKHOLDERS'
                                                         EQUITY
                                                      -------------
BALANCES, July 29, 1997.............................     $    --
  Issuance of common stock..........................          --
NET LOSS............................................         (42)
                                                      -------------
BALANCES, December 31, 1997.........................         (42)
NET LOSS (unaudited)................................         (42)
                                                      -------------
BALANCES, March 31, 1998 (unaudited)................     $   (84)
                                                      -------------
                                                      -------------


             See accompanying notes to these financial statements.

                      THE PRIMA GROUP INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                ($ IN THOUSANDS)

                                                                                                          FOR THE
                                                                                                          PERIOD
                                                                                         FOR THE           FROM          CUMULATIVE
                                                                                          THREE          INCEPTION          FROM
                                                                                         MONTHS       (JULY 29, 1997)     INCEPTION
                                                                                          ENDED             TO               TO
                                                                                        MARCH 31,      DECEMBER 31,       MARCH 31,
                                                                                          1998             1997             1998
                                                                                       -----------    ---------------    -----------
                                                                                       (UNAUDITED)                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..........................................................................      $ (42)           $ (42)           $ (84)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Advances from affiliate...........................................................        225              443              668
  Increase in accounts payable and accrued liabilities..............................         29              146              175
  Increase in deferred offering costs...............................................       (235)            (521)            (756)
                                                                                       -----------    ---------------    -----------
     Net cash provided by financing activities......................................         19               68               87
                                                                                       -----------    ---------------    -----------
NET CHANGE IN CASH..................................................................        (23)              26                3
CASH, beginning of period...........................................................         26               --               --
                                                                                       -----------    ---------------    -----------
CASH, end of period.................................................................      $   3            $  26            $   3
                                                                                       -----------    ---------------    -----------
                                                                                       -----------    ---------------    -----------

             See accompanying notes to these financial statements.

                      THE PRIMA GROUP INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
     (INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES:

     NATURE OF OPERATIONS -- The PRIMA Group International, Inc. ("PRIMA" or the "Company") was formed on July 29, 1997 for the purpose of acquiring substantially all of the outstanding common stock of Prima Industrie S.p.A. (Prima Industrie). The Company has had no operations through March 31, 1998.

     USE OF ESTIMATES -- The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

     INCOME TAXES -- The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     DEFERRED OFFERING COSTS -- Direct costs incurred by the Company in connection with its proposed initial public offering have been deferred, and will be charged against the proceeds of the offering when completed. Should the offering not be completed, such costs will be charged to expense.

     UNAUDITED INTERIM INFORMATION -- The balance sheet as of March 31, 1998 and the statement of operations for the three-month period ended March 31, 1998 were taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) which are necessary to properly reflect the financial position of the Company as of March 31, 1998 and the results of operations for the three months then ended.

2. ADVANCES FROM AFFILIATE:

     Advances from affiliate represents non-interest bearing advances from Prima Industrie. These advances have been used to pay costs associated with the Company's proposed initial public offering.

3. COMMITMENTS:

     STOCK OPTION PLAN -- The Company has proposed a 1997 Stock Incentive Plan, under which 1,000,000 shares will be authorized for future issuance. The Company has agreed to grant a total of 550,000 options under the plan to three officers of the Company and an officer of Prima Industrie. Following is a summary of options to be granted under the plan:

                                         WEIGHTED AVERAGE
                           WHEN              EXERCISE
NUMBER OF SHARES      EXERCISABLE(1)         PRICE(2)
----------------     ----------------    ----------------
    20,000           1st Anniversary            110%
   200,000           1st Anniversary            102%
    90,000           1st Anniversary            120%
    15,000           2nd Anniversary            120%
    90,000           2nd Anniversary            130%
    15,000           3rd Anniversary            130%
   120,000           3rd Anniversary            140%
----------------                                ---
   550,000                                      119%
----------------                                ---
----------------                                ---

---------------

(1) The stock options will vest and become exercisable upon anniversary dates of the public offering.

(2) The exercise price will be a percentage of the public offering price.

                      THE PRIMA GROUP INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
     (INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

3. COMMITMENTS: -- Continued
     EMPLOYMENT AGREEMENTS -- The Company has agreed to enter into three-year employment agreements with three officers. These agreements provide for aggregate salaries of $550,000 per year, generally commencing April 1, 1998, except for one salary of $150,000, which commenced January 1, 1998. Two of the officers will also receive aggregate payments of $480,000 in 1998 for entering into non-compete covenants under their employment agreements. These payments are subject to a three-year vesting period.


     Two officers have bonus arrangements in their employment agreements which provide that, at the officers' option, they will receive an aggregate of 120,000 shares of common stock or its cash value (based upon the price the Company's common stock is sold in a proposed initial public offering -- see Note 8), plus cash to pay related income taxes if: the Company does not renew the employment agreements; or during the term of the agreement, the Company's revenues increase by an annual amount of $20,000,000 as a result of a merger or other acquisition with another company based in the United States.


     OFFICE LEASE -- The Company has entered into an office sublease with an entity owned by an officer and his spouse, for the period from January 1, 1998 to June 30, 1999. The lease provides for monthly payments of $1,805 commencing December 1997 through June 1998 and $1,895 commencing July 1998 through June 1999. It also provides for additional rent of $800 per month for office furniture and equipment.

4. INITIAL PUBLIC OFFERING:

     The Company has entered into a letter of intent with an underwriter for an initial public offering (IPO) of 2,000,000 shares of common stock. In connection with the IPO, the Company has agreed to repurchase 120,000 shares from a current stockholder at the IPO price. On April 23, 1998, the Company exchanged 2,700,000 shares of stock for substantially 100% of the outstanding shares of Prima Industrie. The unaudited pro forma financial information presented on the face of the accompanying balance sheet reflects the issuance of these shares in exchange for the net equity of Prima Industrie as of March 31, 1998. This transaction will be accounted for as a recapitalization of Industrie in a manner similar to a reverse acquisition, in which the transaction is treated as the issuance of stock by Prima Industrie for the net assets of PRIMA, and no goodwill or other intangibles will be recorded.

                          INDEPENDENT AUDITOR'S REPORT

BOARD OF DIRECTORS
PRIMA INDUSTRIE S.P.A.
Turin, Italy

     We have audited the accompanying consolidated balance sheets of Prima Industrie S.p.A. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Prima Industrie S.p.A. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

HEIN + ASSOCIATES LLP

Denver, Colorado
March 16, 1998, except for Note 15, as to which the date is April 23, 1998

                    PRIMA INDUSTRIE S.P.A. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                               MARCH 31,        DECEMBER 31,
                                                                                              -----------    ------------------
                                                                                                 1998         1997       1996
                                                                                              -----------    -------    -------
                                                                                              (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................................................     $   927      $ 1,330    $   585
  Trade accounts receivable, net of allowance of $364 (unaudited), $345, and $426,
     respectively..........................................................................      18,631       19,107     21,244
  Other accounts receivable................................................................       2,707        2,452      3,127
  Inventories..............................................................................       9,899        8,223      7,949
  Prepaid expenses and other current assets................................................         117          193        872
                                                                                              -----------    -------    -------
     Total current assets..................................................................      32,281       31,305     33,777
PROPERTY, PLANT AND EQUIPMENT..............................................................       5,742        5,859      7,612
  Less accumulated depreciation............................................................      (4,237)      (4,308)    (5,966)
                                                                                              -----------    -------    -------
     Property, plant and equipment, net....................................................       1,505        1,551      1,646
PATENTS AND OTHER INTANGIBLE ASSETS, net...................................................         128          143        339
INVESTMENTS AND OTHER ASSETS...............................................................         610          467        590
ADVANCES TO AFFILIATE......................................................................         668          443         --
                                                                                              -----------    -------    -------
TOTAL ASSETS...............................................................................     $35,192      $33,909    $36,352
                                                                                              -----------    -------    -------
                                                                                              -----------    -------    -------

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of notes payable and long-term debt......................................     $10,793      $ 8,472    $10,276
  Accounts payable.........................................................................      11,122       12,063     12,721
  Customer deposits........................................................................         804          343        506
  Other accrued expenses and liabilities...................................................       2,757        3,692      3,210
  Deferred income..........................................................................          93           72        559
  Income taxes payable.....................................................................         517          331        185
                                                                                              -----------    -------    -------
       Total current liabilities...........................................................      26,086       24,973     27,457
LONG-TERM DEBT.............................................................................         409          444        948
EMPLOYEE TERMINATION ACCRUAL...............................................................       2,443        2,455      2,655
MINORITY INTEREST..........................................................................         631          659        548
COMMITMENTS AND CONTINGENCIES (Notes 2 and 12)
STOCKHOLDERS' EQUITY:
     Common stock, .01 par value, 14,000,000 shares authorized, 2,700,000 shares issued and
      outstanding..........................................................................          27           27         27
     Additional paid-in capital............................................................      13,775       13,775     13,775
     Foreign currency translation adjustments..............................................        (762)        (726)         3
     Accumulated deficit...................................................................      (7,417)      (7,698)    (9,061)
                                                                                              -----------    -------    -------
       Total stockholders' equity..........................................................       5,623        5,378      4,744
                                                                                              -----------    -------    -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.................................................     $35,192      $33,909    $36,352
                                                                                              -----------    -------    -------
                                                                                              -----------    -------    -------

       See accompanying notes to these consolidated financial statements.

                    PRIMA INDUSTRIE S.P.A. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

             (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)

                                                                    FOR THE THREE
                                                                     MONTHS ENDED                 FOR THE YEARS ENDED
                                                                      MARCH 31,                      DECEMBER 31,
                                                                ----------------------    -----------------------------------
                                                                  1998         1997         1997         1996         1995
                                                                ---------    ---------    ---------    ---------    ---------
                                                                     (UNAUDITED)
REVENUES:
  Net sales..................................................   $   9,671    $   6,629    $  43,560    $  41,108    $  37,356
  Other operating revenue....................................          63           30          626        1,207        1,204
                                                                ---------    ---------    ---------    ---------    ---------
     Total revenues..........................................       9,734        6,659       44,186       42,315       38,560
COSTS AND EXPENSES:
  Cost of goods sold.........................................       7,476        5,164       35,157       34,357       32,565
  Research and development costs.............................         331          329        1,335        1,329          670
  Selling, general and administrative costs..................       1,250        1,173        5,513        5,218        5,250
                                                                ---------    ---------    ---------    ---------    ---------
       Total costs and expenses..............................       9,057        6,666       42,005       40,904       38,485
                                                                ---------    ---------    ---------    ---------    ---------
OPERATING INCOME.............................................         677           (7)       2,181        1,411           75
OTHER INCOME (EXPENSE):
  Interest and other income..................................         244           71          393          818          776
  Gain on sale of equipment..................................          11            2          441           --           --
  Gain on sale of Sapri......................................          --           --           --        1,059           --
  Gain (loss) on foreign exchange............................          21          151          151          215         (618)
  Interest expense...........................................        (395)        (274)      (1,167)      (1,375)      (2,460)
  Other expenses.............................................          --           --           --         (391)          --
                                                                ---------    ---------    ---------    ---------    ---------
       Total other income (expense)..........................        (119)         (50)        (182)         326       (2,302)
                                                                ---------    ---------    ---------    ---------    ---------
INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST......         558          (57)       1,999        1,737       (2,227)
CURRENT INCOME TAXES.........................................        (201)        (103)        (444)        (189)         (43)
MINORITY INTEREST............................................         (76)         (63)        (192)        (213)        (130)
                                                                ---------    ---------    ---------    ---------    ---------
NET INCOME (LOSS)............................................   $     281    $    (223)   $   1,363    $   1,335    $  (2,400)
                                                                ---------    ---------    ---------    ---------    ---------
                                                                ---------    ---------    ---------    ---------    ---------
PRO FORMA NET INCOME (LOSS) PER SHARE........................   $     .10    $    (.08)   $     .50    $     .49        (1.40)
                                                                ---------    ---------    ---------    ---------    ---------
                                                                ---------    ---------    ---------    ---------    ---------
PRO FORMA WEIGHTED AVERAGE COMMON SHARES OUTSTANDING.........   2,700,000    2,700,000    2,700,000    2,700,000    1,721,000
                                                                ---------    ---------    ---------    ---------    ---------
                                                                ---------    ---------    ---------    ---------    ---------

       See accompanying notes to these consolidated financial statements.

                    PRIMA INDUSTRIE S.P.A. AND SUBSIDIARIES

             CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                  FOR THE THREE
                                                                                  MONTHS ENDED         FOR THE YEARS ENDED
                                                                                    MARCH 31,             DECEMBER 31,
                                                                                  -------------    ---------------------------
                                                                                  1998    1997      1997      1996      1995
                                                                                  ----    -----    ------    ------    -------
                                                                                   (UNAUDITED)
NET INCOME (LOSS)..............................................................   $281    $(223)   $1,363    $1,335    $(2,400)
  Other comprehensive income (loss):
     Foreign currency translation adjustment...................................    (36)    (407)     (729)      178       (249)
     Tax expense (benefit).....................................................     --       --        --        --         --
                                                                                  ----    -----    ------    ------    -------
COMPREHENSIVE INCOME (LOSS)....................................................   $245    $(630)   $  634    $1,513    $(2,649)
                                                                                  ----    -----    ------    ------    -------
                                                                                  ----    -----    ------    ------    -------

       See accompanying notes to these consolidated financial statements.

                    PRIMA INDUSTRIE S.P.A. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


             FOR THE PERIOD FROM JANUARY 1, 1995 TO MARCH 31, 1998
                         (IN THOUSANDS OF U.S. DOLLARS)


                                                                                          FOREIGN
                                                      COMMON STOCK        ADDITIONAL     CURRENCY                         TOTAL
                                                   -------------------     PAID-IN      TRANSLATION    ACCUMULATED    STOCKHOLDERS'
                                                     SHARES     AMOUNT     CAPITAL      ADJUSTMENTS      DEFICIT         EQUITY
                                                   ----------   ------    ----------    -----------    -----------    -------------
BALANCES, January 1, 1995.......................      129,494    $  1      $  5,205        $  74        $  (7,996)       $(2,716)
  Forgiveness of debt from stockholder..........           --      --         1,860           --               --          1,860
  Common shares issued..........................    2,570,506      26         6,710           --               --          6,736
  Foreign currency translation adjustments......           --      --            --         (249)              --           (249)
  Net loss......................................           --      --            --           --           (2,400)        (2,400)
                                                   ----------   ------    ----------    -----------    -----------    -------------
BALANCES, December 31, 1995.....................    2,700,000      27        13,775         (175)         (10,396)         3,231
  Foreign currency translation adjustments......           --      --            --          178               --            178
  Net income....................................           --      --            --           --            1,335          1,335
                                                   ----------   ------    ----------    -----------    -----------    -------------
BALANCES, December 31, 1996.....................    2,700,000      27        13,775            3           (9,061)         4,744
  Foreign currency translation adjustments......           --      --            --         (729)              --           (729)
  Net income....................................           --      --            --           --            1,363          1,363
                                                   ----------   ------    ----------    -----------    -----------    -------------
BALANCES, December 31, 1997.....................    2,700,000      27        13,775         (726)          (7,698)         5,378
  Foreign currency translation adjustments
     (unaudited)................................           --      --            --          (36)              --            (36)
  Net income (unaudited)........................           --      --            --           --              281            281
                                                   ----------   ------    ----------    -----------    -----------    -------------
BALANCES, March 31, 1998 (Unaudited)............    2,700,000    $ 27      $ 13,775        $(762)       $  (7,417)       $ 5,623
                                                   ----------   ------    ----------    -----------    -----------    -------------
                                                   ----------   ------    ----------    -----------    -----------    -------------

       See accompanying notes to these consolidated financial statements.

                    PRIMA INDUSTRIE S.P.A. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                              FOR THE THREE
                                                                               MONTHS ENDED            FOR THE YEARS ENDED
                                                                                MARCH 31,                 DECEMBER 31,
                                                                            ------------------    -----------------------------
                                                                             1998       1997       1997       1996       1995
                                                                            -------    -------    -------    -------    -------
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)......................................................   $   281    $  (223)   $ 1,363    $ 1,335    $(2,400)
  Adjustments to reconcile to cash from operating activities:
     Depreciation and amortization.......................................        84        142        575        745        839
     (Gain) loss on sale of assets, net..................................        --         --       (441)      (708)       (40)
     (Gain) loss on foreign exchange.....................................       (21)      (151)      (151)      (215)       618
     Changes in:
       Receivable........................................................      (452)     2,645        245     (1,214)    (5,159)
       Inventories.......................................................    (1,967)    (3,205)    (1,287)       933        434
       Other assets......................................................        70        102        587       (736)       168
       Accounts payable, accrued liabilities, and customer deposits......      (891)       352      1,684       (929)     3,523
       Deferred income...................................................        23       (261)      (430)       317        228
       Taxes payable.....................................................       199        103        174        151         32
       Employee termination accrual......................................        71       (136)       149       (156)       (80)
       Minority interest.................................................        (7)        61        184        212        177
       Other.............................................................        65         (7)        72         --         --
                                                                            -------    -------    -------    -------    -------
          Net cash provided by (used in) operating activities............    (2,545)      (578)     2,724       (265)    (1,660)
CASH FLOW FROM INVESTING ACTIVITIES:
  Payments for property, plant and equipment.............................       (86)      (125)      (594)      (231)    (1,452)
  Additions to patent and other intangibles..............................        --         --         --       (288)       (49)
  Proceeds from sale of property, plant and equipment....................         8          9         68         52        647
  Additions to investments and other assets..............................      (160)        --       (340)        --         --
  Proceeds from sale of investments......................................        --        145        222      1,063        325
                                                                            -------    -------    -------    -------    -------
          Net cash provided by (used in) investing activities............      (238)        29       (644)       596       (529)
CASH FLOW FROM FINANCING ACTIVITIES:
  Net changes in short-term debt.........................................     2,804        154       (216)      (384)    (2,398)
  Additions to long-term debt............................................       144        426        406        565        620
  Repayments of long-term debt...........................................      (341)      (181)    (1,144)      (992)    (1,683)
  Advances to affiliate..................................................      (288)        --       (443)        --         --
  Proceeds from issuance of common stock.................................        --         --         --         --      6,469
                                                                            -------    -------    -------    -------    -------
          Net cash provided by (used in) financing activities............     2,319        399     (1,397)      (811)     3,008
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS.............        61        (90)        62        261       (635)
                                                                            -------    -------    -------    -------    -------
NET CHANGE IN CASH AND CASH EQUIVALENTS..................................      (403)      (240)       745       (219)       184
CASH AND CASH EQUIVALENTS, beginning of period...........................     1,330        585        585        804        620
                                                                            -------    -------    -------    -------    -------
CASH AND CASH EQUIVALENTS, end of period.................................   $   927    $   345    $ 1,330    $   585    $   804
                                                                            -------    -------    -------    -------    -------
SUPPLEMENTAL DISCLOSURES:
  Cash paid for interest.................................................   $   426    $   312    $ 1,289    $ 1,421    $ 2,603
  Cash paid for income taxes.............................................        --         --        113        325         11
  Non-cash investing and financing activities --
     Forgiveness of debt by stockholder..................................        --         --         --         --      1,860


       See accompanying notes to these consolidated financial statements.

                    PRIMA INDUSTRIE S.P.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES:

     NATURE OF OPERATIONS -- Prima Industrie S.p.A. ("Prima Industrie" or "the Company") manufactures software-controlled, robotic laser cutting and welding systems. The Company, through Prima Electronics S.p.A. (Prima Electronics), a 60% owned subsidiary, also designs and manufactures electronic industrial process controls for its own equipment and for other industrial equipment manufacturers. The Company's manufacturing operations are located in Turin, Italy, and its customers include major automotive manufacturers in Europe and North America.

     GENERALLY ACCEPTED ACCOUNTING PRINCIPLES -- The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Investments in 20% to 50% owned affiliates are accounted for on the equity method. All significant intercompany accounts and transactions have been eliminated in consolidation.

     USE OF ESTIMATES -- The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differfrom those estimates.

     EARNINGS PER SHARE -- Basic earnings per share is computed using the weighted average number of shares outstanding. All share and per share data has been restated to reflect the exchange of the existing shares for 2,700,000 shares of The PRIMA Group International, Inc. which occurred in April 1998, as described in Note 15. Diluted earnings per share is not presented as the Company has no potential common stock.


     COMPREHENSIVE INCOME -- Statement of Financial Accounting Standards (SFAS) No. 130, REPORTING COMPREHENSIVE INCOME was issued in June 1997 and adopted by the Company in the first quarter of 1998. This statement establishes standards for the reporting and display of comprehensive income in financial statements. Comprehensive income is generally defined as the change in equity of a business enterprise during the period from transactions and other events and circumstances from nonowner sources. The Company's consolidated statement of comprehensive income (loss) includes only foreign currency translation adjustments.


     CASH EQUIVALENTS -- The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     INVENTORIES -- Inventories are stated at the lower of cost or market, determined by the average cost method.

     PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives (ranging from 4 to 10 years) of the respective assets. The cost of normal maintenance and repairs is charged to operating expenses as incurred. Material expenditures which increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of properties sold, or otherwise disposed of, and the related accumulated depreciation or amortization are removed from the accounts, and any gains or losses are reflected in current operations.

     IMPAIRMENT OF LONG-LIVED ASSETS -- Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 121 (SFAS 121). Pursuant to SFAS 121, the Company evaluates the carrying value of property, plant and equipment, intangibles, investments, and other long-lived assets when facts and circumstances indicate that the carrying amount of an asset may not be recoverable. In such an instance, if the estimated future undiscounted cash flows are less than the carrying amount, impairment is recorded based on an estimate of future discounted cash flows. The adoption of SFAS 121 had no effect on the Company's financial statements.

     PATENTS AND OTHER INTANGIBLE ASSETS -- Patents and other intangible assets are amortized on the straight-line method over their estimated useful life of 5 years.

                    PRIMA INDUSTRIE S.P.A. AND SUBSIDIARIES

     INVESTMENTS IN DEBT AND EQUITY SECURITIES -- Debt securities are generally classified as held to maturity due to their short-term nature and the fact that they are pledged as collateral for a loan. Held to maturity securities are carried at cost, which approximates fair value. Equity securities are classified as available for sale, and are carried at estimated fair value. Any unrealized gains or losses will be included in retained earnings. Realized gains or losses are included in other income.

     ADVANCES TO AFFILIATE -- Advances to affiliate represent non-interest bearing advances to The PRIMA Group International, primarily to fund deferred offering costs. Should the offering not be completed, such costs will be charged to expense.

     INCOME RECOGNITION -- Income related to sales of equipment and parts is recognized upon shipment.

     OTHER OPERATING REVENUE -- Other operating revenue consists primarily of Italian government grants received for completed research and development projects and in 1997, license fees of approximately $280,000.

     INCOME TAXES -- The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     EMPLOYEE TERMINATION ACCRUAL -- The Company's employees are eligible, immediately upon termination, for severance pay pursuant to Italian law. This entitlement is approximately 1 month's pay for each year of service, adjusted for inflation. The Company accrues a liability for such employee termination obligations, net of applicable advances, as provided by law. The amount accrued at each balance sheet date reflects the aggregate liability for all employees, if terminated. The expense related to this plan was $446,000, $531,000, and $654,000 for 1997, 1996, and 1995, respectively.

     RESEARCH AND DEVELOPMENT COSTS -- Research and development costs, net of grants received from Italian government agencies as reimbursement for current project costs, are charged to operations in the period incurred.

     FOREIGN CURRENCY TRANSLATION -- The Company's functional currency is the Italian lire. Gains and losses from the effects of exchange rate fluctuations on transactions denominated in foreign currencies are included in results of operations. Assets and liabilities of the Company's foreign subsidiaries are translated into Italian lire at period-end exchange rates, and their revenues and expenses are translated at average exchange rates for the period. Translation adjustments are accumulated in a separate component of stockholders' equity until a foreign business is sold or substantially liquidated.

     For United States reporting purposes, the financial statements have been translated from Italian lire into U.S. dollars. Assets and liabilities were translated at the exchange rate at the applicable balance sheet date. Revenues and expenses were translated at average exchange rates for the period. All translation effects of exchange rate changes are included as a separate component of stockholders' equity.

     RECLASSIFICATIONS -- Certain reclassifications have been made to conform the 1996 and 1995 financial statements to the 1997 presentation. Such reclassifications had no effect on net income.

     IMPACT OF RECENTLY ISSUED STANDARDS -- Statement of Financial Accounting Standards 131, "Disclosures About Segments of an Enterprise and Related Information" supersedes Statement of Financial Accounting Standards 14, "Financial Reporting for Segments of a Business Enterprise." Statement 131 establishes standards on the way that public companies report financial information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas, and major customers. Statement 131 defines segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

     Statement 131 is effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Management believes that the operations of Prima Electronics would presently comprise a separate segment as defined by Statement 131. Results of operations and financial position will be unaffected by implementation of these standards.

                    PRIMA INDUSTRIE S.P.A. AND SUBSIDIARIES

     UNAUDITED INTERIM INFORMATION -- The balance sheet as of March 31, 1998 and the statements of operations for the three-month periods ended March 31, 1998 and 1997 were taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) which are necessary to properly reflect the financial position of the Company for the interim periods presented.

2. LIQUIDITY:

     The Company's working capital needs have been funded primarily through bank lines-of-credit. In order to fund the Company's plans for growth and related research and development expenditures, additional equity or debt funding will be necessary. Management believes that the proceeds of the planned public offering will be adequate for this purpose. If the public offering is not successful, management's plans include pursuing long-term debt financing or changes in the planned rate of growth.

3. OTHER RECEIVABLES:

     Other receivables consist of the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1997      1996
                                                              ------    ------
                                                                ($ IN 000'S)
Tax refunds................................................   $1,641    $2,774
Other, primarily research and development grants...........      811       353
                                                              ------    ------
  Total....................................................   $2,452    $3,127
                                                              ------    ------
                                                              ------    ------

4. INVENTORIES:

     Inventories consist of the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1997      1996
                                                              ------    ------
                                                                ($ IN 000'S)
Raw materials..............................................   $5,426    $5,604
Work-in-progress...........................................    1,950     1,366
Finished goods.............................................      847       979
                                                              ------    ------
  Total....................................................   $8,223    $7,949
                                                              ------    ------
                                                              ------    ------

5. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1997      1996
                                                              ------    ------
                                                                ($ IN 000'S)
Land and leasehold improvements............................   $1,149    $1,084
Machinery and equipment....................................    3,277     4,819
Office furniture and fixtures..............................    1,433     1,709
                                                              ------    ------
  Total....................................................   $5,859    $7,612
                                                              ------    ------
                                                              ------    ------

                    PRIMA INDUSTRIE S.P.A. AND SUBSIDIARIES

6. INVESTMENTS AND OTHER ASSETS:

     Investments and other assets consist of the following:

                                                                 DECEMBER 31,
                                                                --------------
                                                                1997     1996
                                                                ----    ------
                                                                 ($ IN 000'S)
Treasury bonds and certificates of deposit...................   $261    $  590
Investments in and receivables from unconsolidated
  subsidiaries...............................................    206        --
                                                                ----    ------
  Total......................................................   $467    $  590
                                                                ----    ------
                                                                ----    ------


     In December 1997, the Company acquired a 25% interest in Macromeccanica S.p.A. (Macromeccanica) from an existing shareholder for approximately $340,000. Macromeccanica performs metal machining services and refurbishing of machine tools. The excess of cost over the Company's share of net assets of Macromeccanica is primarily attributed to the fair value of equipment, and is being amortized over 10 years.



     Summarized financial data of Macromeccanica in Italian GAAP for the year ended December 31, 1997 (unaudited) is as follows:


                                                                                                                     ($ IN 000'S)
                                                                                                                     ------------
Current assets....................................................................................................      $6,235
Other assets......................................................................................................         672
Total assets......................................................................................................       6,907
Current liabilities...............................................................................................       5,793
Non-current liabilities...........................................................................................         448
Net assets........................................................................................................         666
Net sales.........................................................................................................       6,966
Operating income..................................................................................................         236
Net income........................................................................................................          65


     Also in December 1997, the Company sold its machining equipment to Macromeccanica for approximately $600,000, which was its appraised value as financed by a third party. Macromeccanica will provide machining services to the Company with this equipment. The total gain on this transaction was approximately $576,000, of which $441,000 is included in the accompanying statement of operations and the remainder was eliminated due to the Company's 25% ownership.

                    PRIMA INDUSTRIE S.P.A. AND SUBSIDIARIES

7. NOTES PAYABLE AND LONG-TERM DEBT:

     Notes payable and long-term debt consist of the following:

                                                                                                              DECEMBER 31,
                                                                                                           -------------------
                                                                                                            1997        1996
                                                                                                           -------    --------
                                                                                                              ($ IN 000'S)
Borrowings under $2,641,000 bank line-of-credit, with interest at prime plus .5%*, without collateral...   $ 1,710    $  2,864
Borrowings under $10,163,000 bank line-of-credit, with interest at prime plus .5% for advances on accounts receivable and prime* for advances on customer orders collateralized by accounts receivable.
  Borrowing base is limited to 80% of accounts receivable and 50% of outstanding customer orders........     5,952       6,113
Loan from an Italian government agency for research funding, payable in annual installments of
  approximately $216,000 through 1999, plus interest at 4.5% collateralized by investments of $590,000..       301         559
Borrowings under factoring agreements with a financial institution, with interest at prime*,
  collateralized by accounts receivable.................................................................       328         935
Loan from Italian government agency, payable in annual installments of $33,000 from February 1998 through 2007, with interest at 2.1% through February 1998 and 8.37% from February 1998 through 2007,
  without collateral....................................................................................       294         335
Obligation under capital lease (Note 12)................................................................       189         333
Other...................................................................................................       142          85
                                                                                                           -------    --------
                                                                                                             8,916      11,224
Less current portion....................................................................................    (8,472)    (10,276)
                                                                                                           -------    --------
Total...................................................................................................   $   444    $    948
                                                                                                           -------    --------
                                                                                                           -------    --------

---------------


*The prime rate in Italy was 9% at December 31, 1997.


     Aggregate maturities of long-term debt are due as follows:

                          YEARS ENDING
                          DECEMBER 31,                             ($ IN 000'S)
                         -------------                             ------------
1998............................................................     $  8,472
1999............................................................          197
2000............................................................           23
2001............................................................           25
2002............................................................           27
Thereafter......................................................          172
                                                                   ------------
                                                                     $  8,916
                                                                   ------------
                                                                   ------------

8. DISPOSITION OF SAPRI, S.P.A.:

     During 1996, the Company sold its interest in Sapri, S.p.A., a 100% owned subsidiary engaged in the manufacture and sale of robotic systems, for approximately $570,000. The sale resulted in a gain of approximately $1,059,000. Sapri had net revenues of approximately $7,200,000 in 1995.

                    PRIMA INDUSTRIE S.P.A. AND SUBSIDIARIES

9. RESEARCH AND DEVELOPMENT GRANTS:

     Government grants for research and development projects are recorded when their realizability is assured. Grants received for current projects are credited to research and development expense. Grants received for completed projects are recorded as other operating revenue. Following is a summary of grants recorded for the periods indicated:

                                                           DECEMBER 31,
                                                    --------------------------
                                                     1997      1996      1995
                                                    ------    ------    ------
                                                           ($ IN 000'S)
Other operating revenue..........................   $  346    $1,207    $1,204
Offset to research and development expense.......      114       199       231
                                                    ------    ------    ------
Total............................................   $  460    $1,406    $1,435
                                                    ------    ------    ------
                                                    ------    ------    ------

10. INCOME TAXES:

     The components of the net deferred tax asset at December 31, 1997 are as follows:

                                                                     ($ IN 000'S)
                                                                     ------------
Inventory allowances..............................................     $    190
Accounts receivable allowances....................................          184
Warranty accrual..................................................          641
Loss carryforwards................................................        1,108
Other.............................................................           51
Depreciation......................................................          (67)
Grants............................................................          (29)
                                                                     ------------
Net deferred tax asset............................................        2,078
Valuation allowance...............................................       (2,078)
                                                                     ------------
                                                                       $     --
                                                                     ------------
                                                                     ------------

     Total income tax expense (benefit) differed from the amounts computed by applying the Italian statutory tax rate of 53.2% to pre-tax income primarily due to the fact that Prima Industrie and Prima Electronics file separate tax returns. Therefore, losses incurred by one company are not available to offset taxable income of the other. In addition, an equity tax is assessed each year on the net equity of the Company without regard to taxable income, and losses carried forward result in a reduced tax rate.

     As of December 31, 1997, the Company has net operating losses for Italian tax purposes of approximately $2,367,000 which, if not utilized, will expire in the years 1998 through 2000. These loss carryforwards are not offset dollar for dollar against future taxable income, but rather result in a reduced tax rate.

11. STOCKHOLDERS' EQUITY:

     In December 1994, due to significant losses incurred, the Company and its largest stockholder agreed to a recapitalization of the Company. 1,903,000 shares of the Company's common stock were canceled. The stockholder agreed to forgive outstanding loans of 3,000 million lire ($1,860,000), contingent upon the Company raising additional equity.

     In February 1995, an Italian government agency agreed to purchase 1,200,000 shares for a total of 500 million lire ($3,100,000). In addition, 1,370,000 shares of stock were sold to other stockholders for a total of 5,600 million lire ($3,600,000). Upon the completion of these transactions, the $1,860,000 in debt described above was forgiven. This amount was credited to stockholders' equity in 1995 as part of the recapitalization.

                    PRIMA INDUSTRIE S.P.A. AND SUBSIDIARIES

12. COMMITMENTS AND CONTINGENCIES:

     CAPITAL LEASE OBLIGATIONS -- The Company leases certain facilities under agreements classified as capital leases. Property under these leases has a cost of $824,000 and accumulated amortization of approximately $210,000 at December 31, 1997. The following is a schedule of future minimum lease payments under capital leases at December 31, 1997.

                                                                     ($ IN 000'S)
                                                                     ------------
Future minimum lease payments.....................................      $  260
Less amount representing interest.................................         (71)
                                                                     ------------
Present value of net minimum lease payments.......................         189
Less current portion..............................................        (189)
                                                                     ------------
                                                                        $   --
                                                                     ------------
                                                                     ------------

     OPERATING LEASES -- The Company also leases certain facilities under operating leases. Future minimum payments on noncancellable operating leases are as follows:

                           YEARS ENDING                                 ($ IN
                           DECEMBER 31,                                000'S)
                          -------------                              -----------
1998..............................................................      $ 195
1999..............................................................        206
2000..............................................................         48
                                                                     -----------
                                                                        $ 449
                                                                     -----------
                                                                     -----------

     Rent expense was approximately $321,000, $680,000, and $610,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

     LITIGATION -- The Company has been named as defendant in litigation matters arising from the ordinary course of business. In the opinion of the Company's management and after consultation with outside legal counsel, the ultimate resolution of these matters will not have a material adverse effect on the Company's financial condition, results of operations or cash flows. Subsequent to December 31, 1996, the Company discovered that the accrual for potential losses from litigation matters was understated by approximately $190,000 due to interest and inflation adjustments mandated by Italian law related to one matter which had commenced in 1985. The 1996 financial statements have been restated to reflect this accrual.

     COMMITMENTS -- In connection with customer financing under certain sales contracts, the Company has agreed to repurchase machines in the amount of $1,148,000 and $1,233,000 as of December 31, 1997 and 1996, respectively. The repurchase price is based on a percentage of the sales price, and decreases based on the amount of time elapsed since the sale. The Company believes that the repurchase prices are less than the market value of the machines, and does not consider any additional accrual for repurchase commitments to be necessary based on its past experience.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The estimated fair values for financial instruments under SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. Management estimates that the carrying amounts reported in the consolidated balance sheets for cash and equivalents, accounts receivable, investments, and notes payable approximate fair value because of the short-term maturity of these financial instruments.

14. CONCENTRATIONS OF CREDIT RISK:

     Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions described below.

                    PRIMA INDUSTRIE S.P.A. AND SUBSIDIARIES

     The Company operates in one industry segment, the manufacture of laser cutting and welding systems. The Company's primary customers are in one industry, automobile manufacturers and, thus, may be subject to similar economic risks. Financial instruments that subject the Company to credit risk consist principally of accounts receivable.

     At December 31, 1997, accounts receivable totaled $19,495,000 and the Company has provided an allowance for doubtful accounts of $345,000. The Company performs periodic credit evaluations on its customers' financial condition and believes that the allowance for doubtful accounts is adequate.

     The Company had sales in excess of 10% of total revenues to the following customers:

                                                                                           RECEIVABLE AT
                                                                                            DECEMBER 31,
                                                              1997      1996      1995          1997
                                                             ------    ------    ------    --------------
                                                                             ($ IN 000'S)
Customer A................................................   $6,022    $5,671         *        $2,030
Customer B................................................   $6,017    $5,526         *        $  558

---------------

*Less than 10%.

     Following is a summary of sales by geographic region:

                                                                         1997       1996       1995
                                                                        -------    -------    -------
                                                                                ($ IN 000'S)
Italy................................................................   $12,739    $13,153    $15,770
Other Western Europe.................................................    27,105     23,662     14,664
United States........................................................     3,548      2,471      2,320
Other................................................................       168      1,822      4,601
                                                                        -------    -------    -------
                                                                        $43,560    $41,108    $37,355
                                                                        -------    -------    -------
                                                                        -------    -------    -------

     The Company may also be exposed to certain risks as a result of its manufacturing operation being located in Italy which are not typically associated with companies operating in the United States. These include risks associated with the political, economic, social, and legal environment and foreign currency exchange rates. Management believes that it has adequately compensated for these risks. There can be no assurance, however, that changes in the political, economical, social, and other conditions will not result in any material adverse impact on the Company's business, financial condition or results of operations.

     The Company maintains most of its cash balances with various banks and financial institutions located in Italy. Consistent with local practice, such amounts are not insured or otherwise protected should the financial institutions be unable to meet their liabilities. There has been no history of such credit losses.

15. MERGER:

     On April 23, 1998, substantially all of the stockholders of the Company exchanged their shares for 2,700,000 shares of The PRIMA Group International, Inc. (PRIMA). This transaction will be accounted for as a recapitalization of the Company in a manner similar to a reverse acquisition, in which the transaction is treated as the issuance of stock by the Company for the net assets of PRIMA, and no goodwill or other intangibles will be recorded.

     The historical equity section and earnings per share of the Company have been restated in the accompanying financial statements to reflect the share exchange described above in a manner similar to a reverse stock split.

         The Company's Rapido 5 installed at Tier 1 supplier in Italy.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


     UNTIL               , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                               ------------------

                               TABLE OF CONTENTS


                                                        PAGE
                                                        ----

Prospectus Summary...................................     3
Risk Factors.........................................     6
Use of Proceeds......................................    13
Dividend Policy......................................    14
Capitalization.......................................    15
Dilution.............................................    16
Selected Consolidated Financial Data.................    17
Pro Forma Combined Financial Information.............    18
Management's Discussion and Analysis of Financial
  Condition and Results of Operations................    22
History of the Company...............................    33
Business.............................................    35
Management...........................................    41
Certain Transactions.................................    46
Certain Beneficial Owners............................    47
Description of Capital Stock.........................    48
Transfer Agent and Registrar.........................    48
Shares Eligible for Future Sale......................    49
Underwriting.........................................    50
Legal Matters........................................    51
Experts..............................................    51
Additional Information...............................    52
Index to Consolidated Financial Statements...........   F-1



                                2,000,000 SHARES
                                THE PRIMA GROUP
                              INTERNATIONAL, INC.
                                  COMMON STOCK
                                ----------------
                                   PROSPECTUS
                                ----------------
                           EBI SECURITIES CORPORATION


                        MILLENNIUM FINANCIAL GROUP, INC.



                       JOSEPH CHARLES & ASSOCIATES, INC.

                                            , 1998

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee and the NASD filing fee.


                                                                                           AMOUNT
                                                                                         TO BE PAID
                                                                                        -------------

Registration Fee.....................................................................   $    7,938.45
NASD Filing Fee......................................................................        3,639.50
Nasdaq National Market Listing fee...................................................       60,000.00
Printing.............................................................................      159,000.00
Legal Fees and Expenses..............................................................      312,000.00
Accounting Fees and Expenses.........................................................      245,631.00
Blue Sky Fees and Expenses...........................................................        9,500.00
Transfer Agent Fees..................................................................        5,500.00
Miscellaneous........................................................................      291,711.05
                                                                                        -------------
     Total...........................................................................   $1,100,000.00
                                                                                        -------------
                                                                                        -------------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its Directors and Officers against liabilities that they may incur in such capacities (plus reimbursement for expenses incurred) including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its Directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to
Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as Directors and officers. These provisions do not eliminate the Directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each Director will continue to be subject to liability for breach of the Director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the Director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the Director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the Director's duty to the Registrant or its stockholders when the Director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the Director's duty to the Registrant or its stockholder, for improper transactions between the Director and the Registrant and for improper distributions to stockholders and loans to Directors and officers. The provision also does not affect a Director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

     The Registrant has entered into indemnity agreements with each of its Directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a Director or an executive officer of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. The Registrant has entered into similar indemnity agreements with certain of its key employees.

     At present, there is no pending litigation or proceeding involving a Director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or Director.

     The Registrant has an insurance policy covering the officers and Directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     On July 29, 1997, the Registrant issued 150,000 shares to Mr. James R. Currier, Sr. and 150,000 shares to Mr. Giovanni Ciamaroni for a total consideration of $3,000. The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were attached to the share certificates issued in such transactions. All recipients had adequate access to information about the Registrant. Mr. James R. Currier, Sr. and Mr. Giovanni Ciamaroni have each delivered to the Registrant 149,850 shares (an aggregate of 299,700 shares) for cancellation and they did not receive consideration for the cancellation.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS


EXHIBIT NO.   DESCRIPTION
-----------   ----------------------------------------------------------------------------------------------------------

    1.1       Form of Underwriting Agreement*
    3.1       Certificate of Incorporation of Registrant+
    3.2       Bylaws of Registrant+
    5.1       Opinion of Rayburn, Moon & Smith, P.A.+
   10.1       Form of Indemnification Agreement with Directors and Officers+
   10.2       Employment agreement with James R. Currier, Sr.+
   10.3       Employment agreement with Gianfranco Carbonato+
   10.4       Employment agreement with Giovanni Ciamaroni+
   10.5       Employment agreement with Michael H. Gilbert+
   10.6       1997 Stock Incentive Plan+
   10.7       Cooperative Manufacturing and Selling Agreement dated July 15, 1997 between Strippit, Inc. and Prima
              Industrie S.p.A.+
   10.8       Supply Agreement dated April 29, 1996, between Atlas Copco Airpower NV and Prima Electronics S.p.A.+
   10.9       Selling and Manufacturing License Agreement dated July 11, 1997 by and between Prima Industrie S.p.A. and
              Beijing Machinery and Electricity Institute.+
   10.10      Form of Revolving Credit and Security Agreement.+
   10.11      Amended Agreement for Co-Development of Laser-on-Line Products and Technology by and among The PRIMA Group
              International, Inc., Prima Industrie S.p.A. and Prima Electronics S.p.A.+
   23.1       Independent Auditors' Consent
   23.2       Consent of Counsel (included in Exhibit 5.1)+
   23.3       Rule 438 Consent -- Michael A. Almond+
   23.4       Rule 438 Consent -- W. Edwin McMahan+
   24.1       Powers of Attorney+
   27         Financial Data Schedule+



---------------


+ Previously filed.



* To be filed by amendment.


(B) FINANCIAL STATEMENT SCHEDULES

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, The PRIMA Group International, Inc., a corporation organized and existing under the laws of the State of Delaware, has duly caused this Pre-Effective Amendment No. 6 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 13th day of July, 1998.


                                         THE PRIMA GROUP INTERNATIONAL, INC.

                                         By: /s/________________________________
                                                   JAMES R. CURRIER, SR.
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                              TITLE                             DATE
------------------------------------------------------  -----------------------------------------------   ---------------

                         /s/                            President, Chief Executive, and Director          July 13, 1998
                JAMES R. CURRIER, SR.                     (Principal Executive Officer)

                         /s/                            Vice President Finance and Administration,        July 13, 1998
                  MICHAEL H. GILBERT                      Secretary and Treasurer (Principal Financial
                                                          and Accounting Officer)

                         /s/                            Executive Vice President, Chief Operating         July 13, 1998
                 GIANFRANCO CARBONATO                     Officer and Director

                         /s/                            Vice President Sales and Marketing and Director   July 13, 1998
                  GIOVANNI CIAMARONI

                         /s/                            Chairman of the Board of Directors                July 13, 1998
                 GIAN MARIO ROSIGNOLO

                         /s/                            Director                                          July 13, 1998
                     HANS WERTHEN

                         /s/                            Director                                          July 13, 1998
                    PIO PELLEGRINI

                                 EXHIBIT INDEX

(A) EXHIBITS


EXHIBIT NO.   DESCRIPTION
-----------   ----------------------------------------------------------------------------------------------------------

    1.1       Form of Underwriting Agreement*
    3.1       Certificate of Incorporation of Registrant+
    3.2       Bylaws of Registrant+
    5.1       Opinion of Rayburn, Moon & Smith, P.A.+
   10.1       Form of Indemnification Agreement with Directors and Officers+
   10.2       Employment agreement with James R. Currier, Sr.+
   10.3       Employment agreement with Gianfranco Carbonato+
   10.4       Employment agreement with Giovanni Ciamaroni+
   10.5       Employment agreement with Michael H. Gilbert+
   10.6       1997 Stock Incentive Plan+
   10.7       Cooperative Manufacturing and Selling Agreement dated July 15, 1997 between Strippit, Inc. and Prima
              Industrie S.p.A.+
   10.8       Supply Agreement dated April 29, 1996, between Atlas Copco Airpower NV and Prima Electronics S.p.A.+
   10.9       Selling and Manufacturing License Agreement dated July 11, 1997 by and between Prima Industrie S.p.A. and
              Beijing Machinery and Electricity Institute.+
   10.10      Form of Revolving Credit and Security Agreement.+
   10.11      Amended Agreement for Co-Development of Laser-on-Line Products and Technology by and among The PRIMA Group
              International, Inc., Prima Industrie S.p.A. and Prima Electronics S.p.A.+
   23.1       Independent Auditors' Consent
   23.2       Consent of Counsel (included in Exhibit 5.1)+
   23.3       Rule 438 Consent -- Michael A. Almond+
   23.4       Rule 438 Consent -- W. Edwin McMahan+
   24.1       Powers of Attorney+
   27         Financial Data Schedule+


---------------
+ Previously filed.
* To be filed by amendment.